LOAN AGREEMENT


                                       among

                           EDISON BROTHERS STORES, INC.,
                              a Debtor in Possession

                                    as Borrower

                       EDISON BROTHERS APPAREL STORES, INC.,
                              a Debtor in Possession

                                    as Borrower

                            THE GUARANTORS NAMED HEREIN

                      THE FINANCIAL INSTITUTIONS NAMED HEREIN

                                    as Lenders

                                        and

                         BANKAMERICA BUSINESS CREDIT, INC.

                                     as Agent


                           Dated as of November 9, 1995


                                TABLE OF CONTENTS

                                                                          Page

     1.   DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . .   2
          1.1   Defined Terms  . . . . . . . . . . . . . . . . . . . . . .   2
          1.2   Accounting Terms   . . . . . . . . . . . . . . . . . . . .  25
          1.3   Other Terms  . . . . . . . . . . . . . . . . . . . . . . .  25

     2.   LOANS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
          2.1   Facility   . . . . . . . . . . . . . . . . . . . . . . . .  25
          2.2   Revolving Loans  . . . . . . . . . . . . . . . . . . . . .  25
          2.2A  Letters of Credit  . . . . . . . . . . . . . . . . . . . .  33
          2.3   Lenders' Failure to Perform  . . . . . . . . . . . . . . .  42
          2.4   Funding Indemnities  . . . . . . . . . . . . . . . . . . .  42
          2.5   Illegality   . . . . . . . . . . . . . . . . . . . . . . .  42
          2.6   Unavailability of Eurodollar Rate Loans  . . . . . . . . .  43
          2.7   Increased Capital  . . . . . . . . . . . . . . . . . . . .  44
          2.8   Joint and Several Liability  . . . . . . . . . . . . . . .  44

     3.   INTEREST AND OTHER CHARGES . . . . . . . . . . . . . . . . . . .  46
          3.1   Interest on Revolving Loans  . . . . . . . . . . . . . . .  46
          3.2   Maximum Interest Rate  . . . . . . . . . . . . . . . . . .  46
          3.3   Facility Fee   . . . . . . . . . . . . . . . . . . . . . .  47
          3.4   Unused Line Fee  . . . . . . . . . . . . . . . . . . . . .  47
          3.5   Administration Fee   . . . . . . . . . . . . . . . . . . .  47
          3.6   Letter of Credit Fee   . . . . . . . . . . . . . . . . . .  47
          3.7   Field Examination Fees   . . . . . . . . . . . . . . . . .  48
          3.8   Fees Not Interest; Fully Earned  . . . . . . . . . . . . .  48

     4.   PAYMENTS AND PREPAYMENTS . . . . . . . . . . . . . . . . . . . .  48
          4.1   Mandatory Payments and Prepayments; Apportionment of Payments
                and Prepayments among the Agent and the Lenders  . . . . .  48
          4.2   Manner, Time and Apportionment of Payments   . . . . . . .  49
          4.3   Indemnity for Returned Payments  . . . . . . . . . . . . .  52
          4.4   Application and Reversal of Payments   . . . . . . . . . .  52

     5.   AGENT'S AND LENDERS' BOOKS AND RECORDS;
          MONTHLY STATEMENTS . . . . . . . . . . . . . . . . . . . . . . .  53

     6.   SUPERPRIORITY  . . . . . . . . . . . . . . . . . . . . . . . . .  53
          6.1   Superpriority  . . . . . . . . . . . . . . . . . . . . . .  53
          6.2   Protection of Superpriority  . . . . . . . . . . . . . . .  54
          6.3   Location of Assets   . . . . . . . . . . . . . . . . . . .  54
          6.4   Title to, Liens on, and Sale and Use of Assets
                and Properties                                              55
          6.5   Reimbursement for Appraisals   . . . . . . . . . . . . . .  55
          6.6   Access and Examination   . . . . . . . . . . . . . . . . .  55
          6.7   Insurance  . . . . . . . . . . . . . . . . . . . . . . . .  56
          6.8   Asset Reporting  . . . . . . . . . . . . . . . . . . . . .  57
          6.9   [Intentionally Omitted]  . . . . . . . . . . . . . . . . .  58
          6.10  Collection of Accounts; Payments   . . . . . . . . . . . .  58
          6.11  Inventory; Perpetual Inventory   . . . . . . . . . . . . .  59
          6.12  Equipment  . . . . . . . . . . . . . . . . . . . . . . . .  60
          6.13  [Intentionally Omitted]  . . . . . . . . . . . . . . . . .  60
          6.14  Right to Perform or Cure   . . . . . . . . . . . . . . . .  60
          6.15  [Intentionally Omitted]  . . . . . . . . . . . . . . . . .  61
          6.16  Agent's Rights, Duties, and Liabilities  . . . . . . . . .  61

     7.   BOOKS AND RECORDS; FINANCIAL
          INFORMATION; NOTICES . . . . . . . . . . . . . . . . . . . . . .  61
          7.1   Books and Records  . . . . . . . . . . . . . . . . . . . .  61
          7.2   Financial Information  . . . . . . . . . . . . . . . . . .  61
          7.3   Notices to the Agent and the Lenders   . . . . . . . . . .  65

     8.   GENERAL WARRANTIES AND REPRESENTATIONS . . . . . . . . . . . . .  67
          8.1   Authorization, Validity, and Enforceability
                of this Agreement and the Loan Documents   . . . . . . . .  67
          8.2   [Intentionally Omitted]  . . . . . . . . . . . . . . . . .  68
          8.3   Organization and Qualification   . . . . . . . . . . . . .  68
          8.4   Corporate Name; Prior Transactions   . . . . . . . . . . .  68
          8.5   Subsidiaries and Affiliates  . . . . . . . . . . . . . . .  68
          8.6   Financial Statements and Forecasts   . . . . . . . . . . .  69
          8.7   Capitalization and Corporate Structure   . . . . . . . . .  70
          8.8   Reorganization Matters   . . . . . . . . . . . . . . . . .  70
          8.9   Title to Property  . . . . . . . . . . . . . . . . . . . .  70
          8.10  [Intentionally Omitted].   . . . . . . . . . . . . . . . .  70
          8.11  Proprietary Rights   . . . . . . . . . . . . . . . . . . .  70
          8.12  Trade Names and Terms of Sale  . . . . . . . . . . . . . .  71
          8.13  Litigation   . . . . . . . . . . . . . . . . . . . . . . .  71
          8.14  Restrictive Agreements   . . . . . . . . . . . . . . . . .  71
          8.15  Labor Disputes   . . . . . . . . . . . . . . . . . . . . .  71
          8.16  Environmental Laws   . . . . . . . . . . . . . . . . . . .  71
          8.17  No Violation of Law  . . . . . . . . . . . . . . . . . . .  72
          8.18  No Default   . . . . . . . . . . . . . . . . . . . . . . .  72
          8.19  ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . .  72
          8.20  Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . .  73
          8.21  Use of Proceeds  . . . . . . . . . . . . . . . . . . . . .  73
          8.22  Private Offerings  . . . . . . . . . . . . . . . . . . . .  74
          8.23  Broker's Fees  . . . . . . . . . . . . . . . . . . . . . .  74
          8.24  No Material Adverse Change   . . . . . . . . . . . . . . .  74
          8.25  Disclosure   . . . . . . . . . . . . . . . . . . . . . . .  74

     9.   AFFIRMATIVE AND NEGATIVE COVENANTS . . . . . . . . . . . . . . .  75
          9.1   Taxes and Other Obligations  . . . . . . . . . . . . . . .  75
          9.2   Corporate Existence and Good Standing  . . . . . . . . . .  75
          9.3   Compliance with Law and Agreements; Maintenance
                of Licenses                                                 76
          9.4   Maintenance of Property and Insurance  . . . . . . . . . .  76
          9.5   Environmental Laws   . . . . . . . . . . . . . . . . . . .  77
          9.6   Mergers, Consolidations, Acquisitions, or Sales  . . . . .  77
          9.7   Distributions; Issuance of Shares; Etc.  . . . . . . . . .  78
          9.8   Transactions Affecting Obligations   . . . . . . . . . . .  78
          9.9   Guaranties   . . . . . . . . . . . . . . . . . . . . . . .  78
          9.10  Debt   . . . . . . . . . . . . . . . . . . . . . . . . . .  79
          9.11  Debt Payments and Prepayments; Modification of Debt Terms   80
          9.12  Transactions with Affiliates   . . . . . . . . . . . . . .  80
          9.13  Non-Loan Party Subsidiaries  . . . . . . . . . . . . . . .  81
          9.14  Business Conducted   . . . . . . . . . . . . . . . . . . .  81
          9.15  Liens  . . . . . . . . . . . . . . . . . . . . . . . . . .  81
          9.16  Sale and Leaseback Transactions  . . . . . . . . . . . . .  81
          9.17  New Subsidiaries   . . . . . . . . . . . . . . . . . . . .  81
          9.18  Restricted Investments   . . . . . . . . . . . . . . . . .  81
          9.19  Capital Expenditures   . . . . . . . . . . . . . . . . . .  81
          9.20  Minimum EBITDA   . . . . . . . . . . . . . . . . . . . . .  82
          9.21  Termination of Liens   . . . . . . . . . . . . . . . . . .  82
          9.22  Fiscal Year.   . . . . . . . . . . . . . . . . . . . . . .  82
          9.23  ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . .  82
          9.24  Interim Bankruptcy Court Order; Final
                Bankruptcy Court Order; Administrative
                Expense Claim Priority   . . . . . . . . . . . . . . . . .  84
                9.25 Supplemental Disclosure   . . . . . . . . . . . . . .  84
          9.26  Further Assurances   . . . . . . . . . . . . . . . . . . .  84

     10.  CONDITIONS OF LENDING  . . . . . . . . . . . . . . . . . . . . .  85
          10.1  Conditions Precedent to Revolving Loans on the Closing Date 85
          10.2  Conditions Precedent to Each Revolving Loan and Each Letter
                of Credit  . . . . . . . . . . . . . . . . . . . . . . . .  87

     11.  DEFAULT; REMEDIES  . . . . . . . . . . . . . . . . . . . . . . .  90
          11.1  Events of Default  . . . . . . . . . . . . . . . . . . . .  90
          11.2  Remedies   . . . . . . . . . . . . . . . . . . . . . . . .  94

     12.  TERM AND TERMINATION . . . . . . . . . . . . . . . . . . . . . .  94

     13.  WAIVER, AMENDMENTS; ASSIGNMENTS; SUCCESSORS  . . . . . . . . . .  95
          13.1  No Waiver  . . . . . . . . . . . . . . . . . . . . . . . .  95
          13.2  Amendments and Waivers   . . . . . . . . . . . . . . . . .  95
          13.3  Assignments; Participations  . . . . . . . . . . . . . . .  96

     14.  THE AGENT  . . . . . . . . . . . . . . . . . . . . . . . . . .   101
          14.1  Appointment  . . . . . . . . . . . . . . . . . . . . . .   101
          14.2  Nature of Duties . . . . . . . . . . . . . . . . . . . .   102
          14.3  Rights, Exculpation, Etc . . . . . . . . . . . . . . . .   103
          14.4  Reliance . . . . . . . . . . . . . . . . . . . . . . . .   104
          14.5  Indemnification  . . . . . . . . . . . . . . . . . . . .   104
          14.6  Agent in Individual Capacity . . . . . . . . . . . . . .   105
          14.7  Successor Agent  . . . . . . . . . . . . . . . . . . . .   105

     15.  MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . .   106
          15.1  Cumulative Remedies  . . . . . . . . . . . . . . . . . .   106
          15.2  Severability . . . . . . . . . . . . . . . . . . . . . .   106
          15.3  Governing Law  . . . . . . . . . . . . . . . . . . . . .   106
          15.4  Intentionally Omitted  . . . . . . . . . . . . . . . . .   106
          15.5  Waiver of Jury Trial, Etc  . . . . . . . . . . . . . . .   106
          15.6  Survival of Representations and Warranties . . . . . . .   107
          15.7  General Indemnification  . . . . . . . . . . . . . . . .   107
          15.8  Fees and Expenses  . . . . . . . . . . . . . . . . . . .   109
          15.9  Notices  . . . . . . . . . . . . . . . . . . . . . . . .   110
          15.10  Waiver of Notices . . . . . . . . . . . . . . . . . . .   112
          15.11  Binding Effect; Disclosure  . . . . . . . . . . . . . .   112
          15.12  Modification  . . . . . . . . . . . . . . . . . . . . .   113
          15.13  Counterparts  . . . . . . . . . . . . . . . . . . . . .   113
          15.14  Captions  . . . . . . . . . . . . . . . . . . . . . . .   113
          15.15  Right of Setoff . . . . . . . . . . . . . . . . . . . .   113
          15.16 [Intentionally Omitted]  . . . . . . . . . . . . . . . .   113
          15.17  Liens in Favor of Federal Reserve Board . . . . . . . .   113
          15.18  Other Security and Guaranties . . . . . . . . . . . . .   114
          15.19  Field Audit and Examination Reports;
                 Disclaimer by Lenders   . . . . . . . . . . . . . . . .   114
          15.20  Defaulting Lenders' Rights  . . . . . . . . . . . . . .   115

     16.  GUARANTEES . . . . . . . . . . . . . . . . . . . . . . . . . .   116


     Schedules and Exhibits

     Schedule 6.3           Locations of Assets
     Schedule 6.7           Insurance
     Schedule 6.11          Inventory
     Schedule 8.4           Corporate Name
     Schedule 8.5           Subsidiaries and Affiliates
     Schedule 8.7           Capitalization
     Schedule 8.9           [INTENTIONALLY OMITTED]
     Schedule 8.10          [INTENTIONALLY OMITTED]
     Schedule 8.11          Proprietary Rights
     Schedule 8.12          Trade Names and Terms of Sale
     Schedule 8.13          Litigation
     Schedule 8.14          Restrictive Agreements
     Schedule 8.15          [INTENTIONALLY OMITTED]
     Schedule 8.16          Environmental
     Schedule 8.18          Defaults
     Schedule 8.19          ERISA
     Schedule 8.24          Material Adverse Change
     Schedule 9.6           [INTENTIONALLY OMITTED]
     Schedule 9.10          Debt
     Schedule 9.11          Certain Debt
     Schedule 9.14          [INTENTIONALLY OMITTED]
     Schedule 9.15           Liens
     Schedule 10.1(b)       Documents



     Exhibit A              [INTENTIONALLY OMITTED]
     Exhibit B              Form of Interim Bankruptcy Order
     Exhibit C              [INTENTIONALLY OMITTED]
     Exhibit D              [INTENTIONALLY OMITTED]
     Exhibit E              [INTENTIONALLY OMITTED]
     Exhibit F              Form of Notice of Borrowing
     Exhibit G              Form of Notice of Conversion
     Exhibit H              Form of Borrowing Base Certificate
     Exhibit I              [INTENTIONALLY OMITTED]
     Exhibit J              Form of Assignment and Acceptance



                LOAN AGREEMENT, dated as of November 9, 1995, among the financial institutions listed on the signature pages hereof (such financial institutions, together with their respective successors and assigns, are referred to hereinafter each individually as a "Lender" and collectively as the "Lenders"), BANKAMERICA BUSINESS CREDIT, INC., a Delaware corporation, as agent for the ratable benefit of itself and the Lenders, with offices at 40 East 52nd Street, New York, New York 10022 and EDISON BROTHERS STORES, INC., a Delaware corporation and a Debtor in Possession, with offices at 501 North Broadway, St. Louis, Missouri 63102 ("Parent"), EDISON BROTHERS APPAREL STORES, INC, a Missouri corporation and a Debtor in Possession, with offices at 501 North Broadway, St. Louis, Missouri 63102 ("Apparel", and together with the Parent, jointly and severally, the "Borrower"), and the Guarantors named herein and signatories hereto.



                                W I T N E S S E T H


                WHEREAS, on November 3, 1995 (the "Filing Date"), the Borrower and its domestic Subsidiaries each filed in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") a petition for reorganization under Chapter 11 of the Bankruptcy Code (as defined hereinafter); and

                WHEREAS, the Borrower and the Guarantors entered into a Loan and Security Agreement dated as of September 22, 1995 (as amended, modified and supplemented, the "Pre-Petition Loan Agreement") with BankAmerica Business Credit, Inc. ("BankAmerica") in its individual capacity, pursuant to which BankAmerica made available to the Borrower revolving loans (the "Pre-Petition Revolving Loans") and letters of credit (the "Pre-Petition Letters of Credit"); and

                WHEREAS, the Borrower has requested the Agent and the Lenders to make available to the Borrower a revolving line of credit for loans and letters of credit in an aggregate amount not to exceed $200,000,000 outstanding at any one time, which revolving line of credit the Borrower will use to repay the Pre-Petition Revolving Loans and for its ongoing working capital needs for the period commencing on the Closing Date (as defined hereinafter) through (but not including) the Termination Date (as defined hereinafter);

                WHEREAS, the Parent provides cash and other services to each Guarantor and either purchases inventory on behalf of such Guarantor or pays for the inventory purchased by such Guarantor as a result of which the Guarantors will derive substantial benefit from the effectiveness of this Agreement;

                NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in this Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged, the Borrower, the Guarantors, the Agent and the Lenders hereby agree as follows:

                1.   DEFINITIONS.

                1.1  Defined Terms.  As used herein:


                "Account" means a Loan Party's right to payment for a sale or lease and delivery of goods or rendition of services in the ordinary course of any Loan Party's business.

                "Account Debtor" means each Person obligated in any way on or in connection with an Account.

                "Affiliate" means a Person (other than any Lender or an Affiliate of a Lender) (A) which, directly or indirectly, controls, is controlled by or is under common control with, the Borrower; (b) which beneficially owns or holds, directly or indirectly, five percent (5%) or more of any class of voting stock of the Borrower; or (c) five percent (5%) or more of any class of the voting stock (or if such person is not a corporation, five percent (5%) or more of the equity interest) of which is beneficially owned or held, directly or indirectly, by the Borrower. The term control (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Person in question.

                "Agent" means BankAmerica Business Credit, Inc. solely in its capacity as agent for the ratable benefit of itself and the Lenders, and any successor Agent appointed pursuant to Section 14.7.

                "Agent Advances" has the meaning set forth in
     Section 2.2(g)(i).

                "Agreed Administrative Expense Claim Priorities" means the administrative expense claims incurred by the Borrower in the Chapter 11 Case and shall have the following order of priority:

                     first, (i) amounts payable pursuant to 28 U.S.C.
          section 1930(a)(6) and (ii) allowed fees and expenses of attorneys, accountants, financial advisors and consultants retained by the Borrower or any official creditors committee appointed in the Chapter 11 Case pursuant to sections 327 or 1103 of the Bankruptcy Code (except to the extent that such fees and expenses represent services or were incurred in the prosecution of actions, claims or causes of action against BankAmerica, the Agent or any Lender relating to any Loan Document or the Facility or the Pre-Petition Loan Documents), but the amount entitled to priority under clause
          (ii) of this clause first shall not exceed $5,000,000;

                     second, all Obligations;

                     third, all other allowed administrative expense claims.

                "Agreement" means this Loan Agreement, as amended, restated, modified or supplemented from time to time in accordance with the terms hereof.

                "Assignment and Acceptance" has the meaning specified in
     Section 13.3(a).

                "Attorney Costs" means and includes all fees and disbursements of any law firm or other external counsel engaged by the Agent, the allocated cost of internal legal services of the Agent and all disbursements of internal counsel of the Agent.

                "Availability" means:

          (i) the lesser at any point in time of: (A) (i) at all times prior to the Final Bankruptcy Court Order Date, $ 100,000,000 and (ii) at all times on and after the Final Bankruptcy Court Order Date, $200,000,000, or (B) the sum of (x) fifty percent (50%) of the value of Eligible Inventory of the Loan Parties calculated at the lower of book value (determined on a first-in-first-out basis) and market value and
     (y) ninety-five percent (95%) of the amount of cash deposited with Agent (which may be invested by the Agent in investments permitted under the definition of "Restricted Investments") pursuant to an agreement (and any necessary Bankruptcy Court order) in form and substance satisfactory to the Agent, minus

         (ii) the sum of: (A) the unpaid principal balance of Revolving Loans at that time plus the amount, if any, of (x) amounts drawn under the Letters of Credit to the extent not already included in the Revolving Loans, and (y) one-hundred percent (100%) of the undrawn amount of all Letters of Credit plus (B) reserves, in the Agent's reasonable discretion, for accrued interest on the Revolving Loans plus
     (C) reserves for rebates due the Loan Parties on Inventory purchases made by the Loan Parties and reserves for shrinkage of Inventory plus
     (D) all other reserves (including, without limitation, reserves with respect to Permitted Liens or litigation) which the Agent in its reasonable discretion deems necessary or desirable to maintain with respect to the Loan Party's account, including, without limitation, any amounts which the Agent may be obligated to pay in the future for the account of any Loan Party, minus

              (iii) reserves (including, without limitation, the Carve-Out Reserve) for Carve-Out Expenses, claims against any Loan Party under
     Section 506(c) of the Bankruptcy Code and other claims that the Agent reasonably believes could have priority over the Obligations.

                "BankAmerica" has the meaning specified in the recitals to this Agreement.

                "BankAmerica Revolving Loan" and "BankAmerica Revolving Loans" have the respective meanings specified in Section 2.2(f).

                "Bankruptcy Code" means Title 11 of the United States Code entitled "Bankruptcy," as now or hereafter in effect, or any successor thereto.

                "Bankruptcy Court" has the meaning set forth in the preamble to this Agreement.

                "Boatmen s" means The Boatmen s National Bank of St. Louis.

                "Borrower" has the meaning specified in the recitals to this Agreement.

                "Business Day" means any day that is not a Saturday, Sunday, or day on which banks in New York, New York or San Francisco, California are required or permitted to close.

                "Capital Expenditures" means, in respect of any Person, all expenditures for the purchase or construction of fixed assets, plant or equipment or leasehold improvements that are or should be capitalized in accordance with GAAP, including, without limitation, in connection with Capital Leases.

                "Capital Lease" means any lease of Property by the Borrower or any of its Subsidiaries that, in accordance with GAAP, should be reflected as a liability on the balance sheet of the Borrower or such Subsidiary.

                "Carve-Out Expenses" means those amounts, fees, expenses and claims set forth in clause "first" of the definition of the term "Agreed Administrative Expense Claim Priorities."

                "Carve-Out Reserve" means at any time an amount equal to (i) $5,000,000 less (ii) the aggregate amount of Priority Professional Expenses the payment of which has been approved by the Bankruptcy Court and which have actually been paid on or after the occurrence of an Event of Default through and including such time.

                "Change of Control" means the transfer, sale, assignment or lease of all or substantially all of the Property of the Parent and its Subsidiaries in a single transaction or in a series of transactions.

                "Chapter 11 Case" means the Borrower's and its domestic Subsidiaries' reorganization cases under chapter 11 of the Bankruptcy Code pending in the Bankruptcy Court.

                "Closing Date" means November 9, 1995.

                "Code" means the Internal Revenue Code of 1986, as amended.

                "Commitment" means, with respect to each Lender, the amount set forth beside such Lender's name under the heading Commitment on the signature pages of this Agreement or on the signature page of an effective Assignment and Acceptance pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 13.3, as such Commitment shall be adjusted in accordance with Section 13.3 as reflected in the Register mentioned maintained by the Agent in accordance with Section 13.3(c), and "Commitments" shall, collectively, mean the aggregate amount of the Commitments of all the Lenders which, as of the Interim Bankruptcy Court Order Date, equals $100,000,000 and as of the Final Bankruptcy Court Order Date equals $200,000,000.

                "Debt" means all liabilities, obligations and indebtedness of the Borrower or any Subsidiary of the Borrower to any Person, of any kind or nature, now or hereafter owing, arising, due or payable, howsoever evidenced, created, incurred, acquired or owing, whether pri-mary, secondary, direct, contingent, fixed or otherwise. Without in any way limiting the generality of the foregoing, Debt shall specifically include the following:

                (i) the Borrower's or any of its Subsidiaries' liabilities and obligations to trade creditors;

               (ii)  all Obligations;

              (iii) all obligations and liabilities of any Person secured by any Lien on the Borrower's or any of its Subsidiaries' Property, even though the Borrower or such Subsidiary shall not have assumed or become liable for the payment thereof; provided, however, that all such obligations and liabilities which are limited in recourse to such Property shall be included in Debt only to the extent of the book value of such Property as would be shown on a balance sheet of the Borrower or such Subsidiary, as the case may be, prepared in accordance with GAAP;

               (iv) all obligations and liabilities created or arising under any Capital Lease or conditional sale or other title retention agreement with respect to Property used or acquired by the Borrower or any Subsidiary of the Borrower, even if the rights and remedies of the lessor, seller or lender thereunder are limited to repossession of such Property; provided, however, that all such obligations and liabilities which are limited in recourse to such Property shall be included in Debt only to the extent of the book value of such Property as would be shown on a balance sheet of the Borrower or such Subsidiary, as the case may be, prepared in accor-dance with GAAP;

                (v) all accrued pension fund and other employee benefit plan obligations and liabilities;

               (vi)  all obligations and liabilities under Guaranties; and

              (vii)  deferred taxes.

                "Debt for borrowed money" means Debt for borrowed money or as evidenced by notes, bonds, debentures or similar evidences of any such Debt of such Person, the deferred and unpaid purchase price of any property or business (other than trade accounts payable incurred in the ordinary course of business and constituting current liabilities), and all obligations under Capital Leases.

                "Defaulted Amount" has the meaning set forth in Section
     4.2(d).

                "Defaulting Lender" means any Lender (a) which has defaulted in its obligation to fund its Pro Rata Share of any Revolving Loan, any participation under this Agreement or any other amount owing to the Agent or BankAmerica under any Loan Document to the extent that such default is continuing or (b) as to which any Public Authority has advised the Borrower or the Agent that such Lender does not intend to continue to fund such Lender's pro rata share of any future Revolving Loan or participation hereunder.

                "Distribution" means, in respect of any corporation: (a) the payment or making of any dividend or other distribution of Property in respect of capital stock of such corporation, other than distributions in capital stock of the same class; and (b) the redemption or other acquisition of any capital stock of such corporation.

                "Distribution Amount" has the meaning set forth in Section
     4.2(d).

                "DOL" means the United States Department of Labor or any successor agency.

                "EBITDA" means, for any period, the sum of (i) net income determined in accordance with GAAP (without taking into account any extraordinary gains or non-cash extraordinary losses), plus, to the extent deducted in computing net income, the sum of (ii) interest expense determined in accordance with GAAP, (iii) depreciation and amortization, (iv) professional fees and other restructuring charges incurred by the Loan Parties during the Chapter 11 Cases not in excess of $150,000,000 during the Fiscal Year ending on or about January 31, 1996 and $60,000,000 during each Fiscal Year thereafter, and (v) federal, state and local income taxes, in each case for Parent and its consolidated Subsidiaries, determined in accordance with GAAP.

                "Eligible Inventory" means finished goods Inventory that:

                (a) is not, in the Agent's sole judgment, obsolete or unmerchantable;

                (b) is located at premises owned by or leased to a Loan Party or on premises otherwise reasonably acceptable to the Agent within the United States or is in transit in the United States to such premises (other than in transit from vendors) or is located outside of the United States and is in transit to such premises (other than in transit from vendors) and is subject to a merchandise Letter of Credit issued pursuant to Section 2.2A;

                (c) the Agent otherwise deems eligible as the basis for Revolving Loans and Letters of Credit based on such other credit considerations as the Agent may from time to time establish in its sole discretion; and

                (d) is not subject to a Lien in favor of Mercantile or any other issuer or provider of letters of credit or any other Person, whether under the Mercantile Letter of Credit Facility, or otherwise.

     Without intending to limit the Agent's discretion to establish other criteria of eligibility, inventory located outside of the continental United States, Alaska and Hawaii (other than as set forth in clause (b) above), piece-work, packaway inventory, packaging and shipping material, supplies, bill and hold Inventory, non-first quality returned Inventory, defective Inventory, raw materials, work-in-process, excess or slow moving Inventory or Inventory delivered to the Borrower on consignment shall not constitute Eligible Inventory.

                "Entry Date" means the date the Interim Bankruptcy Court Order is entered.

                "Environmental Laws" means all federal, state and local laws, rules, regulations, ordinances, and consent decrees relating to the health, safety, hazardous substances, and environmental matters applicable to the Borrower's or any of its Subsidiaries' business and facilities (whether or not owned by it). Such laws and regulations include but are not limited to the Resource Conservation and Recovery
     Act of 1976, 42 U.S.C. section 6901 et seq., as amended; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42
     U.S.C. section 9601 et seq., as amended; the Toxic Substances Control
     Act, 15 U.S.C. section 2601 et seq., as amended; the Clean Water Act, 33 U.S.C. section 466 et seq., as amended; the Clean Air Act, 42 U.S.C.
     section 7401 et seq., as amended; any federal state or local "Superfund" or "Superlien" law and other environmental cleanup programs; and any other federal, state, or local statute, rule, regulation, order judgment or decree, as now or at any time hereafter amended or in effect and then applicable to the Borrower or any of its Subsidiaries that regulates, restates or imposes liability or standards of conduct concerning air emissions, water discharges or run-off, noise emissions, waste management or otherwise concerns the protection of the environment or of health or safety from environmental risks.

                "Equipment" means all of the Loan Parties' now owned and hereafter acquired machinery, equipment, furniture, furnishings, fixtures, and other tangible personal property (except Inventory), including, without limitation, data processing hardware and software, motor vehicles, aircraft, dies, tools, jigs, and office equipment, as well as all of such types of property leased by any Loan Party and all of any Loan Party's rights and interests with respect thereto under such leases (including, without limitation, options to purchase); together with all present and future additions and accessions thereto, replacements therefor, component and auxiliary parts and supplies used or to be used in connection therewith, and all substitutes for any of the foregoing, and all manuals, equipment drawings, instructions, warranties and rights with respect thereto wherever any of the foregoing is located.

                "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                "Eurodollar Rate" means, for each Interest Period in respect of any Eurodollar Rate Loan, an interest rate per annum (rounded upward to the nearest 1/16th of 1%) determined pursuant to the following formula:

                         Eurodollar Rate = LIBOR
                                           1.00 -  Eurodollar Reserve
     Percentage

     Where:

     "Eurodollar Reserve Percentage" means the maximum reserve percentage (expressed as a decimal, rounded upward to the nearest 1/100th of 1%) in effect on the date LIBOR for such Interest Period is determined (whether or not applicable to Bank of America National Trust and Savings Association) under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities") having a term comparable to such Interest Period; and

     "LIBOR" means the rate of interest per annum equal to the rate of interest per annum notified to the Agent by Bank of America National Trust and Savings Association as the rate of interest at which dollar deposits in an amount approximately equal to the amount of the Revolving Loan to be made or continued as, or converted into, a Eurodollar Rate Loan by BankAmerica and having a maturity equal to such Interest Period would be offered to major banks in the London interbank market at their request at or about 11:00 A.M. (London time) on the second Business Day before the commencement of such Interest Period.

               "Eurodollar Rate Loan" means a Revolving Loan bearing interest based on the Eurodollar Rate in accordance with Article 2.

               "Event" means any event or condition which, with notice, the passage of time, or any combination thereof, would constitute an Event of Default.


               "Event of Default" has the meaning specified in Section 11.1.

               "Facility" has the meaning specified in Section 2.1.

               "Federal Funds Rate" means for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

               "Federal Reserve Board" means the Board of Governors of the Federal Reserve System.

               "Filing Date" means November 3, 1995.

               "Final Bankruptcy Court Order" means an order of the Bankruptcy Court in form, scope and substance acceptable to the Agent and the Majority Lenders finally approving this Agreement and the other Loan Documents, as the same may be amended, modified or supplemented from time to time with the express written joinder and consent of the Agent, the Majority Lenders and the Borrower, which order has not been vacated, appealed with respect to the question of whether Agent or any Lender is a good faith lender under Section 364(e) of the Bankruptcy Code, reversed, stayed, modified or supplemented.

               "Final Bankruptcy Court Order Date" means the date (which shall be no later than January 2, 1996) on which the Final Bankruptcy Court Order shall have been duly entered by the Bankruptcy Court and shall be in full force and effect, and shall not have been reversed, stayed, modified or amended, absent written consent of the Agent, the Majority Lenders and the Borrower.

               "Financial Statements" means, with respect to the Parent and its Subsidiaries for any period, the then most recent consolidated financial statements of the Parent and its Subsidiaries delivered pursuant to Section 7.2(a) or (b) and prior to the delivery of financial statements pursuant to Section 7.2(a) or (b), the financial statements of the Parent and its Subsidiaries referred to in Section 8.6(b).

               "Fiscal Year" means the Parent's fiscal year for financial accounting purposes. The fiscal year of the Parent ends on the Saturday closest to January 31 of each year.

               "GAAP" means at any particular time generally accepted accounting principles consistently applied and as in effect at such time; provided, however, that for the purpose of determining compliance by the Borrower with Section 9.18 and Section 9.19, "GAAP" shall mean generally accepted accounting principles consistently applied and as in effect as of the date hereof.

               "Guarantor" means each of the entities designated as such on the signature pages hereto.

               "Guaranty" by any Person means all obligations of such Person which in any manner directly or indirectly guarantee the payment or performance of any indebtedness or other obligation of any other Person
     (the "guaranteed obligations"), or assure or in effect assure the holder


     of the guaranteed obligations against loss in respect thereof, including, without limitation, any such obligations incurred through an agreement, (a) to purchase the guaranteed obligations or any Property constituting security therefor; or (b) to advance or supply funds for the purchase or payment of the guaranteed obligations or to maintain a working capital or other balance sheet condition.

               "Governmental Authority" shall mean any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality or any court, in each case whether of the United States or foreign.

               "Indemnified Party" has the meaning specified in Section 15.7.

               "Intercompany Accounts" means all assets and liabilities, however arising, which are due to any Loan Party from, which are due from any Loan Party to, or which otherwise arise from any transaction by any Loan Party with, any Affiliate.

               "Interest Payment Date" means (i) with respect to any Reference Rate Loan, the first Business Day of each month, commencing December 1, 1995 and (ii) with respect to any Eurodollar Rate Loan, the last day of the Interest Period applicable thereto and with respect to an Interest Period of six months, at the end of the first three months.

               "Interest Period" means, as to any Eurodollar Rate Loan, the period commencing on the date of such Eurodollar Rate Loan and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect with respect to Eurodollar Rate Loans; provided, however, that (x) if an Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, with respect to Eurodollar Rate Loans, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (y) no Interest Period shall end later than the last day of the scheduled term of this Agreement and (z) interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

               "Interim Bankruptcy Court Order" means the order of the Bankruptcy Court substantially in the form attached hereto as Exhibit B, as the same may be amended, modified or supplemented from time to time with the express written consent of the Agent, the Majority Lenders and the Borrower.

               "Interim Bankruptcy Court Order Date" means the date (which shall be no later than November 11, 1995) on which each of the following shall have occurred: (i) the Interim Bankruptcy Court Order shall have been duly entered by the Bankruptcy Court and shall be in full force and effect, and shall not have been appealed with respect to the question of whether Agent or any Lender is a good faith lender under Section 364(e) of the Bankruptcy Code, reversed, stayed, modified, supplemented, vacated or amended, absent written consent of the Agent, the Majority Lenders and the Borrower; and (ii) the Agent shall have determined that all conditions set forth in Article 10 shall have been satisfied or waived by the Agent and the requisite Lenders (treating the Interim Bankruptcy Court Order Date as the date on which the initial Revolving Loan is funded).


               "Inventory" means all of the Loan Parties' now owned and hereafter acquired inventory, goods, merchandise, and other personal property, wherever located in the United States or, if covered by a Letter of Credit, within or outside of the United States, to be furnished by any Loan Party under any contract of service or held for sale or lease, all raw materials, work-in-process, finished goods, returned and repossessed goods, and materials and supplies of any kind, nature or description which are or might be used or consumed in a Loan Party's business or used in connection with the manufacture, packing, shipping, advertising, selling or finishing of such inventory, goods, merchandise and such other personal property, and all documents of title or other documents representing them. For purposes of all calculations and valuations in this Agreement, unless otherwise expressly indicated, all Inventory shall be calculated and valued at the lower of book value (determined on a first-in-first-out basis) and market value.

               "IRS" means the Internal Revenue Service or any successor agency.

               "Latest Forecasts" means: the forecasts of the financial condition, results of operations, and cash flow of the Parent and its Subsidiaries on a consolidated basis for the period ending January 31, 1997, as referred to in Section 8.6(a).

               "Lender" or "Lenders" has the meaning specified in the preamble to this Agreement.

               "Letter of Credit" has the meaning specified in Section 2.2A.

               "Lien" means: any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute, or contract, and including without limitation, a security interest, charge, claim, or lien arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, agreement, or conditional sale, or a lease, consignment or bailment for security purposes, or any reservation, exception, encroachment, easement, right-of-way, condition, restriction, lease or other title exception or encumbrance affecting Property.

               "Loan Account" means the loan account of the Borrower, which account shall be maintained by the Agent.

               "Loan Documents" means this Agreement, the Payment Account Agreements and all other agreements, instruments and documents heretofore, now or hereafter evidencing, guaranteeing or otherwise relating to the Obligations.

               "Loan Party" and "Loan Parties" means, jointly and severally, the Borrower and the Guarantors.

               "Majority Lenders" means, at any time, Lenders whose Pro Rata Shares aggregate more than 50%.

               "Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect upon the operations, business, properties, condition (financial or otherwise) or prospects of the Parent and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform under any Loan Document and to avoid any Event of Default; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Parent or any of its Subsidiaries of any Loan Document.

               "Mercantile" means Mercantile Bank of St. Louis National Association.

               "Mercantile Letter of Credit Facility" shall mean (i) the On Line and International Banking System Agreement dated May 27, 1992 as amended to date between Mercantile and Parent; (ii) the Modification to On-Line International Banking System Agreement dated September 22, 1995 between Mercantile and the Parent; (iii) the Commercial LC Facility Guaranty dated as of September 22, 1995 by certain subsidiaries of the Parent in favor of Mercantile; and (iv) the Letter Agreement (as defined in the Commercial LC Facility Guaranty referred to in clause (iii) above).

               "Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA.

               "Non-Loan Party Subsidiaries" shall mean the entities listed on Schedule 3.

               "Notice of Borrowing" shall have the meaning set forth in
     Section 2.2(b).

               "Notice of Conversion" shall have the meaning set forth in
     Section 2.2(b).

               "Obligations" means all present and future loans, advances, liabilities, obligations, covenants, duties, and Debts owing by the Borrower and/or any Guarantor to the Agent, any Lender or BankAmerica, arising under this Agreement, any Loan Document or the Pre-Petition Loan Documents, whether or not evidenced by any note, or other instrument or document, whether arising from an extension of credit, opening of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, as principal or guarantor, and including, without limitation, all interest, charges, expenses, fees, attorneys' fees (including, but not limited to, allocated in house counsel fees and disbursements), Attorney Costs, filing fees and any other sums chargeable to the Borrower hereunder, under another Loan Document, or under the Pre-Petition Loan Documents. The term "Obligations" includes, without limitation, all debts, liabilities and obligations now or hereafter owing from the Borrower under or in connection with any Letter of Credit and all debts, liabilities and obligations now or hereafter owing to BankAmerica under or in connection with any Pre-Petition Letter of Credit.

               "Participating Lender" means any Person who shall have been granted the right by any Lender to participate in the Loans and who shall have entered into a participation agreement that is not inconsistent with the provisions of Section 13.3(e) and is otherwise in form and substance satisfactory to the Agent.

               "Payment Account" means each bank account described on
     Schedule 4 hereto established pursuant to Section 6.10, to which the funds of the Borrower and the other Loan Parties (including, without limitation, Proceeds of Property), are deposited or credited, and which is maintained in the name of the Agent or the Borrower as the Agent may determine, on terms acceptable to the Agent. The Borrower may designate other bank accounts located at financial institutions reasonably acceptable to Agent in replacement of those bank accounts described on
     Schedule 4 upon such prior written notice and pursuant to such arrangements (including the execution and delivery of Payment Account Agreements) agreed to by the Agent in advance in writing.

               "Payment Account Agreement" is defined in Section 6.10.

               "PBGC" means the Pension Benefit Guaranty Corporation or any Person succeeding to the functions thereof.

               "Permitted Liens" means the following Liens:

               (a) Liens for taxes or other governmental charges not yet payable or Liens for taxes or other governmental charges being contested in good faith and by proper proceedings diligently pursued, provided that a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor on the applicable Financial Statements and that a stay of enforcement of any such Lien is in effect;

               (b)  Liens in favor of the Agent;

               (c) Liens upon Equipment granted in connection with the acquisition of such Equipment after the date hereof (including, without limitation, pursuant to Capital Leases), provided, that:
          (i) the cost of each such acquisition constitutes a Capital Expenditure permitted by Section 9.19;(ii) the Debt incurred to finance each such acquisition is permitted by Section 9.10;
          (iii) each such Lien attaches only to the Equipment acquired with the Debt secured thereby; and (iv) the principal amount of the indebtedness secured by any item of Equipment shall not exceed 100% of the cost thereof;

               (d) reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other similar title exceptions or encumbrances affecting any real property of the Parent or any of the Subsidiaries, provided they do not in the aggregate materially detract from the value of said Properties or materially interfere with their use in the ordinary conduct of the Borrower's business;

               (e) deposits under workmen s compensation, unemployment insurance, social security and other similar laws;

               (f) Liens relating to statutory obligations with respect to surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

               (g) carriers', warehousemen's, mechanics', materialmen's or other similar Liens arising in the ordinary course of business

               (i) in an amount not to exceed $18,000,000 securing obligations arising prior to the Filing Date and (ii) securing sums which are not overdue with respect to Obligations arising on or after the Filing Date;

               (h)  Liens existing on the Filing Date reflected in Schedule
          9.15 hereto, but not any increases in the principal amount secured thereby; and

               (i) judgment Liens being contested in good faith and by proper proceedings diligently pursued, provided that (a) a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor on the applicable Financial Statements and (b) a stay of enforcement of any such Lien is in effect.

               "Person" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, Public Authority, or any other entity.

               "Plan" means any pension or other employee benefit plan (as defined in Section 3(3) of ERISA) including any such plan which is subject to Title IV of ERISA, and which is: (a) a plan maintained by the Borrower or any Related Company; (b) a plan to which the Borrower or any Related Company contributes or is required to contribute; or (c) any other plan with respect to which the Borrower or any Related Company has incurred liability which has not yet been satisfied or may incur liability, including contingent liability, under Title IV of ERISA, either to such plan or to the PBGC.

               "Pre-Petition Letters of Credit" has the meaning set forth in the recitals to this Agreement.

               "Pre-Petition Loan Agreement" has the meaning set forth in the recitals to this Agreement.

               "Pre-Petition Loan Documents" means the Pre-Petition Loan Agreement and all agreements, documents and instruments executed and/or delivered by any Loan Party in favor of BankAmerica in connection therewith.

               "Pre-Petition Revolving Loans" has the meaning set forth in the recitals to this Agreement.

               "Priority Professional Expenses" means those fees and expenses entitled to a priority as set forth in clause (ii) of the clause "first" of the definition of the term "Agreed Administrative Expense Claim Priorities."

               "Proceeds" means all products and proceeds of any Property, and all proceeds of such proceeds and products, including, without limitation, all cash and credit balances, all payments under any indemnity, warranty, or guaranty payable with respect to any Property, all awards for taking by eminent domain, all proceeds of fire or other insurance, and all money and other Property obtained as a result of any claims against third parties or any legal action or proceeding with respect to Property.

               "Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

               "Proprietary Rights" means all of any Loan Party's now owned and hereafter arising or acquired United States: licenses, franchises, permits, patents, patent rights, copyrights, works which are the subject matter of copyrights, trademarks, trade names, trade styles, patent and trademark applications and licenses and rights thereunder, including without limitation those patents, trademarks and filed copyrights set forth in Schedule 8.11 hereto, and all other rights under any of the foregoing, all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing, and all rights to sue for past, present, and future infringement of any of the foregoing; inventions, trade secrets, formulae, processes, compounds, drawings, designs, blueprints, surveys, reports, manuals, and operating standards; goodwill; customer and other lists in whatever form maintained; and trade secret rights, copyright rights, rights in works of authorship, and contract rights relating to computer software programs, in whatever form created or maintained.

               "Pro Rata Share" means, with respect to a Lender, a fraction (expressed as a percentage) the numerator of which is the amount of such Lender's Commitment and the denominator of which is the sum of all of the Lenders' Commitments.

               "Public Authority" means the government of any country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or any department, agency, public corporation or other instrumentality of any of the foregoing.

               "Receivables" means all of the Loan Parties' now owned and hereafter arising or acquired: Accounts (whether or not earned by performance), including Accounts owed to a Loan Party by any of its Subsidiaries or Affiliates, together with all interest, late charges, penalties, collection fees, and other sums which shall be due and payable in connection with any Account; proceeds of any letters of credit naming a Loan Party as beneficiary; contract rights, chattel paper, instruments, documents, general intangibles (including without limitation, choses in action, causes of action, tax refunds, tax refund claims, Reversions and other amounts payable to a Loan Party from pension and employee benefit plans, rights and claims against shippers and carriers, rights to indemnification and business interruption insurance), and all forms of obligations owing to a Loan Party (including, without limitation, obligations owing to a Loan Party by its Subsidiaries and Affiliates); guarantees and other security for any of the foregoing; and rights of stoppage in transit, replevin, and reclamation; and other rights or remedies of an unpaid vendor, lienor, or secured party.

               "Reference Rate" means the rate of interest publicly announced from time to time by Bank of America National Trust and Savings Association in San Francisco, California, as its reference rate. It is a rate set by Bank of America National Trust and Savings Association based upon various factors including the Bank of America National Trust and Savings Association's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.

               "Reference Rate Loan" means a Revolving Loan bearing interest based on the Reference Rate in accordance with Article 2.

               "Register" has the meaning specified in Section 13.3(c).

               "Related Company" means any member of any controlled group of corporations (as defined in Section 414 of the Code) of which the Borrower is or was a part, or any trade or business (whether or not incorporated) which together with the Borrower would be or would have been treated as a single employer under Section 4001 of ERISA.

               "Reportable Event" means a reportable event described in Sec-tion 4043 of ERISA or the regulations thereunder (other than any event as to which the thirty (30) day notice has been waived by such regulations), a withdrawal from a Plan described in Section 4063 of ERISA, or a cessation of operations described in Section 4062(e) of ERISA.

               "Restricted Investment" means any acquisition of Property by any Loan Party or any of its Subsidiaries in exchange for cash or other Property, whether in the form of an acquisition of stock, indebtedness or other obligation, or by loan, advance, capital contribution, or otherwise, except the following:

               (a) Property to be used in the business of the Borrower and its Subsidiaries and other investments existing on the Closing Date as reflected in the Financial Statements of the Parent and its Subsidiaries referred to in Section 8.6(b);

               (b) current assets arising from the sale or lease of goods or rendition of services in the ordinary course of business of the Parent and its Subsidiaries;

               (c) if no Revolving Loans are outstanding at the time of the acquisition and no Event or Event of Default has occurred and is continuing, direct obligations of the United States of America, or any agency thereof, or obligations guaranteed by the United States of America, provided that such obligations mature within one year from the date of acquisition thereof;

               (d) if no Revolving Loans are outstanding at the time of the acquisition and No Event or Event of Default has occurred and is continuing, certificates of deposit maturing within one year from the date of acquisition, bankers acceptances, Eurodollar bank deposits, or overnight bank deposits, in each case issued by, created by, or with a bank or trust company organized under the laws of the United States or any state thereof having capital and surplus aggregating at least $100,000,000;

               (e) if no Revolving Loans are outstanding at the time of the acquisition, and no Event or Event of Default has occurred and is continuing, commercial paper given the highest rating by a national credit rating agency and maturing not more than 270 days from the date of creation thereof; and

               (f) loans made by a Borrower or any Subsidiary to a Borrower or another Subsidiary permitted under Section 9.10(g) or Section 9.10(h).

                Retirement Plan means any Plan which is intended to qualify under Section 401(a) of the Code, other than a Multiemployer Plan.

               "Reversions" means any funds which may become due to the Borrower in connection with the termination of any Plan or other employee benefit plan.

               "Revolving Loans" has the meaning specified in Section 2.2(a).

               "Settlement" has the meaning set forth in Section 2.2(h).

               "Settlement Date" has the meaning set forth in Section 2.2(h).

               "Subsidiary" means any present or future corporation of which the Borrower owns, directly or indirectly, more than 50% of the voting stock (other than voting stock which has voting rights only by reason of the happening of a contingency).

               "Termination Date" means the date on which the Commitments of the Lenders expire which (unless extended by mutual agreement of the Agent, all the Lenders and the Borrower) shall be the earliest to occur of (i) November 9, 1997, (ii) November 11, 1995, unless the Interim Bankruptcy Court Order Date has occurred on or prior to such date,
     (iii) January 2, 1996, unless the Final Bankruptcy Court Order Date has occurred on or prior to such date, (iv) the date of substantial consummation (as defined in Section 1101(2) of the Bankruptcy Code) of a plan of reorganization in the Chapter 11 Case that has been confirmed by an order of the Bankruptcy Court which contains provisions in form and substance satisfactory to the Agent and the Majority Lenders regarding the repayment of the Obligations and the protection of the right of the Agent and the Lenders to receive payment of the Obligations and (v) the date of termination of this Agreement or the Commitments of the Lenders (including, without limitation, by virtue of an exercise of remedies by the Agent or the Majority Lenders pursuant to Section 11.2).

               "Termination Event" means: (a) a Reportable Event; or (b) the withdrawal of the Borrower or any Related Company from a Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA; or (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA; or (d) the institution of proceedings by the PBGC to terminate or have a trustee appointed to administer a Plan;
     (e) any other event or condition which might constitute grounds under
     Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (f) the partial or complete withdrawal of the Borrower or any Related Company from a Multiemployer Plan.

               "UCC" means the Uniform Commercial Code (or any successor statute) of the State of New York or of any other state the laws of which are required by Section 9-103 thereof to be applied in connection with the issue of perfection of security interests.

               "Unused Letter of Credit Subfacility" means an amount equal to $150,000,000 ($75,000,000 prior to the Final Bankruptcy Court Order
     Date) minus the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit plus (b) the aggregate unpaid reimbursement obligations with respect to all Letters of Credit.

               "United States" means the United States of America.

               1.2 Accounting Terms. Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given in accordance with GAAP, and all financial computations hereunder shall be computed, unless otherwise specifically provided herein, in accordance with GAAP as consistently applied and using the same method for inventory valuation as used in the preparation of the Financial Statements.

               1.3 Other Terms. All other undefined terms contained in this Agreement shall, unless the context indicates otherwise, have the meanings provided for by the UCC to the extent the same are used or defined therein. Wherever appropriate in the context, terms used herein in the singular also include the plural, and vice versa, and each masculine, feminine, or neuter pronoun shall also include the other genders.

               2.    LOANS.

               2.1 Facility. Subject to the terms and conditions of this Agreement and the Interim Bankruptcy Court Order and the Final Bankruptcy Court Order, the Lenders severally agree to make available up to a $200,000,000 total credit facility (the "Facility") for the Borrower's use from time to time through but not including the Termination Date; provided, however, that at all times prior to the Final Bankruptcy Court Order Date, the maximum amount of the Facility shall be $100,000,000. The Facility shall be comprised of a revolving line of credit up to the limits of the Availability, consisting of Revolving Loans and Letters of Credit as described in Sections 2.2 and 2.2A.

               2.2   Revolving Loans.

               (a) Amounts. Subject to all the terms and conditions of this Agreement and the Interim Bankruptcy Court Order and the Final Bankruptcy Court Order, and in the absence of an Event or Event of Default (either before or after giving effect to the relevant Revolving
     Loan), each Lender severally agrees to make revolving loans (the "Revolving Loans") to a Borrower until, but not including the Termination Date, upon such Borrower's request from time to time in accordance with Section 2.2(b), in an amount not to exceed, in the aggregate at any time outstanding, the lesser of (i) such Lender's Commitment and (ii) such Lender's Pro Rata Share of the Availability.
     No Revolving Loan shall be made if the amount of such Revolving Loan would exceed the Availability at such time. The Lenders, however, in their discretion, may elect to make Revolving Loans in excess of the Availability on one or more occasions, but if they do so, neither the Agent nor the Lenders shall be deemed thereby to have changed the limits of the Availability or to be obligated to exceed such limits on any other occasion. Without intending to limit the discretion of the Agent or any Lender with respect to Revolving Loans, if at any time the unpaid balance of the Revolving Loans giving effect to the requested Revolving Loan exceeds the Availability (with the Availability determined as if the amount of the outstanding Revolving Loans were zero), then the Lenders, or any of them, may refuse to make or may otherwise restrict the making of Revolving Loans on such terms as the Lenders, or such Lender, may determine until such excess has been eliminated. Each borrowing hereunder shall consist of the same type of Revolving Loans which shall, at the option of the Borrower (but subject to the provisions of this Agreement), be either Reference Rate Loans or Eurodollar Rate Loans, as specified by the Borrower in the Notice of Borrowing requesting same.

               (b) Notice of Borrowing or Conversion. (i) Whenever a Borrower desires to borrow or convert any Revolving Loan pursuant to this Section 2.2, it shall deliver to the Agent written notice of such proposed borrowing or conversion (a "Notice of Borrowing" or "Notice of Conversion," as the case may be), signed by an authorized officer of the Borrower, each such notice to be given (a) prior to 1:00 p.m. (New York City time) on the funding date of such proposed borrowing or conversion, in the case of a borrowing of Reference Rate Loans or a conversion of Eurodollar Rate Loans into Reference Rate Loans or (b) prior to 12:00 Noon (New York City time) on the third Business Day prior to the funding date of such proposed borrowing or conversion, in the case of a borrowing of Eurodollar Rate Loans or a conversion of Reference Rate Loans into Eurodollar Rate Loans. Each such notice shall be in the form attached hereto as Exhibit F or Exhibit G, as the case may be. No more than five (5) Eurodollar Rate Loans may be outstanding hereunder at any time. In lieu of delivering the above-described Notice of Borrowing or Notice of Conversion, as the case may be, the Borrower may give the Agent telephonic notice of any requested borrowing by the required time; provided, however, that such notice shall be confirmed in writing by delivery to the Agent (A) immediately of a telecopy of a Notice of Borrowing or Notice of Conversion, as the case may be, which has been signed by an authorized officer of the Borrower and (B) promptly (and in no event later than three (3) Business Days after the funding date of the applicable Revolving Loans) of a Notice of Borrowing or Notice of Conversion, as the case may be, containing the original signature of an authorized officer of the Borrower. In the event that the terms of any confirmatory Notice of Borrowing or Notice of Conversion, as the case may be, referred to in the proviso contained in the immediately preceding sentence shall conflict with the telephonic notice with respect to which it was delivered, the terms of such telephonic notice shall govern. Notwithstanding anything in this Section 2.2(b) to the contrary, any Revolving Loans to be made to the Borrower on the Closing Date shall initially be Reference Rate Loans.

                     (ii) The Borrower shall notify the Agent in writing of the names of the officers authorized to request Revolving Loans on behalf of the Borrower, and shall provide the Agent with a specimen signature of each such officer. The Agent shall be entitled to rely conclusively on such officer's authority to request Revolving Loans on behalf of the Borrower, the proceeds of which are requested to be transferred to an account of the Borrower reasonably acceptable to the Agent or issued for the account of the Borrower, until the Agent receives written notice to the contrary. The Agent shall have no duty to verify the authenticity of the signature appearing on any Notice of Borrowing or Notice of Conversion and, with respect to a telephonic request for Revolving Loans, the Agent shall have no duty to verify the identity of any individual representing himself as an authorized officer of the Borrower.

                     (iii) Neither the Agent nor any of the Lenders shall incur any liability to the Borrower as a result of acting upon any telephonic notice referred to in this Section 2.2(b) which notice the Agent believes in good faith to have been given by a duly authorized officer of the Borrower or for otherwise acting in good faith under this
     Section 2.2(b), and, upon the funding of any Revolving Loans by the Lenders in accordance with this Agreement, pursuant to any such telephonic notice, the Borrower shall be deemed to have made a borrowing of such Revolving Loans hereunder.

                     (iv) Any Notice of Borrowing or Notice of Conversion (or telephonic notice in lieu thereof) made pursuant to this Section 2.2(b) shall be irrevocable.

                      (v) Unless otherwise specified in a Notice of Borrowing, each Revolving Loan shall be made as a Reference Rate Loan. If a timely Notice of Borrowing or Notice of Conversion is not received from the Borrower prior to the expiration of any Interest Period for any outstanding Eurodollar Rate Loan, such Eurodollar Loan (unless repaid or required to be repaid pursuant to the terms hereof) shall automatically be converted into a Reference Rate Loan on the last day of the applicable Interest Period.

                     (vi) Subject to the requirements set forth in the proviso to the definition of "Interest Period", the Interest Period applicable to any Eurodollar Rate Loan shall be specified by the Borrower in the applicable Notice of Borrowing or Notice of Conversion, as the case may be. If the Borrower fails to so specify an Interest Period in any such notice, the Borrower shall be deemed to have selected an Interest Period of thirty (30) days duration.

                    (vii) Notwithstanding anything else to the contrary contained herein:

               (A) accrued interest on any Revolving Loan (or portion thereof) being converted shall be paid by the Borrower at the time of such conversion;

               (B) no Eurodollar Rate Loan or portion thereof may be converted to a Reference Rate Loan other than at the end of the Interest Period applicable thereto;

               (C) any Eurodollar Rate Loan that has an Interest Period ending on a date that is less than thirty (30) days prior to the last day of the scheduled term of this Agreement shall automatically be converted at the end of such Interest Period into a Reference Rate Loan; and

               (D) no Eurodollar Rate Loan may be borrowed during the continuance of an Event or Event of Default.

               (c) Integral Multiples for Revolving Loans. Each Revolving Loan that is a Eurodollar Rate Loan shall be in an aggregate principal amount of not less than $5,000,000 and in integral multiples of $1,000,000 in excess thereof. There shall be no minimum amount for Revolving Loans which are Reference Rate Loans.

               (d) Agent's Election. Promptly after receipt of a Notice of Borrowing pursuant to Section 2.2(b) (or telecopy or telex notice in lieu thereof) the Agent shall elect, in its discretion, (i) to have the terms of Section 2.2(e) apply to such requested borrowing, or (ii) to request BankAmerica to make a BankAmerica Revolving Loan pursuant to the terms of Section 2.2(f) in the amount of the requested borrowing; provided, however, that if BankAmerica declines in its sole discretion to make a BankAmerica Revolving Loan pursuant to Section 2.2(f), the terms of Section 2.2(e) shall apply to such requested Borrowing.

               (e) Making of Revolving Loans. (i) Except with respect to Revolving Loans that constitute BankAmerica Revolving Loans, promptly after receipt of a Notice of Borrowing pursuant to Section 2.2(b) (or telecopy or telex notice in lieu thereof) the Agent shall notify the Lenders of the requested borrowing by telex, telecopy, telegram, telephone or other similar form of transmission. Each Lender shall make the amount of such Lender's Pro Rata Share of the requested borrowing available to the Agent in same day funds, to such account of the Agent as the Agent may designate, not later than 3:00 p.m. (New York City time) on the date that the Revolving Loans are to be made. After the Agent's receipt of the proceeds of such Revolving Loans, upon satisfaction of the applicable conditions precedent set forth in Article 10, the Agent shall make the proceeds of such Revolving Loans available to the Borrower on the date that the requested Revolving Loans are to be made by transferring same day funds equal to the proceeds of all such Revolving Loans received by the Agent to an account of the Borrower, designated in writing by the Borrower.

                     (ii) The Agent shall be entitled to assume that each Lender has made the amount of such Lender's Revolving Loans available to the Agent on each date that a Revolving Loan (other than a BankAmerica Revolving Loan) is made to the Borrower unless such Lender shall have notified the Agent in writing (which may be by telecopy) to the contrary prior to 2:00 P.M. (New York City time) on such date. The Agent, in its sole discretion, based upon such assumption, may make available to the Borrower a corresponding amount on such date. If such amount had not in fact been made available to the Agent by any Lender, such Lender and the Borrower severally agree to repay to the Agent forthwith, on demand, such amount, together with interest thereon for each day during the period commencing on the date such amount is made available to the Borrower and ending on the date such amount is repaid to the Agent, at
     (1) in the case of the Borrower, the interest rate applicable to Revolving Loans made on such date, and (2) in the case of a Lender, the Federal Funds Rate. If such Lender repays to the Agent such corresponding amount, such amount so repaid shall constitute a Revolving Loan, and if both such Lender and the Borrower shall have repaid such amount, the Agent shall promptly return to the Borrower such corresponding amount in same day funds. Nothing in this Section 2.2(e)(ii) shall be deemed to relieve any Lender of its obligation, if any, hereunder to make any Revolving Loan.

               (f) Making of BankAmerica Revolving Loans. In the event the Agent shall elect, with the consent of BankAmerica, to have the terms of this Section 2.2(f) apply to a requested borrowing as described in
     Section 2.2(d), BankAmerica shall make a Revolving Loan in the amount of such borrowing (any such Revolving Loan made solely by BankAmerica pursuant to this Section 2.2(f) being referred to as a "BankAmerica Revolving Loan" and such Revolving Loans being referred to collectively as "BankAmerica Revolving Loans") available to the Borrower on the date of the proposed borrowing by transferring same day funds to an account of the Borrower designated in writing by the Borrower and reasonably acceptable to the Agent on the date of the proposed borrowing. Each BankAmerica Revolving Loan shall be a Reference Rate Loan and shall be subject to all the terms and conditions applicable to other Revolving Loans (including, without limitation, with respect to the payment of interest) except that all payments thereon shall be payable to BankAmerica solely for its own account (and for the account of any participation interests with respect to such Revolving Loan created pursuant to clause (ii) of Section 2.2(h)). BankAmerica shall have no duty to make any BankAmerica Revolving Loan, and the Agent shall not request BankAmerica to make a BankAmerica Revolving Loan if the requested borrowing would exceed the amount of the Availability on the date of the proposed borrowing, or if the Agent shall have received written notice from any Lender that one or more of the applicable conditions precedent set forth in Article 10 will not be satisfied on the date of the proposed borrowing for the applicable Borrowing. BankAmerica shall not otherwise be required to determine whether the applicable conditions precedent set forth in Article 10 have been satisfied or the requested borrowing would exceed the amount of the unused Facility on the date of the proposed borrowing applicable thereto prior to the making, in its sole discretion, any BankAmerica Revolving Loan.

               (g) Agent Advances. (i) Subject to the limitations set forth in the provisos contained in this Section 2.2(g)(i) and notwithstanding the provisions of Section 10.2 to the contrary, the Agent is hereby authorized by the Borrower and the Lenders, from time to time in the Agent's sole and absolute discretion, (1) after the occurrence of an Event or an Event of Default, or (2) at any time that any of the other applicable conditions precedent set forth in Article 10 have not been satisfied, to make Revolving Loans to the Borrower on behalf of the Lenders which the Agent, in its reasonable business judgment, deems necessary or desirable (A) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (B) to pay any other amount chargeable to the Borrower pursuant to the terms of this Agreement, including, without limitation, costs, fees and expenses as described in Section 15.8 (any of the advances described in this Section 2.2(g)(i) being hereinafter referred to as "Agent Advances"); provided, that the Agent shall not make any Agent Advance if the amount thereof would exceed the amount of the Availability on the date of the proposed borrowing; and provided, further, that the Majority Lenders may at any time revoke the Agent's authorization contained in this Section 2.2(g)(i) to make Agent Advances, any such revocation to be in writing and to become effective upon the Agent's receipt thereof.

                     (ii) The Agent Advances shall be repayable on demand, shall constitute Reference Rate Loans and shall be subject to all the terms and conditions applicable to other Revolving Loans (including, without limitation, with respect to the payment of interest) except that all payments thereon shall be payable to the Agent solely for its own account (and for the account of any participation interests with respect to such Revolving Loan created pursuant to clause (ii) of Section 2.2(h)).

               (h) Settlement. (i) The Agent shall request settlement ("Settlement") with the Lenders on a weekly basis, or on a more frequent basis if so determined by the Agent, (1) on behalf of BankAmerica, with respect to each outstanding BankAmerica Revolving Loan, and (2) for itself, with respect to each outstanding Agent Advance by notifying such other Lenders by telex, telecopy, telegram, telephone or other similar form of transmission, of such requested Settlement, no later than 11:00 A.M. (New York City time) on the date of such requested Settlement (the "Settlement Date"). Each such Lender shall make the amount of such Lender's Pro Rata Share of the outstanding principal amount of Revolving Loans deemed made pursuant to Section 4.2(b), BankAmerica Revolving Loans and Agent Advances with respect to which Settlement is requested available to the Agent, for itself or for the account of BankAmerica, as applicable, in same day funds, to such account of the Agent as the Agent may designate, not later than 12:00 Noon (New York City time) on the Settlement Date applicable thereto, regardless of whether the applicable conditions precedent set forth in Article 10 have then been satisfied. Such amounts made available to the Agent shall be applied against the amount of the applicable BankAmerica Revolving Loan or Agent Advance and, together with the portion of such BankAmerica Revolving Loan or Agent Advance representing BankAmerica's Pro Rata Share thereof, shall constitute Revolving Loans of such Lenders. If any such amount is not made available to the Agent by any Lender on the Settlement Date applicable thereto, the Agent shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Federal Funds Rate for the first three (3) days from and after the Settlement Date and thereafter at the interest rate applicable to the Revolving Loans.

                     (ii)   Notwithstanding the foregoing, not more than one
     (1) Business Day after demand is made by the Agent (whether before or after the occurrence of an Event or an Event of Default and regardless of whether the Agent has requested a Settlement with respect to any Revolving Loans deemed made pursuant to Section 4.2(b), BankAmerica Revolving Loans or Agent Advances), each other Lender shall irrevocably and unconditionally purchase and receive from BankAmerica or the Agent, as applicable, without recourse or warranty, an undivided interest and participation in such Revolving Loan, BankAmerica Revolving Loan or Agent Advance to the extent of such other Lender's Pro Rata Share thereof by paying to the Agent, in same day funds, an amount equal to such Lender's Pro Rata Share of such BankAmerica Revolving Loan or Agent Advance. If such amount is not in fact made available to the Agent by any Lender, the Agent shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Federal Funds Rate for the first three (3) days from and after such demand and thereafter at the interest rate applicable to the Revolving Loans.

                     (iii) From and after the date, if any, on which any Lender purchases an undivided interest and participation in any Revolving Loans deemed made pursuant to Section 4.2(b), BankAmerica Revolving Loans or Agent Advances pursuant to subsection (ii) above, the Agent shall promptly distribute to such Lender at such address as such Lender may request in writing, such Lender's Pro Rata Share of all payments of principal and interest and all proceeds of Property received by the Agent in respect of such Revolving Loans, BankAmerica Revolving Loans or Agent Advances.

               (i) Notation. The Agent shall record in the Register the principal amount of the Revolving Loans owing to each Lender, including BankAmerica Revolving Loans owing to BankAmerica, and the Agent Advances owing to the Agent from time to time. In addition, each Lender is authorized, at such Lender's option, to note the date and amount of each payment or prepayment of principal of such Lender's Revolving Loans in its books and records, including computer records, such books and records constituting rebuttably presumptive evidence, absent manifest error, of the accuracy of the information contained therein.

               2.2A  Letters of Credit.

               (a) Agreement to Cause Issuance. Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties of the Borrower herein set forth, the Agent agrees to take reasonable steps to cause to be issued for the account of the Borrower and to provide credit support or other enhancement in connection with one or more standby letters of credit and/or documentary letters of credit (each such letter of credit, a "Letter of Credit" and such letters of credit, collectively, the "Letters of Credit") in accordance with this Section 2.2A from time to time during the term of this Agreement. The Agent shall select the issuing bank with respect to Letters of Credit, subject to the approval of the Parent (which shall not be unreasonably withheld).

               (b) Amounts; Outside Expiration Date. The Agent shall not have any obligation to take steps to cause to be issued any Letter of Credit at any time: (1) if the maximum face amount of the requested Letter of Credit, plus the aggregate undrawn amount of all outstanding Letters of Credit and the aggregate amount of unreimbursed drawings under Letters of Credit to the extent not included in the Revolving Loans, would exceed $150,000,000 (or, at all times prior to the Final Bankruptcy Court Order Date, $75,000,000); or (2) if the maximum face amount of the requested Letter of Credit, and all commissions, fees, and charges due from the Borrower to the Agent in connection with the opening thereof exceed the Availability at such time, or (3) which has an expiration date later than the last day of the scheduled term of this Agreement or which has an expiration date later than 270 days (with respect to merchandise Letters of Credit) from the date of issuance or later than one year (with respect to standby Letters of Credit) from the date of issuance.

               (c) Other Conditions. In addition to being subject to the satisfaction of the applicable conditions precedent contained in
     Article 10, the obligation of the Agent to take reasonable steps to cause to be issued any Letter of Credit is subject to the following conditions precedent having been satisfied in a manner satisfactory to the Agent:

                     (1) The Borrower shall have delivered to the proposed issuer of such Letter of Credit, at such times and in such manner as such proposed issuer may prescribe, an application in form and substance satisfactory to such proposed issuer for the issuance of the Letter of Credit and such other documents as may be required pursuant to the terms thereof, and the form and terms of the proposed Letter of Credit shall be satisfactory to the Agent and such proposed issuer; and

                     (2) As of the date of issuance, no order of any court, arbitrator or Governmental Authority shall purport by its terms to enjoin or restrain money center banks generally from issuing letters of credit of the type and in the amount of the proposed Letter of Credit, and no law, rule or regulation applicable to money center banks generally and no request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over money center banks generally shall prohibit, or request that the proposed issuer of such Letter of Credit refrain from, the issuance of letters of credit generally or the issuance of such Letters of Credit.

               (d)   Issuance of Letters of Credit.

                     (1) Request for Issuance. The Borrower shall give the Agent one (1) Business Day's prior written notice (or, in the event that BankAmerica or an Affiliate thereof is not the issuing bank, such notice as shall be required by such issuing bank), containing the original signature of an authorized officer of the Borrower of the Borrower's request for the issuance of a Letter of Credit. Such notice shall be irrevocable and shall specify the original face amount of the Letter of Credit requested, the effective date (which date shall be a Business
     Day) of issuance of such requested Letter of Credit, whether such Letter of Credit may be drawn in a single or in partial draws, the date on which such requested Letter of Credit is to expire (which date shall be a Business Day), the purpose for which such Letter of Credit is to be issued, and the beneficiary of the requested Letter of Credit. The Borrower shall attach to such notice the proposed form of the Letter of Credit that the Agent is requested to cause to be issued.

                     (2) Responsibilities of the Agent; Issuance. The Agent shall determine, as of the Business Day immediately preceding the requested effective date of issuance of the Letter of Credit set forth in the notice from the Borrower pursuant to Section 2.2A(d)(1), (i) the amount of the applicable Unused Letter of Credit Subfacility and
     (ii) the Availability of the Borrower as of such date. If (i) the undrawn amount of the requested Letter of Credit is not greater than the applicable Unused Letter of Credit Subfacility and (ii) the issuance of such requested Letter of Credit and all commissions, fees, and charges due from the Borrower in connection with the opening thereof would not exceed the Availability of the Borrower, the Agent shall take reasonable steps to cause such issuer to issue the requested Letter of Credit on such requested effective date of issuance.

                     (3) Notice of Issuance. Promptly after the issuance of any Letter of Credit, the Agent shall give notice to each Lender of the issuance of such Letter of Credit.

                     (4) No Extensions or Amendment. The Agent shall not be obligated to cause any Letter of Credit to be extended or amended unless the requirements of this Section 2.2A(d) are met as though a new Letter of Credit were being requested and issued. With respect to any Letter of Credit which contains any "evergreen" or automatic renewal provision, each Lender shall be deemed to have consented to any such extension or renewal unless any such Lender shall have provided to the Agent, not less than 30 days prior to the last date on which the applicable issuer can in accordance with the terms of the applicable Letter of Credit decline to extend or renew such Letter of Credit, written notice that it declines to consent to any such extension or renewal, provided, that if all of the requirements of this Section 2.2A are met, no Lender shall decline to consent to any such extension or renewal.

               (e)   Payments Pursuant to Letters of Credit.

                     (1) Payment of Letter of Credit Obligations. The Borrower agrees to reimburse the issuer for any draw under any Letter of Credit immediately upon demand, and to pay the issuer of the Letter of Credit the amount of all other obligations and other amounts payable to such issuer under or in connection with any Letter of Credit immediately when due, irrespective of any claim, setoff, defense or other right which the Borrower may have at any time against such issuer or any other Person.

                     (2) Revolving Loans to Satisfy Reimbursement Obligations. In the event that the issuer of any Letter of Credit honors a draw under such Letter of Credit and the Borrower shall not have repaid such amount to the issuer of such Letter of Credit pursuant to Section 2.2A(e)(1), the Agent shall, upon receiving notice of such failure, notify each Lender of such failure, and each Lender shall unconditionally pay to the Agent, for the account of such issuer, as and when provided hereinbelow, an amount equal to such Lender's Pro Rata Share of the amount of such payment in Dollars and in same day funds.
     If the Agent so notifies the Lenders prior to 1:00 p.m. (New York time) on any Business Day, each Lender shall make available to the Agent the amount of such payment, as provided in the immediately preceding sentence, on such Business Day. Such amounts paid by the Lenders to the Agent shall constitute Revolving Loans which shall be deemed to have been requested by the Borrower pursuant to Section 2.2 as set forth in
     Section 4.2(b).

               (f)   Participations.

                     (1) Purchase of Participations. Immediately upon issuance of any Letter of Credit in accordance with Section 2.2A(d), each Lender shall be deemed to have irrevocably and unconditionally purchased and received without recourse or warranty, an undivided interest and participation in the credit support or enhancement provided through the Agent to such issuer in connection with the issuance of such Letter of Credit, equal to such Lender's Pro Rata Share of the face amount of such Letter of Credit (including, without limitation, all obligations of the Borrower with respect thereto, and any security therefor or guaranty pertaining thereto).

                     (2) Sharing of Reimbursement Obligation Payments. Whenever the Agent receives a payment from the Borrower on account of reimbursement obligations in respect of a Letter of Credit as to which the Agent has previously received for the account of the issuer thereof payment from a Lender pursuant to Section 2.2A(e)(2), the Agent shall promptly pay to such Lender such Lender's Pro Rata Share of such payment from the Borrower in Dollars. Each such payment shall be made by the Agent on the Business Day on which the Agent receives immediately available funds paid to such Person pursuant to the immediately preceding sentence, if received prior to 3:00 p.m. (New York time) on such Business Day and otherwise on the next succeeding Business Day.

                     (3) Documentation. Upon the request of any Lender, the Agent shall furnish to such Lender copies of any Letter of Credit, reimbursement agreements executed in connection therewith, application for any Letter of Credit and credit support or enhancement provided through the Agent in connection with the issuance of any Letter of Credit, and such other documentation as may reasonably by requested by such Lender.

                     (4) Obligations Irrevocable. The obligations of each Lender to make payments to the Agent with respect to any Letter of Credit or with respect to any credit support or enhancement provided through the Agent with respect to a Letter of Credit, and the obligations of the Borrower to make payments to the Agent, for the account of the Lenders, shall be irrevocable, not subject to any qualification or exception whatsoever, including, without limitation, any of the following circumstances:

                            (i) any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

                            (ii) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against a beneficiary named in a Letter of Credit or any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), any Lender, the Agent, the issuer of such Letter of Credit, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between the Borrower or any other Person and the beneficiary named in any Letter of Credit);

                            (iii)  any draft, certificate or any other
     document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect (provided that the foregoing does not release the issuer from claims arising out of the issuer's willful misconduct);

                            (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; or


                            (v)  the occurrence of any Event or Event of
     Default.

               (g) Recovery or Avoidance of Payments. In the event any payment by or on behalf of the Borrower received by the Agent with respect to any Letter of Credit (or any guaranty by the Borrower or reimbursement obligation of the Borrower relating thereto) and distributed by the Agent to the Lenders on account of their respective participations therein is thereafter set aside, avoided or recovered from the Agent in connection with any receivership, liquidation or bankruptcy proceeding, the Lenders shall, upon demand by the Agent, pay to the Agent their respective Pro Rata Shares of such amount set aside, avoided or recovered, together with interest at the rate required to be paid by the Agent upon the amount required to be repaid by it.

               (h)   Compensation for Letters of Credit.

                     (1) Letter of Credit Fee. The Borrower agrees to pay to the Agent with respect to each Letter of Credit, for the account of the Lenders, the Letter of Credit Fee specified in, and in accordance with the terms of, Section 3.6.

                     (2) Issuer Fees and Charges. The Borrower shall pay to the issuer of any Letter of Credit, or to the Agent, for the account of the issuer of any such Letter of Credit, solely for such issuer's account, such fees and other charges as are charged by such issuer for letters of credit issued by it, including, without limitation, its standard fees for issuing, administering, amending, renewing, paying and canceling letters of credit and all other fees associated with issuing or servicing letters of credit, as and when assessed.

               (i)   Indemnification; Exoneration.

                     (1) Indemnification. In addition to amounts payable as elsewhere provided in this Section 2.2A, the Borrower hereby agrees to protect, indemnify, pay and save the Lenders and the Agent harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys' fees) which any Lender or the Agent may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit or the provision of any credit support or enhancement in connection therewith.

                     (2) Assumption of Risk by the Borrower. As among the Borrower, the Lenders and the Agent, the Borrower assumes all risks of the acts and omissions of, or misuse of any of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, subject to the provisions of the applications for the issuance of Letters of Credit, the Lenders and the Agent shall not be responsible for: (A) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any Person in connection with the application for and issuance of and presentation of drafts with respect to any of the Letters of Credit, even if it should prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (C) the failure of the beneficiary of any Letter of Credit to comply duly with conditions required in order to draw upon such Letter of Credit (provided that the foregoing does not release the issuer from claims arising out of the issuer's willful misconduct); (D) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher;
     (E) errors in interpretation of technical terms; (F) any loss or delay in the transmission or otherwise of any document required in order make a drawing under any Letter of Credit or of the proceeds thereof; (G) the misapplication by the beneficiary of any Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (H) any consequences arising from causes beyond the control of the Lenders or the Agent, including, without limitation, any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority. None of the foregoing shall affect, impair or prevent the vesting of any rights or powers of the Agent or any Lender under this Section 2.2A(i).

                     (3) Exoneration. In furtherance and extension, and not in limitation, of the specific provisions set forth above, any action taken or omitted by the Agent or any Lender under or in connection with any of the Letters of Credit or any related certificates, if taken or omitted in the absence of gross negligence or willful misconduct, shall not put the Agent or any Lender under any resulting liability to the Borrower or relieve the Borrower of any of its obligations hereunder to any such Person.

               (j)   Cash Collateral.  If, notwithstanding the provisions of
     Section 2.2A(b), any Letter of Credit is outstanding upon the termination of this Agreement, then upon such termination the Borrower shall deposit with the Agent, for the ratable benefit of the Lenders, with respect to each Letter of Credit then outstanding, cash in amounts necessary to reimburse the Agent and the Lenders for payments made or to be made by the Agent or the Lenders under such Letter of Credit or under any credit support or enhancement provided through the Agent with respect thereto. Such deposit of cash shall be held by the Agent, for the ratable benefit of the Lenders, as security for, and to provide for the payment of, the aggregate undrawn amount of such Letters of Credit remaining outstanding.

               (k) Pre-Petition Letters of Credit. Upon the Closing Date, all Pre-Petition Letters of Credit shall constitute Letters of Credit hereunder with the same effect and status as if such Letters of Credit were originally issued pursuant to this Agreement. All fees payable with respect to such Pre-Petition Letters of Credit accruing through the Closing Date shall be paid on the Closing Date. Until the Closing Date the Letter of Credit fees shall accrue and be payable at the rates set forth in the Pre-Petition Loan Agreement and on and after the Closing Date such fees shall accrue and be payable at the rates set forth herein.

               2.3 Lenders' Failure to Perform. All Revolving Loans (other than Revolving Loans deemed made pursuant to Section 4.2, BankAmerica Revolving Loans and Agent Advances) shall be made by each Lender simultaneously and in accordance with their respective Pro Rata Shares. It is understood that (a) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Revolving Loans hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligation to make any Revolving Loans hereunder, and (b) no failure by any Lender to perform its obligation to make any Revolving Loans hereunder shall excuse any other Lender from its obligation to make any Revolving Loans hereunder.

               2.4 Funding Indemnities. The Borrower shall indemnify each Lender against, and on demand reimburse each Lender for, any loss, premium, penalty or expense which such Lender may pay or incur (including, without limitation, any loss or expense incurred by reason of the relending, depositing or other employment of funds acquired by such Lender to fund a Eurodollar Rate Loan) as a result of (i) any prepayment or repayment of a Eurodollar Rate Loan on a date prior to the last day of the Interest Period applicable thereto or (ii) any failure by the Borrower to borrow any Eurodollar Rate Loan on a date specified therefor in a Notice of Borrowing, except to the extent such failure results from a default by such Lender in making the requisite funds available to the Borrower hereunder. Each Lender shall furnish the Borrower with a certificate setting forth the basis for determining any additional amount to be paid to it hereunder, and such certificate shall be conclusive, absent manifest error, as to the contents thereof.

               2.5 Illegality. (a) If, after the Closing Date, the introduction of, or any change in, any applicable law, rule or regulation or in the interpretation or administration thereof by any governmental authority shall, in the opinion of counsel to any Lender, make it unlawful for such Lender to make or maintain any Eurodollar Rate Loan, then such Lender may, by notice to the Borrower and the Agent, declare that such Eurodollar Rate Loan shall be due and payable. The Borrower shall repay any Eurodollar Rate Loan declared so due and payable in full on the last day of the Interest Period applicable thereto, unless such Eurodollar Rate Loan is required by law to be sooner repaid, in which case the Borrower shall repay such Eurodollar Rate Loan on the date required by law. Repayment shall, in any case, be made together with accrued interest and any additional amount owing under 2.4. Each Lender will promptly notify the Borrower of any event of which such Lender has knowledge which will entitle it to prepayment pursuant to this Section 2.5(a) and will designate a different lending office if, in the sole and absolute opinion of such Lender, such designation will avoid the need for such prepayment and will not be otherwise disadvantageous to such Lender or contrary to its internal policies.

               (b) If the Borrower is required as provided in Section 2.5(a) to prepay any Eurodollar Rate Loan prior to the last day of the Interest Period applicable thereto, then concurrently with such prepayment, the Borrower shall borrow from the affected Lender a Reference Rate Loan in the amount of such prepayment. Such Reference Rate Loan shall be considered to be part of the same borrowing as the Eurodollar Rate Loan that was prepaid and the Borrower shall repay the principal of and interest on such Reference Rate Loan at the same time or times as required for the other Eurodollar Rate Loans comprising such borrowing.

               2.6 Unavailability of Eurodollar Rate Loans. If, with respect to any Eurodollar Rate Loan requested by the Borrower, the Agent or any Lender shall have determined in good faith (which determination shall, save for manifest error, be conclusive and binding upon the Borrower) that (a) deposits of sufficient amount and maturity for funding such Eurodollar Rate Loan are not available to such Person in the relevant market in the ordinary course of business or (b) by reason of circumstances affecting the relevant market, adequate and fair means do not exist for ascertaining the rate of interest to be applicable to such Eurodollar Rate Loan, (i) the Agent or such Lender, as the case may be, shall promptly give notice thereof to the Borrower, (ii) the notice requesting such Eurodollar Rate Loan shall, unless the Borrower otherwise notifies the Agent, automatically be amended to request a Reference Rate Loan instead of a Eurodollar Rate Loan and (iii) no Lender shall be under any obligation to make additional Eurodollar Rate Loans to the Borrower unless and until the Agent shall have notified the Borrower that Eurodollar Rate Loans are again available hereunder.

               2.7 Increased Capital. If any Lender determines that compliance with any law or regulation (other than those relating to income taxes) or with any guideline or request from any central bank or other governmental authority (whether or not having the force of law) applicable to banks organized under the laws of the United States of America or any political subdivision thereof, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender's Commitment or its making or maintaining Revolving Loans, below the rate which such Lender or such other corporation could have achieved but for such compliance (taking into account the policies of such Lender or such corporation with regard to capital), then the Borrower shall, from time to time, upon demand by such Lender (with a copy of such demand to the Agent), immediately pay to such Lender or other corporation, an additional amount sufficient to compensate such Lender or such other corporation for such reduction. A certificate as to such amounts, submitted to the Borrower and the Agent by such Lender shall, absent manifest error, be conclusive and binding for all purposes. Each Lender agrees promptly to notify the Borrower and the Agent of any circumstances that would cause the Borrower to pay additional amounts pursuant to this Section 2.7; provided that the failure to give such notice shall not affect the Borrower's obligations to pay such additional amounts as otherwise provided herein.

               2.8 Joint and Several Liability. The Borrower shall be liable for all amounts due to the Agent and/or any Lender under this Agreement, regardless of which Borrower actually receives Revolving Loans or other extensions of credit hereunder or the amount of such Revolving Loans received or the manner in which the Agent or any Lender accounts for such Revolving Loans, Letters of Credit or other extensions of credit on its books and records. The Borrower's Obligations with respect to Revolving Loans made to it, and the Borrower's Obligations arising as a result of the joint and several liability of the Borrower hereunder, with respect to Revolving Loans made to the other Borrower hereunder, shall be separate and distinct obligations, but all such Obligations shall be primary obligations of the Borrower.

               The Borrower's Obligations arising as a result of the joint and several liability of the Borrower hereunder with respect to Revolving Loans, Letters of Credit or other extensions of credit made to the other Borrower hereunder shall, to the fullest extent permitted by law, be unconditional irrespective of (i) the validity or enforceability, avoidance or subordination of the Obligations of the other Borrower or of any promissory note or other document evidencing all or any part of the Obligations of the other Borrower, (ii) the absence of any attempt to collect the Obligations from the other Borrower, any other Guarantor, or any other security therefor, or the absence of any other action to enforce the same, (iii) the waiver, consent, extension, forbearance or granting of any indulgence by the Agent or any Lender with respect to any provision of any instrument evidencing the Obligations of the other Borrower, or any part thereof, or any other agreement now or hereafter executed by the other Borrower and delivered to the Agent or any Lender, (iv) the failure by the Agent or any Lender to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the Obligations of the other Borrower, (v) any borrowing or grant or a security interest by the other Borrower, as debtor-in-possession under
     Section 364 of the Bankruptcy Code, (vi) the disallowance of all or any portion of the Agent's or any Lender's claim(s) for the repayment of the Obligations of the other Borrower under Section 502 of the Bankruptcy Code, or (vii) any other circumstances which might constitute a legal or equitable discharge or defense of a guarantor or of the other Borrower. With respect to the Borrower's Obligations arising as a result of the joint and several liability of the Borrower hereunder with respect to Loans, Letters of Credit or other extensions of credit made to either of the other Borrower hereunder, the Borrower waives, until the Obligations shall have been paid in full and this Agreement shall have been terminated, any right to enforce any right of subrogation or any remedy which the Agent or any Lender now has or may hereafter have against the Borrower, any endorser or any guarantor of all or any part of the obligations, and any benefit of, and any right to participate in, any security or collateral given to the Agent or any Lender to secure payment of the Obligations or any other liability of the Borrower to the Agent or any Lender. The Borrower consents and agrees that neither the Agent nor any Lender shall be under any obligation to marshal any assets in favor of the Borrower or against or in payment of any or all of the Obligations.

               3.    INTEREST AND OTHER CHARGES.

               3.1 Interest on Revolving Loans. (a) The Borrower shall pay to the Agent, for the account of each Lender in accordance with its Pro Rata Share, interest on the unpaid daily principal balance of each Revolving Loan that constitutes a Reference Rate Loan at the close of each day at a fluctuating per annum rate equal to one-quarter percent (.25%) plus the Reference Rate. Each change in the Reference Rate shall be reflected in the foregoing interest rates for Reference Rate Loans as of the effective date of such change. The Borrower shall pay to the Agent, for the account of each Lender in accordance with its Pro Rata Share, interest on the unpaid daily principal balance of each Revolving Loan that constitutes a Eurodollar Rate Loan at the close of each day at a per annum rate equal to one and one-half percent (1.5%) plus the Eurodollar Rate for such Eurodollar Rate Loan. Interest charges shall be computed on the basis of a year of 360 days and actual days elapsed, which results in more interest being paid than if computed on the basis of a 365 day year. Interest will be payable on each applicable Interest Payment Date and on the Termination Date. In addition, to the extent permitted by applicable law, the Borrower shall pay to the Agent, for the account of each Lender in accordance with its Pro Rata Share, interest on all overdue interest at the rate specified in this
     Section 3.1.

               (b) If any Event of Default occurs, then, from the date such Event of Default occurs until it is cured, or until all Obligations are paid and performed in full, the Borrower agrees to pay (i) interest on the unpaid principal balance of the Revolving Loans at a per annum rate two percent (2%) greater than the rate(s) of interest otherwise specified herein and (ii) a letter of credit fee on the outstanding amount of undrawn and unreimbursed Letters of Credit at a per annum rate two percent (2%) greater than the rate(s) of fees otherwise specified in this Agreement.


               3.2 Maximum Interest Rate. In no event shall the interest rate and other charges hereunder exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that a court determines that the Lenders have received interest and other charges hereunder in excess of the highest rate applicable hereto, such excess shall be deemed received on account of, and shall automatically be applied to reduce, the Obligations other than interest and the provisions hereof shall be deemed amended to provide for the highest permissible rate. If there are no Obligations outstanding, the Lenders shall refund to the Borrower such excess.

               3.3 Facility Fee. The Borrower shall pay to the Agent on the Closing Date a facility fee in the amount of $2,000,000.

               3.4 Unused Line Fee. The Borrower shall pay to the Agent, for the account of each Lender in accordance with its Pro Rata Share, on the first Business Day of each month and on the Termination Date, a commitment fee with respect to the Revolving Loans for the month or shorter period just ended, computed at the rate of three-eighths percent (.375%) per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) on an amount equal to (a) $200,000,000 ($100,000,000 prior to Final Bankruptcy Court Order Date) less (b) the sum of (i) average daily outstanding principal balance of the Revolving Loans during such month or shorter period and (ii) the average daily outstanding undrawn and unreimbursed amount of Letters of Credit during such month or shorter period.

               3.5 Administration Fee. The Borrower shall pay to the Agent, for the sole account of the Agent, on the Closing Date and on each anniversary of the Closing Date, an administration fee of $75,000.

               3.6 Letter of Credit Fee. The Borrower agrees to pay to the Agent, for the ratable account of the Lenders, for each Letter of Credit, a fee (the "Letter of Credit Fee") equal to (x) one and one-half percent (1.5%) per annum of the undrawn amount of each standby Letter of Credit issued for the Borrower's account at the Borrower's request and
     (y) one and one-quarter percent (1.25%) per annum of the undrawn amount of each merchandise Letter of Credit issued for the Borrower's account at the Borrower's request, plus all out-of-pocket costs, fees and expenses incurred by the Agent in connection with the application for, issuance of, or amendment to any Letter of Credit, which costs, fees and expenses could include a "fronting fee" required to be paid by the Agent to such issuer for the assumption of the settlement risk in connection with the issuance of such Letter of Credit. The Letter of Credit Fee shall be payable monthly in arrears, on the first day of each month during which each such Letter of Credit remains outstanding. The Letter of Credit Fee shall be computed on the basis of a 360-day year for the actual number of days elapsed.

               3.7 Field Examination Fees. The Borrower agrees to pay to the Agent, solely for its own account, all costs and fees reasonably incurred by the Agent's internal field examiners in connection with field examinations of the Borrower and its Subsidiaries performed by such field examiners during the term of this Agreement; provided, that prior to the occurrence of an Event of Default, the Agent shall not be entitled to reimbursement for any such costs and fees incurred in connection with audits in excess of four (4) per year. Each field examiner of the Agent shall be billed at the Agent s then customary rate (currently $750 per day (or portion thereof)) plus reasonably incurred out-of-pocket expenses (including travel expenses).

               3.8 Fees Not Interest; Fully Earned. All fees are for compensation for services and are not, and shall not be deemed to be, interest or a charge for the use of money. The fees provided for in Sections 3.3, 3.4, 3.5, 3.6 and 3.7 shall be fully earned when due and payable, and no such fee shall be refundable or rebatable by reason of any prepayment, acceleration upon an Event of Default or any other circumstances.

               4.    PAYMENTS AND PREPAYMENTS.

               4.1 Mandatory Payments and Prepayments; Apportionment of Payments and Prepayments among the Agent and the Lenders. (a) On the Termination Date, the Borrower shall pay to the Agent, for the account of each Lender in accordance with its Pro Rata Share, the outstanding principal balance of the Revolving Loans and all other Obligations, plus all accrued but unpaid interest thereon. In addition, on demand the Borrower shall pay to the Agent, for the account of each Lender in accordance with its Pro Rata Share, the amount by which (A) the sum of
     (x) the unpaid principal balance of the Revolving Loans at any time plus
     (y) the amount, if any, of (1) amounts drawn under the Letters of Credit at such time to the extent not already included in Revolving Loans and
     (2) the undrawn amount of all Letters of Credit at such time exceeds (B) the Availability at such time (with Availability determined as if the amount of the Revolving Loans, the undrawn amount of Letters of Credit and the amount of unreimbursed drawings under Letters of Credit were zero).

               (b) On each applicable Interest Payment Date until the Termination Date, the Borrower shall pay to the Agent, for the account of each Lender in accordance with its Pro Rata Share (but subject as to distribution among the Lenders to the provisions of the Inter-Lender Agreement), interest on each Revolving Loan (as determined under Section 3.1).

               (c) The Borrower shall pay to the Agent, for distribution among the Agent and/or the Lenders in accordance with the provisions of this Agreement, all fees required to be paid from time to time hereunder or under any Loan Documents as and when such fees are due and payable.

               4.2   Manner, Time and Apportionment of Payments.

               (a) Place and Form of Payments. All payments made hereunder or under any Loan Document by or in respect of the Borrower shall be made to the Agent. The Borrower shall give the Agent written notice of each payment of principal, interest, fees, premiums and other sums payable hereunder no later than 12:00 Noon (New York City time) on the date such payment is to be made. Each such notice shall be irrevocable. All payments of principal, interest, fees, premiums and other sums payable hereunder to the Agent and/or any Lender shall be made without condition or reservation of right and in same day funds and delivered to the Agent not later than 12:00 Noon (New York City time) on the date due to such account of the Agent as the Agent may designate, for the account of the Agent and/or such Lender, as the case may be. Funds received by the Agent after that time shall be deemed to have been paid on the next succeeding Business Day. If any payment of principal, interest, fees, premiums of other sums payable hereunder becomes due and payable on a day other than a Business Day, the due date of such payment shall (except, in the case of Eurodollar Rate Loans, as otherwise required by virtue of the definition of "Interest Period") be extended to the next succeeding Business Day and interest thereon shall be payable at the applicable interest rate during such extension.

               (b) Payments as Revolving Loans. The Borrower hereby irrevocably authorizes the Agent to charge the Loan Account for the purpose of paying principal, interest, amounts drawn under Letters of Credit, fees, premiums and other sums payable hereunder, including, without limitation reimbursing expenses pursuant to Section 2.2A, 6.14 or 15.8, and agrees that amounts so charged shall be deemed to constitute Reference Rate Loans and that all such Reference Rate Loans so made shall be deemed to have been requested by it pursuant to Section 2.2, as of the date such amounts are so charged.

               (c) Application of Certain Payments. All payments made to the Agent hereunder that do not constitute payments in respect of the principal of or interest on Revolving Loans and do not constitute payment of fees, and all proceeds of Accounts, Inventory or other assets and/or Property of any Loan Party received by the Agent from or as to the Borrower or any Guarantor, shall be applied, ratably, subject to the provisions of this Agreement, first, to pay any fees, expense reimbursements or indemnities then due to the Agent from the Borrower; second, to pay any fees, expense reimbursements or indemnities then due to the Lenders from the Borrower; third, to pay interest due in respect of the BankAmerica Revolving Loans and Agent Advances; fourth, to pay interest due in respect of the Revolving Loans (other than the BankAmerica Revolving Loans and Agent Advances); fifth, to pay or prepay principal of the Agent Advances; sixth, to pay or prepay principal of the BankAmerica Revolving Loans; seventh, to pay or prepay principal of Revolving Loans (other than the BankAmerica Revolving Loans and Agent Advances); and eighth, to the payment of any other Obligation then due as the Agent shall determine. The Agent shall promptly distribute to each Lender at its address set forth on the appropriate signature page hereof, or at such other address as such Lender may request in writing, such funds as it may be entitled to receive. Notwithstanding anything to the contrary contained herein or elsewhere, all amounts distributed by the Agent under this Agreement shall be subject to the provisions of
     Section 4.2(d).

               (d) Defaulting Lenders. Notwithstanding anything contained in this Agreement to the contrary (including, without limitation, in Section 2.2(h) or 4.2(c)), in the event that (i) the Agent would otherwise be required under this Agreement to distribute any amount (a "Distribution Amount") to a Defaulting Lender, the Agent shall, to the extent of all amounts then due and owing by such Defaulting Lender to the Agent or BankAmerica (a "Defaulted Amount"), distribute such Distribution Amount to the party or parties to which such Defaulted Amount is due and owing for application to such Defaulted Amount, or
     (ii) the Agent would otherwise be required under this Agreement to distribute any Distribution Amount to a Defaulting Lender and at such time there is no Defaulted Amount of such Defaulting Lender, or the Borrower would otherwise be required to make a payment under the Loan Documents for the account of a Defaulting Lender (whether or not there is a Defaulted Amount of such Defaulting Lender), the Agent shall hold in escrow or the Borrower shall deliver to the Agent to be held by the Agent in escrow, as the case may be, such Distribution Amount or payment and, as and when any Defaulted Amount becomes due and owing to any party or parties the Agent shall distribute such escrowed amount to such party or parties for application to such Defaulted Amount (and if such escrowed amount is less than such Defaulted Amount, shall apply and distribute such escrow in the same priorities as set forth in clauses "first" through "seventh" of Section 4.2(c) (provided that in determining such priorities, such Defaulting Lender shall be deemed not to be a Lender under such clauses)) and prior to making any such application the Agent shall deposit such escrowed amounts in an interest bearing deposit account in the name and under the control of the Agent (the Agent having no responsi-bility or liability for the collectibility of any amounts so deposited), subject to the terms of this Section 4.2(d) and all earnings on such amounts so deposited shall be added to such escrowed amount. No escrowed amounts shall be released to the Lender which was such Defaulting Lender unless such Lender is no longer a Defaulting Lender. To the extent that any Distribution Amount is paid to the Borrower in respect of a Revolving Loan with respect to which a Defaulting Lender was in default, the distribution to the Borrower of such Distribution Amount shall be treated as the making by such Defaulting Lender of a portion of such Revolving Loan as of the date such Distribution Amount is paid to the Borrower, provided that such deemed portion shall be a Reference Rate Loan, until conversion, if any, to a Eurodollar Rate Loan in accordance with this Agreement.

               4.3 Indemnity for Returned Payments. If after receipt of the payment of, all or any part of the Obligations, the Agent or any Lender is compelled to surrender such payment to any Person, because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continue and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Agent or such Lender and the Borrower shall be liable to pay to the Agent or such Lender, and hereby indemnifies the Agent or such Lender and holds the Agent or such Lender harmless for, the amount of such payment or proceeds surrendered. The provisions of this Section
     4.3 shall be and remain effective notwithstanding any contrary action which may have been taken by the Agent or such Lender in reliance upon such payment or application of proceeds, and any such contrary action so taken shall be without prejudice to the Agent's or such Lender's rights under this Agreement and shall be deemed to have been conditioned upon such payment or application of proceeds having become final and irrevocable. The provisions of this Section 4.3 shall survive the termination of this Agreement.

               4.4 Application and Reversal of Payments. At all times after and during the continuation of an Event or an Event of Default, the Agent shall determine in its sole discretion the order and manner in which Proceeds of Property and other payments that the Agent receives are applied to the Revolving Loans, interest thereon, and the other Obligations, and the Borrower hereby irrevocably waives the right to direct the application of any payment or Proceeds. At all times after and during the continuation of an Event or an Event of Default, the Agent shall have the continuing and exclusive right to apply and reverse and reapply any and all such Proceeds and payments to any portion of the Obligations. At all times prior to an Event or an Event of Default, Proceeds of Property and other payments that the Agent receives shall be applied pursuant to Section 4.1 of this Agreement, with any excess to be applied pursuant to the written instructions of Borrower (and in all other instances, such excess is to be applied at the discretion of Agent).


               5.    AGENT'S AND LENDERS' BOOKS AND RECORDS; MONTHLY
                     STATEMENTS.

               The Borrower agrees that the Agent's books and records showing the Obligations and the transactions pursuant to this Agreement and the other Loan Documents shall be admissible in any action or proceeding arising therefrom, and shall constitute prima facie proof thereof, irrespective of whether any Obligation is also evidenced by a promissory note or other instrument. The Agent will provide to the Borrower a monthly statement of the Revolving Loans, payments, and other transactions pursuant to this Agreement. Such statement shall be deemed correct, accurate, and binding on the Borrower, absent manifest error, and as an account stated (except for returned payments made as provided in Section 4.2 and corrections of errors discovered by the Agent), unless the Borrower notifies the Lenders in writing to the contrary within thirty (30) days after such statement is delivered, sent or mailed to the Borrower. Notwithstanding the foregoing, the Borrower acknowledges and agrees that the Agent may charge the Loan Account with all customary fees, charges and expenses (including any increases in such fees and charges which occur after the Closing Date) owing to or incurred by the Agent in connection with the administration of this Agreement, the Revolving Loans or the Loan Documents; provided, however, that the Agent shall give Borrower notice of such charge. In the event a timely written notice of objections is given by the Borrower, only the items to which exception is expressly made will be considered to be disputed by the Borrower.

               6.    SUPERPRIORITY.

               6.1 Superpriority. (a) The Borrower and the Guarantors each hereby agrees that the Obligations shall constitute allowed claims in the Chapter 11 Case having priority over all administrative expense claims and unsecured claims against the Borrower and/or any Guarantor now existing or hereafter arising, of any kind or nature whatsoever, including without limitation all administrative expense claims of the kind specified in Sections 503(b) and 507(b) of the Bankruptcy Code, subject, as to priority, only to the Carve-Out Expenses, the establishment of which "superpriority" shall have been approved and authorized by the Bankruptcy Court.

               (b) The administrative expense claim priority granted pursuant to (a) above, this Agreement, the other Loan Documents, the Interim Bankruptcy Court Order and the Final Bankruptcy Court Order supplement each other, and the grants, priorities, rights and remedies of the Lenders and the Agent hereunder and thereunder are cumulative.
     In the event of a direct conflict between the Interim Bankruptcy Court Order or the Final Bankruptcy Court Order, on the one hand, and any Loan Document, on the other hand, the Interim Bankruptcy Court Order or the Final Bankruptcy Court Order, as the case may be, shall control.

               6.2 Protection of Superpriority. The administrative expense claim priorities and other rights and remedies granted to the Agent and the Lenders pursuant to this Agreement, the other Loan Documents, the Interim Bankruptcy Court Order or the Final Bankruptcy Court Order (specifically including but not limited to the existence of the administrative expense claim priority provided herein and therein) shall not be modified, altered or impaired in any manner by any other financing or extension of credit or incurrence of debt by the Borrower (pursuant to Section 364 of the Bankruptcy Code or otherwise), or by dismissal or conversion of the Chapter 11 Case, or by any other act or omission whatsoever. Without limiting the generality of the foregoing, notwithstanding any such order, financing, extension, incurrence, dismissal, conversion, act or omission except for Priority Professional Expenses, no costs or expenses of administration which have been or may be incurred in the Chapter 11 Case or any conversion of the same or in any other proceedings related thereto, and no priority claims, are or will be prior to or on a parity with any claim of any Lenders or the Agent against the Borrower or any Guarantor in respect of any Obligation.

               6.3 Location of Assets. Each Loan Party represents and warrants to the Agent and the Lenders that: on the Closing Date,
     Schedule 6.3 hereto is a correct and complete list of such Loan Party's chief executive office, the location of its books and records, the locations of its assets and properties (other than deposit accounts and in-transit inventory), and the locations of all of its other places of business. Each Loan Party agrees that it will not maintain any assets or properties at any location other than those listed in Schedule 6.3 hereto, unless it gives the Agent at least 30 days' prior written notice. The Borrower represents and warrants that all apparel, footwear and other merchandise inventory (including related accessories) owned by the Parent and its Subsidiaries and located in the United States is owned by a Loan Party.

               6.4 Title to, Liens on, and Sale and Use of Assets and Properties. Each Loan Party represents and warrants to the Agent and the Lenders and agrees with the Agent and the Lenders that: (a) all of its assets and properties are and will continue to be owned by a Loan Party or a Subsidiary of the Parent free and clear of all Liens whatsoever, except for Liens permitted by Section 9.15; (b) each Loan Party will use, store, and maintain its assets and properties with all reasonable care and will use its assets and properties for lawful purposes only; and (c) no Loan Party will, without the prior written approval of the Agent and the Majority Lenders, sell or dispose of or permit the sale or disposition of any of its assets and properties, except as permitted by Section 9.6 and/or Section 9.13.

               6.5 Reimbursement for Appraisals. The Borrower shall, within three Business Days after demand therefor by the Agent, reimburse the Agent for any and all costs and expenses incurred by the Agent with respect to appraisals or updates thereof of any or all of the Property of the Loan Parties from time to time conducted or ordered by the Agent, such appraisals or updates to include, without limitation, any of the foregoing required under any applicable laws or regulations or any internal policies of the Agent or any of its affiliates. The Borrower shall promptly furnish Agent with any and all subsequent appraisals or updates of appraisals that the Borrower has requested with respect to the Property of the Loan Parties.

               6.6 Access and Examination. The Agent, accompanied by any Lender that so elects, may at all reasonable times and upon reasonable notice (or at any time during the continuance of an Event or an Event of Default) have access to, examine, audit, make extracts from and inspect any Loan Party's records, files and books of account and its assets and properties and to discuss the Loan Party's affairs with the Loan Party's officers and management. Each field examination conducted by the Agent pursuant to this Section 6.6 shall be at the Borrower's expense, it being understood that the Borrower shall be obligated to pay the expenses of four such field examinations per Fiscal Year unless an Event or Event of Default shall be continuing, in which case such limitation shall not apply. The Borrower will deliver to the Agent any instrument necessary for the Agent to obtain records from any service bureau maintaining records for the Loan Party. The Agent may, and at the direction of the Majority Lenders shall, at any time and at the Borrower's expense, make copies of all of the Loan Parties' books and records, or require the Loan Parties to deliver such copies to the Agent. The Agent shall have the right, at any time, in the Agent's name or in the name of a nominee of the Agent, to verify the validity, amount or any other matter relating to the Accounts, by mail, telephone, or otherwise.

               6.7 Insurance. (a) Each Loan Party shall insure all tangible Property of such Loan Party (other than tangible property located in retail stores) against loss or damage by fire with extended coverage, theft, burglary, pilferage, loss in transit, and such other hazards as the Agent shall specify and shall also maintain, and cause each of its Subsidiaries to maintain, such other insurance as the Agent may reasonably require, including, without limitation, liability insurance, in each case in amounts, under policies and by insurers acceptable to the Lender.

               (b) Each Loan Party shall cause the Agent (for the ratable benefit of the Lenders) to be named in each such policy as additional insured, as appropriate, in a manner acceptable to the Agent.
     Schedule 6.7 is a certificate of insurance certified by the Borrower's insurer as to the insurance maintained by the Borrower and its Subsidiaries as of the date hereof naming the Agent as additional insured as and to the extent herein required. Each policy of insurance shall contain a clause or endorsement requiring the insurer to give not less than thirty (30) days prior written notice to the Agent in the event of cancellation of the policy for any reason whatsoever and a clause or endorsement stating that the interest of the Agent shall not be impaired or invalidated by any act or neglect of a Loan Party or the owner of any premises where assets and/or properties are located nor by the use of such premises for purposes more hazardous than are permitted by such policy.

               (c) All premiums for such insurance shall be paid by the applicable Loan Party when due, and certificates of insurance and, if requested, photocopies of the policies shall be delivered to the Agent (with copies for each of the Lenders). If a Loan Party fails to procure such insurance or to pay the premiums therefor when due, the Agent may (but shall not be required to) do so and charge the costs thereof to a Loan Account.

               (d) Each Loan Party shall promptly notify the Agent of any loss, damage, or destruction to any of the tangible Property of such Loan Party or any of its Subsidiaries or arising from its use, whether or not covered by insurance, to the extent that the fair market value of such Property exceeds $1,000,000.

               (e) The Agent is hereby authorized to collect directly all insurance proceeds with respect to liability insurance for which the Agent is named as beneficiary or additional insured.

               6.8 Asset Reporting. Each Loan Party will provide the Agent (with copies for each of the Lenders) with the following documents at the following times in form satisfactory to the Lender:

               (a) weekly roll-forward inventory reports and monthly stock ledger inventory reports;

               (b) on a monthly basis, reconciliations of all amounts listed in the reports delivered pursuant to subsection (a) hereof with the general ledger of each Loan Party;

               (c) on a weekly basis, a duly executed borrowing base certificate substantially in the form of Exhibit H hereto certified by an officer of the Borrower or another designated employee of the Borrower acceptable to the Agent;

               (d) such other reports with respect to Property of the Loan Parties (other than Equipment) as the Agent shall reasonably request from time to time; and

               (e) certificates of an officer of the Borrower certifying as to the foregoing.

     If any Loan Party's records or reports are prepared by an accounting service or other agent, each Loan Party hereby authorizes such service or agent to deliver such records, reports, and related documents to the Agent.

               6.9   [Intentionally Omitted].

               6.10 Collection of Accounts; Payments. (a) Each Loan Party shall make collection of all Accounts, Inventory and other assets and Properties for the Agent and shall immediately deliver all payments in their original form duly endorsed in blank into a Payment Account (either directly or following deposit thereof in a deposit account maintained by each Loan Party at a bank acceptable to the Agent). Each Loan Party shall irrevocably direct each of the banks at which deposit accounts are established by such Loan Party to transfer, by same-day depositary transfer, ACH Transfer or Fed Wire Transfer, on a daily basis into a Payment Account all amounts on deposit in such deposit account. Notwithstanding the foregoing sentence, each Loan Party shall be entitled to retain cash at each store operated by such Loan Party (or at the respective operating bank account(s) for each such store) in amounts as are necessary for the day-to-day operation of each such store consistent with past practices in respect of each such store. Each Payment Account shall be maintained pursuant to an agreement (the "Payment Account Agreement") among the Borrowers, the Agent and the relevant financial institution substantially in the form of Exhibit G hereto, which shall provide, among other things, that amounts on deposit in the Payment Account may not be withdrawn by Parent or on behalf of any Borrower until such time as such financial institution shall have received written notice from the Agent and that all collected amounts in each Payment Account shall be transferred on a daily basis to the Agent's account for application to such Loans and/or other Obligations (and, on and after an Event or Event of Default, upon notice by the Agent to the Borrower, to be held as cash collateral for Letters of Credit in an amount equal to 105% of the undrawn amount of outstanding Letters of Credit). All funds in the Payment Account are subject to the sole dominion and control of the Agent. On or before the Closing Date, the Borrowers shall deliver to the Agent a Payment Account Agreement relating to the Payment Account. Each Borrower agrees to indemnify the Agent and each Lender against, and reimburse each on demand for, all costs incurred by the Agent and/or each Lender in connection with the Payment Account Agreement. Notwithstanding the termination of this Agreement, until all of the Obligations shall have been fully paid and satisfied, the Borrowers shall continue to deposit, or cause to be deposited, into the Payment Account all collections of Accounts, Inventory and other cash proceeds of the assets and Properties of any Loan Parties.

               (b) Upon sales of Inventory for cash, each Loan Party shall promptly deposit the proceeds thereof into a depository account in compliance with Section 6.10(a) (and until so delivered or deposited, such payment shall be received by such Loan Party in trust for the Agent).

               (c) All payments received by the Agent on account of Accounts, Inventory or as proceeds of the assets and Properties of any Loan Parties will be credited to a Loan Account on the date of receipt of good funds by the Agent at its bank account in New York City if such good funds are received by the Agent by 12:00 noon (New York time) and otherwise on the first Business Day thereafter.

               (d) In the event the Borrower repays all of the Obligations upon the termination of this Agreement, other than through the Agent's receipt of payments on account of Accounts or proceeds of Inventory, such payment will be credited to a Loan Account on the Business Day of receipt of good funds by the Agent at its bank account in New York City if such good funds are received by the Agent by 12:00 noon (New York time).

               6.11 Inventory; Perpetual Inventory. Each Loan Party represents and warrants to the Agent and the Lenders that all of the Inventory is and will be held for sale or lease, or to be furnished in connection with the rendition of services in the ordinary course of such Loan Party's business, and is and will be fit for such purposes (other than a de minimis quantity of items customary for the Borrower's industry). Each Loan Party will keep the Inventory in good and marketable condition (other than a de minimis quantity of items customary for the Borrower's industry), at its own expense. Except as set forth on Schedule 6.11, no Loan Party will, without prior written notice to the Agent, acquire or accept any inventory on consignment or approval. Each Loan Party agrees that any Inventory manufactured by a Loan Party will be manufactured in accordance with the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations, and orders thereunder. The Loan Parties will conduct a physical count of the Inventory at least once per Fiscal Year, and after and during the continuation of an Event of Default, at such other times as the Agent requests, and shall promptly supply the Agent (with copies for the Lenders) with a copy of such count accompanied by a report of the value of such Inventory (valued at the lower of cost, determined on a first-in-first-out basis, or market value). Each Loan Party will maintain a perpetual inventory reporting system at all times. No Loan Party will, without the Agent's written consent, sell any Inventory on a bill-and-hold, guaranteed sale, sale and return (other than in the ordinary course of Borrower's business consistent with Borrower's past practice), sale on approval, consignment, or other repurchase or return basis.

               6.12 Equipment. Each Loan Party represents and warrants to the Agent and the Lenders and agrees with the Agent and the Lenders that all of the Equipment is and will be used or held for use in such Loan Party's business. Each Loan Party shall keep and maintain the Equipment in good operating condition and repair (ordinary wear and tear excepted) and shall make all necessary replacements thereof.


               6.13  [Intentionally Omitted].

               6.14 Right to Perform or Cure. The Agent (i) may in its sole discretion and (ii) shall, when instructed in writing by the Majority Lenders, in each case, pay any amount in order to preserve, protect, maintain or enforce the Obligations and which a Loan Party fails to pay or do, including, without limitation, payment of any claim or debt which may, in the judgment of the Agent, be prior to the Obligations. All payments that the Agent makes under this Section and all out-of-pocket costs and expenses (including Attorney Costs) that the Agent pays or incurs in connection with any action taken by it hereunder shall be charged to the Loan Account and be deemed to constitute a Reference Rate Loan in accordance with Section 4.2(b). Any payment made or other action taken by the Agent under this Section shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.

               6.15  [Intentionally Omitted]

               6.16 Agent's Rights, Duties, and Liabilities. Each Loan Party assumes all responsibility and liability arising from or relating to the use, sale, or other disposition of its assets and properties. Neither the Agent nor any of its officers, directors, employees, and agents shall be liable or responsible in any way for the safekeeping of any of the assets or properties of any Loan Party, or for any loss or damage thereto, or for any diminution in the value thereof, or for any act of default by any warehouseman, carrier, forwarding agency or other person whomsoever, all of which shall be at the Loan Party's sole risk. Notwithstanding the foregoing, the Agent agrees to use reasonable care in the custody and preservation of the assets or properties of any Loan Party in its possession.

               7.    BOOKS AND RECORDS; FINANCIAL INFORMATION;
                     NOTICES.

               7.1 Books and Records. At all times Parent shall maintain for itself and each of its Subsidiaries on a consolidated basis, correct and complete books, records and accounts in which complete, correct and timely entries are made of its transactions in accordance with GAAP and consistent with its past practice (including, to the extent consistent with its past practice, on a Loan Party-by-Loan Party basis). Each Loan Party shall, by means of appropriate entries, reflect, or cause to be reflected by Parent, in such accounts and in all Financial Statements proper liabilities and reserves for all taxes and proper provision for depreciation and amortization of Property and bad debts, all in accordance with GAAP. At all times Parent shall maintain for each Loan Party books and records pertaining to the assets and properties of any Loan Party in such detail, form, and scope as the Agent shall reasonably require, including without limitation records of: (a) all payments received and all credits and extensions granted with respect to the Accounts; (b) the return, repossession, stoppage in transit, loss, damage, or destruction of any Inventory; and (c) all other dealings affecting the assets and properties of any Loan Party.

               7.2 Financial Information. The Borrower shall promptly furnish to the Agent and each Lender all such financial information as any such Person shall reasonably request. The Borrower hereby authorizes the Agent and the Lenders to meet with and/or contact the Borrower's auditors and accountants regarding the financial condition of the Borrower and its Subsidiaries. The Borrower will authorize its accountants and auditors to cooperate with the Agent and the Lenders. Without limiting the foregoing, the Borrower will furnish to the Agent and the Lenders, in such detail as the Agent or the Majority Lenders shall request, the following:

               (a) As soon as available, but in any event not later than ninety (90) days after the close of each Fiscal Year, (i) consolidated audited balance sheets of the Parent and its Subsidiaries as of the end of such Fiscal Year and (ii) consolidated audited statements of income and expense, retained earnings and cash flow for the Parent and its Subsidiaries for such Fiscal Year, and the accompanying notes thereto, setting forth in each case in comparative form figures for the previous Fiscal Year, all in reasonable detail, fairly presenting the financial position and the results of operations of the Parent and its Subsidiaries as at the date thereof and for the Fiscal Year then ended, and prepared in accordance with GAAP. Such statements shall be examined in accordance with generally accepted auditing standards by and accompanied by a report thereon unqualified as to scope of Ernst & Young or such other independent certified public accountants selected by the Parent and reasonably satisfactory to the Lender.

               (b) As soon as available, but in any event not later than forty-five (45) days after the close of each fiscal quarter of the Parent other than the fourth quarter of a Fiscal Year, (i) consolidated unaudited balance sheets of the Parent and its Subsidiaries as at the end of such quarter and (ii) consolidated unaudited statements of income and expense and cash flow for the Parent and its Subsidiaries for such quarter and for the period from the beginning of the Fiscal Year to the end of such quarter, in each instance setting forth next to such quarterly figures and year to end of quarter figures, the budgeted figures for such periods, respectively, together with the accompanying notes thereto, all in reasonable detail, fairly presenting the financial position and results of operation of the Parent and its Subsidiaries as at the date thereof and for such periods, and prepared in accordance with GAAP consistent with the audited Financial Statements required pursuant to Section 7.2(a). The Parent shall certify, by a certificate signed by its chief financial officer, that all such statements have been prepared in accordance with GAAP and present fairly, subject to normal year-end adjustments, the Parent's consolidated financial position as at the dates thereof and its results of operations for the periods then ended.

               (c) As soon as available, but in any event not later than twenty-five (25) days after the close of each fiscal month of the Parent, (i) consolidated unaudited balance sheets of the Parent and its Subsidiaries as at the end of such fiscal month and (ii) consolidated unaudited statements of income and expense and cash flow for the Parent and its Subsidiaries for such fiscal month and for the period from the beginning of the Fiscal Year to the end of such fiscal month, together with comparable store information by division for the corresponding portion of the Parent's previous Fiscal Year, all in reasonable detail. The Parent shall certify, by a certificate signed by its chief financial officer, that all such statements have been prepared in accordance with GAAP and present fairly, subject to normal year-end adjustments, the Parent's consolidated financial position as at the dates thereof and its results of operations for the periods then ended.

               (d) With each of the audited Financial Statements delivered pursuant to Section 7.2(a), a certificate of the independent certified public accountants that examined such statements to the effect that they have reviewed and are familiar with the Loan Documents and that, in the course of examining such Financial Statements, they did not become aware of any fact or condition which then constituted an Event or Event of Default, except for those, if any, described in reasonable detail in such certificate.

               (e) With each of the annual audited, quarterly and monthly unaudited Financial Statements delivered pursuant to Sections 7.2(a), 7.2(b) and 7.2(c), a certificate of the chief financial officer of the Parent (i) setting forth in reasonable detail the calculations required to establish that the Borrower was in compliance with its covenants set forth in Sections 9.19 and 9.20 during the period covered in such Financial Statements; (ii) stating that, except as explained in reasonable detail in such certificate, (A) all of the representations, warranties and covenants of the Borrower contained in this Agreement and the other Loan Documents are correct and complete in all material respects as at the date of such certificate, and (B) no Event of Default then exists or existed during the period covered by such Financial Statements, (iii) describing and analyzing in reasonable detail all material trends, changes and developments in each and all Financial Statements and (iv) explaining the variances of the figures in such Financial Statements from those figures in the corresponding budgets and prior Fiscal Year financial statements. If such certificate discloses that a representation or warranty is not correct or complete, or that a covenant has not been complied with, or that an Event of Default existed or exists, such certificate shall set forth what action the Borrowers have taken or proposes to take with respect thereto.

               (f) No sooner than 60 days prior to and no later than the beginning of each Fiscal Year, annual forecasts (to include forecasted consolidated balance sheets, statements of income and expenses and statements of cash flow) for the Borrower and its Subsidiaries on a consolidated basis as at the end of and for each month of such Fiscal Year.

               (g) Promptly upon their becoming available, copies of each proxy statement, financial statement, and report which the Parent makes available to its stockholders.

               (h) Promptly after filing with the PBGC and the IRS a copy of each annual report or other filing filed with respect to each Plan of the Borrower or any Related Company.

               (i) Promptly upon the filing thereof, copies of all reports, if any, to or other documents filed by the Borrower or any of its Subsidiaries with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934, and all reports, notices or statements sent or received by the Borrower or any of its Subsidiaries to or from the holders of any equity interests of the Borrower (other than routine non-material correspondence sent by shareholders of the Parent to the Parent) or any such Subsidiary or of any Debt for borrowed money of the Borrower or any of its Subsidiaries registered under the Securities Act of 1933 or to or from the trustee under any indenture under which the same is issued.

               (j) As soon as available, but in any event not later than 15 days after the Borrower's receipt thereof, a copy of all management reports and management letters prepared for the Borrower by Ernst & Young or any other independent certified public accountants of the Borrower.


               (k) (i) Copies of all pleadings, motions, applications, financial information and other materials and documents filed by the Borrower or any Subsidiary thereof in connection with the Chapter 11 Case promptly following the filing thereof and (ii) copies of all written reports given by the Borrower or any Subsidiary to any official or unofficial creditors' committee in the Chapter 11 Case promptly after the sending thereof.

               (l) Such additional information as the Agent or any Lender (through the Agent) may from time to time reasonably request regarding the financial and business affairs of the Borrower or any Subsidiary of the Borrower.

               7.3 Notices to the Agent and the Lenders. The Borrower shall notify the Agent and the Lenders in writing of the following matters at the following times:

               (a) Immediately after becoming aware of the existence of any Event or Event of Default.

               (b) Within two (2) Business Days after becoming aware that the holder of any capital stock of the Borrower or of any Debt incurred after the Filing Date in excess of $2,000,000 owing by the Borrower or any Subsidiary has given notice or taken any action with respect to a claimed default or of becoming aware of the existence of a default or an event of default under or with respect to any such Debt.

               (c) Within two (2) Business Days after becoming aware of any material adverse change in the Property, business, operations, prospects or condition (financial or otherwise) of the Borrower and its Subsidiaries.

               (d) Within two (2) Business Days after becoming aware of any pending or threatened action, proceeding, or counterclaim by any Person, or any pending or threatened investigation by a Public Authority, which in either case may reasonably be expected to have a Material Adverse Effect.

               (e) Within two (2) Business Days after becoming aware of any pending or threatened strike, work stoppage, unfair labor practice claim, or other labor dispute affecting the Borrower or any of its Subsidiaries in a manner which could reasonably be expected to have a Material Adverse Effect.

               (f) Within two (2) Business Days after becoming aware of any violation of any law, statute, regulation, or ordinance of a Public Authority applicable to Borrower which may reasonably be expected to have a Material Adverse Effect.

               (g) Within two (2) Business Days after becoming aware of any material violation by the Borrower of any Environmental Law or that its compliance is being investigated.

               (h) Immediately after becoming aware of any Termination Event with respect to a Retrement Plan subject to Title VII of ERISA, or any other Reportable Event with respect to a Retirement Plan subject to Title VII of ERISA, accompanied by any materials required to be filed with the PBGC with respect thereto; within 60 days following the establishment of any Retirement Plan not existing at the date hereof or the commencement of contributions by the Borrower to any Plan or Multiemployer Plan to which the Borrower was not contributing at the date hereof; immediately upon becoming aware that an application is to be or has been made to the Secretary of the Treasury for a waiver of the minimum funding standard under the provisions of Section 412 of the Internal Revenue Code, together with a copy of such application; and immediately upon becoming aware of any other event or condition regarding a Plan or the Borrower's or a Related Company's compliance with ERISA which may reasonably be expected to have a Material Adverse Effect.

               (i) Thirty (30) days prior to the Borrower or any Subsidiary thereof changing its name, state of incorporation or form of organization.

               Each notice given under this Section shall describe the subject matter thereof in reasonable detail and shall set forth the action that the Borrower or the relevant Subsidiary of the Borrower, as the case may be, has taken or proposes to take with respect thereto.
     For purposes of Section 7.3(h), the Borrower and any Related Company shall be deemed to know all facts known by the administrator of any Plan of which the Borrower or any Related Company is the plan sponsor.

               8.    GENERAL WARRANTIES AND REPRESENTATIONS.

               Each Loan Party, jointly and severally continuously represents and warrants to the Agent and the Lenders (and, except with respect to any representation or warranty which is stated to be made as of a specific date which shall be deemed repeated as of such date, shall be deemed to have repeated each such representation and warranty on each date that any Obligations remain outstanding) that, except as hereafter disclosed to and accepted by the Agent and the Majority Lenders in writing as required under Section 9.25.

               8.1 Authorization, Validity, and Enforceability of this Agreement and the Loan Documents. Each Loan Party has the corporate power and authority to execute, deliver and perform this Agreement and the other Loan Documents and to incur the Obligations. Each Loan Party has taken all necessary corporate action (including, without limitation, obtaining approval of its stockholders if necessary) to authorize its execution, delivery, and performance of this Agreement and the other Loan Documents. No consent, approval, or authorization of, or filing with, any Public Authority, and no consent of any other Person, is required in connection with the Loan Party's execution, delivery, and performance of this Agreement and the other Loan Documents, except for the Interim Bankruptcy Court Order and the Final Bankruptcy Court Order. This Agreement and the other Loan Documents have been duly executed and delivered by the Loan Parties and constitute legal, valid and binding obligations of the Loan Parties, enforceable against each Loan Party in accordance with their respective terms without defense, setoff, or counterclaim except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and by general principles of equity. Each Loan Party's execution, delivery, and performance of this Agreement and the other Loan Documents do not and will not conflict with, or constitute a violation or breach of, or constitute a default under, or result in the creation or imposition of any Lien upon the Property of the Borrower or any of its Subsidiaries (except as contemplated by this Agreement and the other Loan Documents) by reason of the terms of (x) any mortgage, lease, agreement or instrument to which the Borrower or any of its Subsidiaries is a party or which is binding upon it (except to the extent that such conflicts, violations, breaches or defaults and any enforcement actions in respect thereof are stayed by virtue of the filing of the Chapter 11 Case), (y) any judgment, law, statute, rule, court order (including, without limitation, any court order entered in the Chapter 11 Case) or governmental regulation applicable to the Borrower or any of its Subsidiaries, or (z) the Certificate or Articles of Incorporation or By-Laws or other charter documents of the Borrower or any of its Subsidiaries.

               8.2   [Intentionally Omitted].

               8.3 Organization and Qualification. Each Loan Party: (a) is duly incorporated and organized and validly existing in good standing under the laws of the state of its incorporation; (b) is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the failure to so qualify or be in good standing could reasonably be expected to have a material adverse effect on the Loan Party's Property, business, operations, prospects or condition (financial or otherwise); and (c) has all requisite corporate power and authority to conduct its business and to own its Property.

               8.4 Corporate Name; Prior Transactions. No Loan Party has, during the past five years, been known by or used any other corporate or fictitious name, or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any of its Property out of the ordinary course of business, except as otherwise set forth in Schedule 8.4 hereto.

               8.5 Subsidiaries and Affiliates. Schedule 8.5 hereto is a correct and complete list of the name and relationship to the Borrower of each and all of the Borrower's Subsidiaries. Each such Subsidiary
     (a) is duly incorporated and organized and validly existing in good standing under the laws of its jurisdiction of incorporation set forth in Schedule 8.5 hereto, (b) is qualified to do business as a foreign corporation and in good standing in the jurisdictions set forth opposite its name on Schedule 8.5 hereto, which are the only jurisdictions in which the failure to so qualify or be in good standing could reasonably be expected to have a Material Adverse Effect and (c) has all requisite power and authority to conduct its business and own its Property.

               8.6 Financial Statements and Forecasts. (a) The projections for the Parent and its Subsidiaries for the period through January 31, 1997 heretofore submitted to the Agent and the Lenders represent the Parent's best estimate of the future financial performance of the Parent's and its Subsidiaries for the periods set forth therein. The foregoing projections have been prepared on the basis of the assumptions set forth therein, which the Borrower believes are fair and reasonable in light of current and reasonably foreseeable business conditions at the time submitted to the Agent and the Lenders.

               (b) The Borrower has delivered to the Agent and the Lenders on or prior to the date hereof the audited balance sheet and related statements of income and expense, retained earnings, changes in financial position, changes in stockholders equity and cash flow for the Parent and its Subsidiaries (and related footnotes), as of January 28, 1995 and for the Fiscal Year then ended, accompanied by the report thereon of Ernst & Young, the Parent's independent certified public accountants. The Parent has also delivered to the Agent and the Lenders the unaudited balance sheet and related statements of income and expense, retained earnings, changes in financial position, changes in stockholders equity and cash flow for the Parent and its Subsidiaries, as of September 30, 1995 and for the eight months then ended. Since the date of such unaudited financial statements, no material adverse change has occurred in the Borrower's business, operations, prospects, condition (financial or otherwise), performance or properties, except as set forth on Schedule 8.24 and other than those which customarily occur as a result of events following the commencement of a proceeding under Chapter 11 of the Bankruptcy Code and the commencement of the Chapter 11 Cases. All such financial statements have been prepared in accordance with GAAP and present fairly the Parent's financial position as at the dates thereof and its results of operations for the periods then ended.

               8.7 Capitalization and Corporate Structure. The Parent's capitalization and the corporate structure of the Parent and the Guarantors is accurately described in on Schedule 8.7 hereto.

               8.8 Reorganization Matters. (a) After the Entry Date and pursuant to and to the extent permitted in the Interim Bankruptcy Court Order and the Final Bankruptcy Court Order, the Obligations will constitute allowed administrative expense claims in the Chapter 11 Case having priority over all administrative expense claims and unsecured claims against the Borrower and its Subsidiaries now existing or hereafter arising, of any kind whatsoever, including, without limitation, all administrative expense claims of the kind specified in Sections 503(b) and 507(b) of the Bankruptcy Code, subject, as to priority, only to Carve-Out Expenses.

               (b) The Interim Bankruptcy Court Order (with respect to the period prior to the Final Bankruptcy Court Order Date) or (with respect to the period on and after the Final Bankruptcy Court Order Date) the Final Bankruptcy Court Order, as the case may be, is in full force and effect and has not been reversed, stayed, modified or amended absent express written joinder and consent of the Majority Lenders and the Agent.

               8.9 Title to Property. The Borrower has such title to its real property and title to all of its other Property, in each case necessary to operate its business.

               8.10  [Intentionally Omitted].

               8.11 Proprietary Rights. Schedule 8.11 hereto is a correct and complete list of all patents, trademarks and copyrights owned by the Loan Parties. None of the Proprietary Rights is subject to any licensing agreement or similar arrangement except as set forth on
     Schedule 8.11. None of the Proprietary Rights, to the best of the Loan Parties' knowledge, infringes on any other Person's Property. The Proprietary Rights constitutes all of the Property of such type necessary to the current and anticipated future conduct of the Loan Parties' business.

               8.12 Trade Names and Terms of Sale. All trade names or styles under which the Loan Parties will do business or sell Inventory or create Accounts, or to which instruments in Payment of Accounts may be made payable, are listed in Schedule 8.12 hereto.

               8.13 Litigation. Except as set forth on Schedule 8.13 and except for the Chapter 11 Case, there is no pending or, to the best of the Loan Parties' knowledge, threatened suit, proceeding, or counterclaim by any Person, or investigation by any Public Authority, or any basis for any of the foregoing, which is reasonably likely to have a Material Adverse Effect or in which there is a reasonable likelihood of recovery of an amount in excess of $5,000,000.

               8.14 Restrictive Agreements. Except as set forth on Schedule 8.14, no Loan Party is a party to any agreement, or subject to any corporate restriction, which is reasonably likely to have a Material Adverse Effect.

               8.15 Labor Disputes. Within the United States: (a) there is no collective bargaining agreement or other labor contract covering employees of the Borrower or any of its Subsidiaries; (b) no such collective bargaining agreement or other labor contract is scheduled to expire during the term of this Agreement; (c) to the best of the Borrower's knowledge, no union or other labor organization is seeking to organize, or to be recognized as, a collective bargaining unit of employees of the Borrower or any of its Subsidiaries; and (d) there is no pending or, to the best of the Borrower's knowledge, threatened strike, work stoppage, material unfair labor practice claims, or other material labor dispute against or affecting the Borrower or any of its Subsidiaries, or any of its employees.

               8.16 Environmental Laws. Except as set forth on Schedule 8.16, no Loan Party has generated, handled, used, stored, or disposed of any hazardous or toxic waste or substance, as defined pursuant to Environmental Laws, on or off its premises (whether or not owned by it), except to the extent any of the foregoing would not result in a Material Adverse Effect, and each Loan Party has complied with all Environmental Laws applicable to transfer, construction on, and operation of its Property and business, except to the extent such non-compliance would not result in a Material Adverse Effect. No Loan Party has any liability with respect to non-compliance with Environmental Laws or the generation, handling, use, storage, or disposal of hazardous or toxic wastes or substances, except to the extent any of the foregoing would not result in a Material Adverse Effect. No Loan Party has received any summons, complaint or order, which would be reasonably likely to result in a Material Adverse Effect, from a Governmental Authority that such Loan Party is not in compliance with, or that any Public Authority is investigating its compliance with, Environmental Laws.

               8.17 No Violation of Law. No Loan Party is in violation of any law, statute, regulation, ordinance, judgment, order, or decree applicable to it which violation would be reasonably likely to have a Material Adverse Effect.

               8.18 No Default. Other than as set forth on Schedule 8.18, no Loan Party is in default with respect to any note, loan agreement, mortgage, lease, or other agreement entered into on or after the Filing Date (or assumed on or after the Filing Date or effective thereafter in accordance with applicable law) to which a Loan Party is a party or bound, which default would be reasonably likely to have a Material Adverse Effect.

               8.19 ERISA. Neither the Borrower nor any Related Company maintains or contributes to any Plan other than those listed on Schedule
     8.19. The Borrower has given to the Agent (i) a copy of the Plan document of each Plan in existence as of the date of this Agreement and
     (ii) a list designating each Multiemployer Plan to which the Borrower or any Related Company is obligated to make an annual contribution and a copy of the collective bargaining agreement pursuant to which such contribution is required to be made. Each Retirement Plan which is intended to be a qualified plan under Section 401(a) of the Code as currently in effect has been determined to be qualified under Sec-tion 401(a) of the Code and the trust related thereto is exempt from federal income tax under Section 501(a) of the Code. Except as would not reasonably be expected to result in a Material Adverse Effect, (i) no Retirement Plan has incurred any "accumulated funding deficiency", as defined in Section 302(a)(2) of ERISA and Section 412(a) of the Code, whether or not waived, nor has any Reportable Event occurred with respect to any Retirement Plan for which any liability remains outstanding; (ii) neither the Borrower nor any Related Company has incurred any liability to the PBGC other than the payment of premiums, and there are no premiums payments which have become due which are unpaid; (iii) neither the Borrower nor any of its Subsidiaries has breached any of the responsibilities, obligations or duties imposed on it by ERISA with respect to any Plan; (v) neither the Borrower nor any Related Company nor any fiduciary of or any trustee to any Plan has engaged in a nonexempt "prohibited transaction" described in Section 406 of ERISA or Section 4975 of the Code nor taken any action which would constitute or result in a Termination Event with respect to any such Plan which is subject to ERISA; and (vi) there are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Borrower, which could reasonably be expected to be asserted against any Plan, or the assets of any such Plan. No Plan has been terminated by the plan administrator thereof or by the PBGC. At this time, the current value of the assets of each Plan exceeds the present value of the Plan's "benefit liabilities" (within the meaning of Section 4001(a)(16) of ERISA), of such Plan, and the Borrower knows of no facts or circumstances which would materially change the value of such assets and accrued benefits and other liabilities. Neither the Borrower nor any Related Company has suffered a complete or partial withdrawal from a Multiemployer Plan.

               8.20 Taxes. Each Loan Party has filed all tax returns and other reports which it was required by law to file on or prior to the date hereof and has paid all taxes, assessments, fees, and other governmental charges, and penalties and interest, if any, against it or its Property, income, or franchise, that are due and payable (except to the extent that (i) (a) any such taxes, assessments, fees, and other governmental charges, and penalties and interests are diligently contested in good faith by appropriate proceedings and proper reserves are established on the books of the applicable Loan Party as provided in GAAP and (b) a stay of enforcement of any Liens arising from the nonpayment thereof when due is in effect or (ii) such Loan Party is not required to pay the foregoing as a result of the commencement of the Chapter 11 Case).

               8.21 Use of Proceeds. None of the transactions contemplated in this Agreement (including, without limitation, the use of certain proceeds from the Loans) will violate or result in the violation of Sec-tion 7 of the Securities Exchange Act of 1934, as amended, or any regulations issued pursuant thereto, including, without limitation, Regulations G, T, U and X of the Board of Governors of the Federal Reserve System ("Federal Reserve Board"), 12 C.F.R., Chapter II. The Borrower does not own or intend to carry or purchase any "margin stock" within the meaning of said Regulation G. None of the proceeds of the Loans will be used, directly or indirectly, to purchase or carry (or refinance any borrowing, the proceeds of which were used to purchase or carry) any "security" within the meaning of the Securities Exchange Act of 1934, as amended. The Agent, the Lenders, the Borrower and the Loan Parties each agree that the restrictions as to use of the funds under the Agreement are commercially reasonable and are made in good faith.

               8.22 Private Offerings. The Borrower hereby agrees that neither it nor anyone acting on its behalf has offered or will offer the Revolving Loans or any part thereof or any similar securities for issue or sale to or solicit any offer to acquire any of the same from anyone so as to bring the issuance thereof within the provisions of Section 5 of the Securities Act of 1933, as amended.

               8.23 Broker's Fees. The Borrower represents that it has not made any commitment or taken any action which will result in a claim for any finders' or similar fees or commitments in respect to the transaction described in this Agreement. The Borrower agrees to defend the Agent and the Lenders and save each of them harmless from all claims of any Person for any such fees and this indemnity shall include reasonable attorneys' fees and legal expenses. This indemnity shall survive the repayment of the Obligations and the termination of this Agreement.

               8.24  No Material Adverse Change.  Except as disclosed in
     Schedule 8.24 hereof and other than as customarily occurs as a result of events following the commencement of a proceeding under Chapter 11 of the Bankruptcy Code and the commencement of the Chapter 11 Case, no material adverse change has occurred in the Property, business, operations, prospects or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, since September 30, 1995.

               8.25 Disclosure. Neither this Agreement nor any document or statement furnished to the Agent or any Lender by any Loan Party hereunder contains any untrue statement by a Loan Party of a material fact or omits to state any material fact necessary in order to make the statements by a Loan Party contained herein or therein not misleading.

               9.    AFFIRMATIVE AND NEGATIVE COVENANTS.

               The Borrower covenants that, so long as any of the Obligations remain outstanding or this Agreement is in effect:

               9.1 Taxes and Other Obligations. The Borrower shall, and shall cause each of its Subsidiaries to: (a) file when due all tax returns and other reports which it is required to file, pay when due (except to the extent such payment is not required to be made by reason of the commencement of the Chapter 11 Case) all taxes, fees, assessments and other governmental charges against it or upon its Property, income and franchises, make all required withholding and other tax deposits, and establish adequate reserves for the payment of all such items, and shall provide to the Agent or any Lender, upon request, satisfactory evidence of its timely compliance with the foregoing; and (b) to the extent permitted under Section 9.10, pay when due (except to the extent such payment is not required to be made by reason of the commencement of the Chapter 11 Case) all Debt owed by it and all claims of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons, and perform and discharge in a timely manner all other obligations undertaken by it; provided, however, that, so long as the Borrower has notified the Agent in writing, the Borrower or its Subsidiary, as the case may be, need not pay any tax, fee, assessment, governmental charge, or Debt, or perform or discharge any other obligation, that (i) it is contesting in good faith by appropriate proceedings diligently pursued,
     (ii) the Borrower or its Subsidiary, as the case may be, has established proper reserves for as provided in GAAP and (iii) a stay of enforcement is in effect with respect to any Lien arising or securing the non-payment thereof.

               9.2 Corporate Existence and Good Standing. The Borrower shall, and shall cause each of its Subsidiaries to, maintain its corporate existence. The Borrower shall, and shall cause each of its Subsidiaries to, maintain its qualification and good standing in all jurisdictions in which the failure to maintain such qualification or good standing could reasonably be expected to have a Material Adverse Effect, and shall, and shall cause each of its Subsidiaries to, obtain and maintain all licenses, permits, franchises and governmental authorizations the failure of which to obtain or maintain could reasonably be expected to have a material adverse effect on the Borrower's or such Subsidiary's Property, business, operations, prospects or condition (financial or otherwise).

               9.3 Compliance with Law and Agreements; Maintenance of Licenses. Except to the extent compliance therewith is not required by reason of the Chapter 11 Case, the Borrower shall and shall cause each of its Subsidiaries to, comply with the terms and provisions of each judgment, law, statute, rule and governmental regulation applicable to it and each contract, mortgage, lien, lease, indenture, order, instrument, agreement, or document to which it is a party or by which it is bound, except where the failure to so comply could not reasonably be expected to result in a Material Adverse Effect. The Borrower shall, and shall cause each of its Subsidiaries to, obtain and maintain all licenses, permits, franchises and governmental authorizations necessary to own its Property and to conduct its business as conducted on the Closing Date, except where the failure to so obtain or maintain could not reasonably be expected to result in a Material Adverse Effect.

               9.4 Maintenance of Property and Insurance. (a) Except with respect to property sold or otherwise disposed of as permitted under
     Section 9.6, the Borrower shall, and shall cause each of its Subsidiaries to, maintain all of its Property necessary and useful in its business in good operating condition and repair, ordinary wear and tear excepted; and (b) in addition to the insurance required by Section 6.7, the Borrower shall, and shall cause each of its Subsidiaries to, maintain such other insurance (which may be self-insurance) with respect to its Property and business against casualties and contingencies of such types (including, without limitation, business interruption, environmental liability, public liability, product liability, and larceny, embezzlement or other criminal misappropriation) and in such amounts as is customary for Persons of established reputation engaged in the same or a similar business and similarly situated. All of the insurance of the Borrower and its Subsidiaries shall require at least thirty (30) days (or, in the case of nonpayment of premiums, ten (10) days) prior written notice to the Agent of any cancellation, non-renewal or material change.

               9.5 Environmental Laws. Except for any violation of Environmental Laws disclosed on Schedule 8.16, the Borrower shall, and shall use its best efforts to cause each of its Subsidiaries to, conduct its business in compliance with all Environmental Laws applicable to it, including, without limitation, those relating to the Borrower's or such Subsidiary's generation, handling, use, storage, and disposal of hazardous and toxic wastes and substances. The Borrower shall, and shall use its best efforts to cause each of its Subsidiaries to, consistent with good business practices, take prompt and appropriate action to respond to any non-compliance with Environmental Laws and shall, upon the reasonable request of the Agent, report to the Agent on such response. Without limiting the generality of the foregoing, whenever there is potential for non-compliance with any Environmental Law which would be likely to result in a Material Adverse Effect, the Borrower shall, at the Agent's request and the Borrower's expense:
     (a) retain an independent environmental engineer acceptable to the Agent and the Borrower to conduct such tests of the site where the Borrower's or such Subsidiary's non-compliance or alleged non-compliance with Environmental Laws has occurred and prepare and deliver to the Agent a report setting forth the results of such tests, a proposed plan for responding to any environmental problems described therein if so recommended by the environmental engineer and accepted by the Agent and the Borrower, and an estimate of the costs thereof; and (b) upon the reasonable request of Agent, provide to the Agent a supplemental report of such engineer whenever the scope of the environmental problems, or the Borrower's or the Subsidiary's response thereof or the estimated costs thereof, shall, in the Borrower's business judgment, materially change from the initial report.

               9.6 Mergers, Consolidations, Acquisitions, or Sales. The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into any transaction of merger, reorganization, or consolidation, or transfer, sell, assign, lease, or otherwise dispose of all or any part of its Property, or wind up, liquidate or dissolve, or agree to do any of the foregoing, except (i) sales of Inventory in the ordinary course of business, (ii) sales of other assets and properties (other than inventory) not exceeding $25,000,000 in the aggregate during the term of this Agreement, (iii) sales of assets in connection with store closings in connection with the closing of not more than 850 stores during the term of this Agreement and (iv) leases of real property among the Parent and its Subsidiaries or between Subsidiaries.

               9.7 Distributions; Issuance of Shares; Etc. (a) The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly declare or make, or incur any liability to make, any Distribution, except Distributions to the Borrower or any Loan Party by any of its Subsidiaries.

               (b) The Borrower shall not after the Closing Date authorize or issue any shares of its capital stock other than capital stock issued pursuant to stock option plans of the Borrower existing on the Closing Date as such plans are in effect on the Closing Date.

               (c) The Borrower shall not after the Closing Date amend or modify its certificate of incorporation or bylaws in any manner which could reasonably be expected to have a Material Adverse Effect without the prior written consent of the Agent and the Majority Lenders; provided that the Borrower may change its name upon thirty (30) days' prior written notice to the Agent.

               9.8 Transactions Affecting Obligations. The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into any transaction which could reasonably be expected to have a Material Adverse Effect.

               9.9 Guaranties. The Borrower shall not, and shall not permit any of its Subsidiaries to, make, issue, or become liable on any Guaranty, except

               (a)   Guaranties in favor of the Agent and/or the Lenders;

               (b)   endorsements of instruments for deposit;

               (c) Guaranties of real property leases of the Parent and its Subsidiaries;

               (d)   Guaranties in existence on the Filing Date; and

               (e) Guaranties of Debt of the Parent and its Subsidiaries to the extent such Debt is permitted under Section 9.10.

               9.10 Debt. The Borrower shall not, and shall not permit any of its Subsidiaries to, incur or maintain any Debt, other than:

               (a)   the Obligations;

               (b) trade payables and other contractual obligations to suppliers and customers incurred in the ordinary course of business (subject, in the case of any such trade payables and other contractual obligations owing by the Borrower to Affiliates of the Borrower, to Section 9.12);

               (c) Debt incurred to finance the purchase of Equipment constituting Capital Expenditures permitted by Section 9.19, so long as the principal amount of Debt incurred for any such purchase of Equipment does not exceed 100% of the cost of such Equipment;

               (d) Debt incurred in the ordinary course of business under operating leases;

               (e)   Debt permitted under Section 9.9;

               (f) Debt existing on the Filing Date, but not any extension of any thereof or any increase in the principal amount of any thereof;

               (g) (x) in the case of any Subsidiary that is a Loan Party, Debt to the Borrower or to a wholly-owned Subsidiary that is a Loan Party incurred in the ordinary course of business of such Subsidiary consistent with the past practices of the Borrower and its Subsidiaries provided that any such Debt is subordinated in right of payment to the Obligations and (y) in the case of all Subsidiaries that are not Loan Parties, Debt to the Borrower or a wholly-owned Subsidiary incurred in the ordinary course of business of any such non-Loan Party Subsidiary consistent with the past practices of the Borrower and its Subsidiaries in a net aggregate outstanding principal amount not exceeding $2,000,000 at any time;

               (h) Debt of the Borrower to any wholly-owned Subsidiary that is a Loan Party incurred in the ordinary course of the business of the Borrower and its Subsidiaries consistent with their past practice, provided that any such Debt is subordinated in right of payment to the Obligations; and

               (i) Debt incurred in the ordinary course of business under employee benefit plans.


               9.11 Debt Payments and Prepayments; Modification of Debt Terms. The Borrower shall not, and shall not permit any of its Subsidiaries to, make payments of principal or interest with respect to the Debt listed on Schedule 9.10 hereof or to prepay any other Debt (other than (w) payments to Mercantile required under the Mercantile Letter of Credit Facility in order for the Loan Parties to obtain ownership of goods subject to the letters of credit issued thereunder free and clear of all Liens (to the extent such payments are otherwise authorized by the Bankruptcy Court), (x) Debt described on Schedule 9.11, (y) the Obligations in accordance with their terms and (z) trade payables in order to obtain the benefits of discounts on such payables). The Borrower shall not, and shall not permit any of its Subsidiaries to, amend or modify any of the Debt listed on Schedule 9.10 hereto.

               9.12 Transactions with Affiliates. Except as expressly permitted herein, the Borrower shall not, and shall not permit any of its Subsidiaries to, sell, transfer, distribute, or pay any money or Property to any Affiliate, or lend or advance money or Property to any Affiliate, or invest in (by capital contribution or otherwise) or purchase or repurchase any stock or indebtedness, or any Property, of any Affiliate, or become liable on any Guaranty of the indebtedness, dividends, or other obligations of any Affiliate, or otherwise become indebted to any Affiliate, other than (i) upon terms (including, without limitation, pricing) no less favorable to it than it would be able to obtain in a comparable arm's length transaction with a third party who is not an Affiliate and (ii) salaries and other compensation and advances and reimbursement for business related expenses to employees of the Borrower who are Affiliates.

               9.13 Non-Loan Party Subsidiaries. The Loan Parties shall not enter into transactions with Subsidiaries of Parent who are not Loan Parties (other than transactions in the ordinary course of business consistent with past practices). Without in any manner limiting the foregoing, no Loan Party shall transfer or convey Inventory to any Subsidiary of the Parent who is not a Loan Party, other than in the ordinary course of business consistent with past levels and practice of such Loan Party.

               9.14 Business Conducted. The Borrower shall not, and shall not permit any of its Subsidiaries to, engage, directly or indirectly, in any line of business other than the businesses in which they are engaged on the date hereof.

               9.15 Liens. The Borrower shall not, and shall not permit any of its Subsidiaries to, create, incur or assume, or permit to exist, any Lien on any Property now owned or hereafter acquired by any of them, except Permitted Liens.

               9.16 Sale and Leaseback Transactions. The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into any arrangement with any Person providing for the Borrower or a Subsidiary to lease or rent Property that the Borrower or Subsidiary has or will sell or otherwise transfer to such Person.

               9.17 New Subsidiaries. The Borrower shall not, directly or indirectly, organize or acquire any Subsidiary other than those existing on the Closing Date.

               9.18 Restricted Investments. The Borrower shall not, and shall not permit any of its Subsidiaries to, make any Restricted Investment.

               9.19 Capital Expenditures. The Borrower shall not, and shall not permit any of its Subsidiaries to, make or incur any Capital Expen-diture during the term of this Agreement if, after giving effect thereto, the aggregate amount of all Capital Expenditures by the Borrower and its Subsidiaries during any Fiscal Year shall exceed $35,000,000 (provided, however, that amounts permitted but not expended in one Fiscal Year may be expended in the immediately succeeding Fiscal Year, but in no other Fiscal Year).

               9.20 Minimum EBITDA. The Borrower shall not permit EBITDA for the Borrower and its Subsidiaries on a consolidated basis, as at the end of each month, to be less than negative $15,000,000 for the twelve month period ending on each such date. With respect to any month ending after the one-year anniversary of the Closing Date through and including any month ending before the two-year anniversary of the Closing Date (such period, "Year Two"), the foregoing minimum EBITDA of negative $15,000,000 shall be further reduced on a dollar-for-dollar basis by the amount that EBITDA for the Borrower and its Subsidiaries for the twelve-month period commencing at the beginning of the Parent s fourth fiscal quarter in 1995 (on or about November 1, 1995) through the end of the Parent s third fiscal quarter in 1996 (on or about October 31, 1996) exceeds $18,000,000 (provided that such minimum EBITDA for Year Two shall at no time be less than negative $25,000,000).

               9.21 Termination of Liens. At the request of the Agent, the Borrower shall obtain and deliver to the Agent duly executed UCC-3 Termination Statements from such parties who maintain Liens (other than Permitted Liens) on the property of any Loan Party, together with such other instruments, in form and substance satisfactory to the Agent and the Majority Lenders, in each instance, as shall be necessary to terminate and satisfy all such Liens on the property of any Loan Party.

               9.22  Fiscal Year.  The Borrower shall not change its Fiscal
     Year.

               9.23 ERISA. (a) For each Plan adopted by the Borrower or any Subsidiary with the intent that it be qualified under Section 401(a) of the Code, the Borrower shall (i) use its best efforts to seek and receive a determination letter from the IRS that such Plan is qualified under Section 401(a) of the Code, and (ii) from and after the adoption of any such Plan, use its best efforts to cause such Plan to be qualified under Section 401(a) of the Code and to be administered in all material respects in accordance with the requirements of ERISA and
     Section 401(a) of the Code, and (iii) not take any action which would cause such Plan not to be qualified under Section 401(a) of the Code or not to be administered in all material respects in accordance with the requirements of ERISA and Section 401(a) of the Code.

               (b) The Borrower shall not, and shall not permit any Related Company to:

                       (i) Engage in any transaction for which an exemption is not available or has not been previously obtained from the DOL in connection with which the Borrower or any Related Company could be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or tax imposed by Section 4975 of the Code with respect to the period following the commencement of the Chapter 11 Case;

                      (ii) Permit to exist any accumulated funding deficiency (whether or not waived), as defined in Section 302 of ERISA and Section 412 of the Code;

                     (iii) Fail to pay timely required contributions or annual installments due with respect to any waived funding deficiency to any Plan;

                      (iv) Fail to make any payments to any Multiemployer Plan the Borrower or any Related Company may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto;

                       (v) Terminate, or permit a Related Company to terminate, any Plan which would result in any liability of the Borrower or a Related Company under Title IV of ERISA;

                      (vi) Fail to pay any required installment under section (m) of Section 412 of the Code or any other payment required under Section 412 of the Code on or before the due date for such installment or other payment with respect to the period following the commencement of the Chapter 11 Case; or

                     (vii) Amend a Retirement Plan resulting in an increase in current liability for the plan year such that the Borrower or a Related Company is required to provide security to such Plan under
          Section 401(a)(29) of the Code.

               9.24 Interim Bankruptcy Court Order; Final Bankruptcy Court Order; Administrative Expense Claim Priority. (a) None of the Borrower or any of its Subsidiaries shall at any time seek or consent to any modification, stay, vacation or amendment of the Interim Bankruptcy Court Order or the Final Bankruptcy Court Order, as the case may be, except for modifications and amendments mutually agreed to by the Majority Lenders, the Borrower and the Agent.

               (b) Neither the Borrower nor any of its Subsidiaries shall at any time seek or consent to a priority for any administrative expense claim or unsecured claim against the Borrower or any of its Subsidiaries (now existing or hereafter arising of any kind or nature whatsoever, including without limitation any administrative expense claim of the kind specified in Section 507(b) of the Bankruptcy Code) equal or superior to the priority of the Lenders and the Agent in respect of the Obligations, except for the Carve-Out Expenses.

               9.25 Supplemental Disclosure. From time to time as may be necessary (in the event that such information is not otherwise delivered by the Borrower to the Agent and the Lenders pursuant to this Agreement), the Borrower will promptly supplement or amend each Schedule or representation herein with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Schedule or as an exception to such representation or which is necessary to correct any information in such Schedule or representation which has been rendered inaccurate thereby in any material respect. No such supplement shall cure any Event or Event of Default arising from any misrepresentation being corrected, unless such supplement has been approved in writing by the Agent and the Majority Lenders.

               9.26 Further Assurances. The Borrower shall execute and deliver, or cause to be executed and delivered, to the Agent and the Lenders such documents and agreements, and shall take or cause to be taken such actions, as the Agent and/or any Lender may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents.

               10.   CONDITIONS OF LENDING.

               10.1 Conditions Precedent to Revolving Loans on the Closing Date. The obligation of the Lenders to make the Revolving Loans on the Closing Date or to arrange for the issuance of any Letter of Credit on the Closing Date is subject to the following conditions precedent having been satisfied on or prior to the Closing Date in a manner satisfactory to the Agent (unless waived by the Majority Lenders):

               (a) Representations and Warranties; Covenants; Events. Each Loan Party's representations and warranties contained in this Agreement and the other Loan Documents shall be correct and complete in all material respects as of the Closing Date; each Loan Party shall have performed and complied with all covenants, agreements, and conditions contained herein and in the other Loan Documents which are required to have been performed or complied with on or before the Closing Date; and there shall exist no Event or Event of Default on the Closing Date.

               (b) Delivery of Documents. The Borrower shall have delivered, or caused to be delivered, to the Agent and the Lenders this Agreement and the other documents listed in Schedule 10.1(b) hereto and such other documents, instruments and agreements as the Agent or any Lender shall reasonably request in connection herewith, duly executed by all parties thereto other than the Agent and/or the Lenders and, in each instance, in form and substance satisfactory to the Agent, the Lenders and their respective counsel.

               (c) Interim Bankruptcy Court Order. The Interim Bankruptcy Court Order shall have been entered by the Bankruptcy Court and the Agent shall have received a copy of same, and such order shall be in full force and effect and shall not have been reversed, stayed, modified or amended absent prior written consent of the Agent, the Majority Lenders, and the Borrower.

               (d) Fees. The Borrower shall have paid in full to the Agent and the Lenders all fees due hereunder to such Persons on or prior to the Closing Date.

               (e) Required Approvals. The Agent and the Lenders shall have received certified copies of all consents or approvals of the Bankruptcy Court and any other Public Authority or other Person which the Agent determines is required in connection with the transactions contemplated by this Agreement.

               (f)   No Material Adverse Change.  Except as set forth on
     Schedule 8.24 and other than as customarily occurs as a result of events following the commencement of a proceeding under Chapter 11 of the Bankruptcy Code and the commencement of the Chapter 11 Case, there shall not have occurred since Septem-ber 30, 1995 any event or state of facts that could reasonably be expected to have a Material Adverse Effect and the Agent and the Lenders shall have received a certificate of the Borrower's chief financial officer to such effect.


               (g) Proceedings. All proceedings to be taken in connection with the transactions contemplated by this Agreement, the Loan Documents and other documents, contemplated in connection herewith, shall be satisfactory in form, scope and substance to the Agent, the Lenders and their respective counsel.

               (h) Opinions of Counsel. The Agent and the Lenders shall have received such opinions of counsel for the Borrower and its Subsidiaries as the Agent or any Lender shall request, each such opinion to be in form, scope and substance satisfactory to the Agent, the Lenders and their respective counsel.

               (i) Evidence of Insurance. The Agent and each Lender shall have received evidence, in form, scope and substance reasonably satisfactory to each such Person, of all insurance coverage as required pursuant to Sections 6.7 and 9.4.

               (j)   Absence of Litigation.  Except as disclosed in Schedule
     8.13 hereto and except for the Chapter 11 Case, there shall exist no action, suit, investigation, litigation or proceeding affecting the Borrower or any of its Subsidiaries pending or threatened before any court, governmental agency or arbitrator that might reasonably be expected to have a Material Adverse Effect or that purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document or the consummation of the transactions contemplated hereby and the Agent and the Lenders shall have received a certificate of the Borrower's chief financial officer to such effect.

               (k) Minimum Availability. Giving effect to the Revolving Loans and Letters of Credit to be made or issued on the Closing Date, there shall be at least $30,000,000 of Availability (determined as if the amount of Revolving Loans and Letters of Credit were zero) and the chief financial officer of the Parent shall deliver a certificate to the Agent and the Lenders to such effect.

               (l) Accounts. The Loan Parties shall have established the Payment Accounts for depositing their collections and/or proceeds of Property and the Agent shall have received the Payment Account Agreements restricting the Loan Parties' access to funds deposited in such Payment Accounts, each in form and substance acceptable to the Agent.

               (m) Trustee or Examiner. No order shall have been entered or requested by any Person (i) for appointment of a trustee or examiner with enlarged powers with respect to the operation of the Borrower's or any Loan Party's business beyond those set forth in subsections 1106(a)(3) and 1106(a)(4) of the Bankruptcy Code, or (ii) to convert the Chapter 11 Case to a Chapter 7 case or to dismiss the Chapter 11 Case.

               (n) Repayment of Pre-Petition Loans. All Pre-Petition Revolving Loans (including principal, accrued interest and fees) and all other Obligations then due and payable pursuant to the Pre-Petition Loan Documents shall have been paid in full with the proceeds of the initial Loans and the commitment of BankAmerica under the Pre-Petition Loan Agreement shall have been terminated.

               Execution and delivery to the Agent by a Lender of a counterpart to this Agreement shall be deemed confirmation by such Lender that (i) all conditions precedent in this Section 10.1 have been fulfilled to the satisfaction of such Lender and (ii) the decision of such Lender to execute and deliver to the Agent an executed counterpart to this Agreement was made by such Lender independently and without reliance on the Agent or any other Lender as to the satisfaction of any condition precedent set forth in this Section 10.1.

               10.2 Conditions Precedent to Each Revolving Loan and Each Letter of Credit. The obligation of the Lenders to make each Revolving Loan or arrange for the issuance of any Letter of Credit on the Closing Date or on any subsequent date shall be subject to the further conditions precedent that on and as of any such date:

               (a) Notice of Borrowing or Request for Letter of Credit. With respect to a request for Revolving Loans, the Agent shall have received a duly executed Notice of Borrowing, or Notice of Conversion, as the case may be, as and when required pursuant to Section 2.2(b). With respect to a request for Letters of Credit, the Agent shall have received a duly executed request for issuance as and when requested pursuant to Section 2.2A(d)(1).

               (b) Representations and Warranties; Defaults. The following statements shall be true, and the acceptance by the Borrower of any Revolving Loan and/or the request for any Letter of Credit shall each be deemed to be a statement to the effect that the following statements are true, with the same effect as the delivery to the Agent and the Lenders of a certificate signed by the chief financial officer of the Borrower, dated the date of such extension of credit, stating that:

                     (i) The representations and warranties contained in this Agreement and the other Loan Documents are correct in all material respects on and as of the date of such extension of credit as though made on and as of such date, except to the extent the Agent and the Lenders have been notified by the Borrower that any representation or warranty is not correct and the Majority Lenders have explicitly waived in writing compliance with such representation or warranty;

                     (ii) No event has occurred and is continuing, or would result from such extension of credit, which constitutes an Event or an Event of Default;

                    (iii) no order, judgment or decree of any Public Authority and no law, rule or regulation applicable to the Borrower shall purport by its terms to enjoin, restrain or otherwise prohibit the making of such Revolving Loan or issuance of Letter of Credit, as the case may be; and

                     (iv) except as set forth on Schedule 8.24 to this Agreement on the Closing Date and other than as customarily occurs as a result of events following the commencement of a proceeding under Chapter 11 of the Bankruptcy Code and the commencement of the Chapter 11 Case, there shall not have occurred since September 30, 1995 any set of facts or circumstances that could reasonably be expected to result in a Material Adverse Effect.

               (c)   No Adverse Litigation.  Except as disclosed in Schedule
     8.13 hereto on the Closing Date and except for the Chapter 11 Case, there shall exist no action, suit, investigation, litigation or proceeding affecting the Borrower or any of its Subsidiaries pending or threatened before any court, governmental agency or arbitrator that might reasonably be expected to have a Material Adverse Effect or that purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document or the consummation of the transactions contemplated hereby or which shall seek to enjoin, restrain or otherwise adversely affect the making of the Revolving Loan or the use of proceeds thereof or the issuance of the Letter of Credit, as the case may be.

               (d) Availability. Without limiting clause (b) above, the amount of the requested Revolving Loan and/or Letter of Credit shall not be in excess of the Availability at such time.

               (e) Other Documents. The Agent shall have received such other approvals, opinions or documents as the Agent or the Majority Lenders may reasonably request.

     provided, however, that the foregoing conditions precedent are not conditions to each Lender participating in or reimbursing BankAmerica or the Agent for such Lender's Pro Rata Share of any Revolving Loan deemed to be made pursuant to Section 4.2(b), BankAmerica Revolving Loan or Agent Advance.

               11.   DEFAULT; REMEDIES.

               11.1 Events of Default. It shall constitute an event of default ("Event of Default") if any one or more of the following shall occur for any reason:

               (a) any failure to make payment of principal, interest, fees or premium on any of the Obligations when due;

               (b) any representation or warranty made by any Loan Party in this Agreement, any of the other Loan Documents, any Financial Statement, or any certificate furnished by the Borrower or any Subsidiary thereof in connection with any of the foregoing at any time to the Agent or any Lender shall prove to be untrue in any material respect as of the date when made or furnished;

               (c) (i) any default shall occur in the observance or performance by the Parent or any of its Subsidiaries of any of the covenants and agreements contained in Section 6.1, 6.2, 6.6, 6.10, 7.3(a), 9.6, 9.7, 9.8, 9.9, 9.10, 9.11, 9.12, 9.13, 9.15, 9.16, 9.18,
     9.19, 9.20 or 9.24 of this Agreement;

                     (ii) any default shall occur in the observance or performance by the Parent or any of its Subsidiaries of any of the covenants and agreements contained in Section 7.2, 7.3(d) or 7.3(h) of this Agreement and such default shall continue for two (2) days after such default first occurs; or

                     (iii) any default shall occur in the observance or performance by the Parent or any of its Subsidiaries of any of the covenants and agreements contained in this Agreement, any other Loan Documents, or any other agreement entered into at any time to which the Borrower or any Subsidiary and the Lender are party (other than as set forth in clauses (a), (b), (c)(i) and (c)(ii) above) and such default shall continue for five (5) days after the earlier of (i) written notice of default being given to the Borrower by the Agent and (ii) a responsible officer of the Borrower obtaining knowledge of such default, or if any such agreement or document shall terminate (other than in accordance with its terms or the terms hereof or with the written consent of the Agent) or become void or unenforceable without the written consent of the Agent;

               (d) any default by the Borrower or any Subsidiary under any agreement or instrument (other than an agreement or instrument evidencing the lending of money) entered into after the Filing Date (or assumed on or after the Filing Date or effective thereafter in accordance with applicable law), which default continues for twenty (20) days after such default first occurs and which default could reasonably be expected to have a Material Adverse Effect; provided, however, that such grace period shall not apply, and an Event of Default shall exist promptly upon such default, if (i) parties other than the Agent commence to pursue remedies against the Borrower or such Subsidiary, or (ii) such default may not, in the Agent's reasonable determination, be cured by the Borrower or such Subsidiary during such twenty (20) day grace period;

               (e) any default by the Borrower or any Subsidiary in any payment of principal of or interest on any indebtedness (other than the Obligations) for borrowed money of greater than $1,000,000 under an agreement entered into after the Filing Date (or assumed on or after the Filing Date or effective thereafter in accordance with applicable law) (including, without limitation, any guarantee thereof) beyond any period of grace provided with respect thereto or in the performance of any other agreement, term or condition contained in any agreement under which any such obligation is created if the effect of such default is to cause, or permit the holder or holders of such obligation to cause, such obligation to become due prior to its stated maturity, unless in each instance any such default is unconditionally waived in writing by the necessary party and such written waiver is in form and substance satisfactory to the Agent;

               (f) there occurs any loss, theft, damage or destruction of any item or items of Property of the Borrower or any Subsidiary thereof
     (i) which could reasonably be expected to have a Material Adverse Effect; or (ii) which is in an amount in excess of $5,000,000 and is not adequately covered by insurance;

               (g) any event or condition shall occur or exist with respect to a Plan that could in the judgment of the Majority Lenders reasonably be expected to subject the Borrower or any Subsidiary to any tax, penalty or other liabilities under ERISA or the Code, which in each instance could have a Material Adverse Effect;

               (h) except as set forth on Schedule 8.24 and other than as customarily occurs as a result of events following the commencement of a proceeding under Chapter 11 of the Bankruptcy Code and the commencement of the Chapter 11 Case, there occurs any Material Adverse Effect;

               (i) with respect to any Loan Party, an order with respect to the Chapter 11 Case of such Loan Party shall be entered by the Bankruptcy Court, (i) appointing a trustee or (ii) appointing an examiner with enlarged powers relating to the operation of the Borrower's or any Loan Party's business beyond those set forth in sub-sections 1106(a)(3) and 1106(a)(4) of the Bankruptcy Code;

               (j) an order with respect to the Chapter 11 Case shall be entered by the Bankruptcy Court converting such Chapter 11 Case to a Chapter 7 case, dismissing such Chapter 11 Case or terminating such Chapter 11 Case;


               (k) an order shall be entered by the Bankruptcy Court confirming a plan of reorganization in the Chapter 11 Case which does not contain a provision for termination of all of the Lenders' Commitments and payment in full in cash of all Obligations and the cash collateralization of all Letters of Credit in a manner satisfactory to the Agent and the Lenders on or before the effective date of such plan or plans;

               (l) an order shall be entered by the Bankruptcy Court dismissing the Chapter 11 Case which does not contain a provision for termination of all of the Lenders' Commitments and payment in full in cash of all Obligations and the cash collateralization of all Letters of Credit in a manner satisfactory to the Agent and the Lenders;

               (m) an order with respect to the Chapter 11 Case shall be entered and is not stayed pending appeal with respect to the Chapter 11 Case, in each case without the express prior written consent of the Agent and the Majority Lenders, (i) to revoke, reverse, stay, modify, supplement or amend the Interim Bankruptcy Court Order or the Final Bankruptcy Court Order, as the case may be, or (ii) to permit any admin-istrative expense claim or any claim (now existing or hereafter arising, of any kind or nature whatsoever) to have administrative priority as to the Borrower or any of its Subsidiaries equal or superior to the priority of the Lenders and the Agent in respect of the Obligations, except for allowed administrative expense claims having priority over the Obligations to the extent set forth in the definition of the term "Agreed Administrative Expense Claim Priorities," or (iii) to grant or permit the grant of a Lien on any Property, other than Permitted Liens;

               (n)   an application for any of the orders described in clause
     (i), (j), (k), (l) or (m) above shall be made by the Borrower or any other Person and such application (if made by any Person other than the Borrower) is not contested by the Borrower in good faith or the relief requested is granted in an order that is not stayed pending appeal;

               (o) an order shall be entered by the Bankruptcy Court that is not stayed pending appeal granting relief from the automatic stay to the holder or holders of any Liens on or security interests in any assets of the Borrower or any Loan Party and (i) the Agent and the Majority Lenders shall determine that a Material Adverse Effect is reasonably likely to result from the entry of such order or (ii) the aggregate value or property subject to such Liens is greater than $5,000,000;

               (p) (i) the Interim Bankruptcy Court Order Date shall not have occurred on or prior to November 11, 1995 or (ii) the Final Bankruptcy Court Order Date shall not have occurred on or prior to January 2, 1996;

               (q) any Person files a plan of reorganization in the Chapter 11 Case which does not contain a provision for termination of all Lenders Commitments, payment in full in cash of all Obligations and the cash collateralization of all Letters of Credit in a manner satisfactory to the Agent and the Lenders;

               (r) all or any material part of the Property of the Borrower or any Subsidiary shall be nationalized, expropriated or condemned, seized or otherwise appropriated, or custody or control of such Property or of the Borrower or any Subsidiary shall be assumed by any Public Authority or any court of competent jurisdiction at the instance of any Public Authority, except where contested in good faith by proper proceedings diligently pursued where a stay of enforcement is in effect;

               (s) one or more final judgments entered after the Filing Date for the payment of money aggregating in excess of $1,000,000 (whether or not covered by insurance) shall be rendered against the Borrower or any Subsidiary and the Borrower or such Subsidiary shall fail to discharge the same within twenty (20) days from the date of notice of entry thereof or to appeal therefrom and a stay of execution shall not then be in effect pending determination of such appeal; or

               (t)   a Change of Control occurs.

               11.2 Remedies. If an Event of Default exists, the Agent may, in its discretion, and at the direction of the Majority Lenders shall, without notice to or demand on the Borrower or any Loan Party and without further order of the Bankruptcy Court, do one or more of the following at any time or times and in any order: (i) reduce the amount of or refuse to make Revolving Loans, refuse to arrange for the issuance of Letters of Credit and/or reduce the Availability; (ii) terminate this Agreement and/or the Commitments of the Lenders; (iii) declare any or all Obligations to be immediately due and payable; (iv) apply any funds at any time in any Payment Account or otherwise in the possession of the Agent or any Affiliate of the Agent to the payment, in whole or in part, of the Obligations (including the cash collateralization of all Letters of Credit in a manner satisfactory to the Agent); and (v) pursue its other rights and remedies under the Loan Documents and applicable law. The foregoing shall not be construed to limit the discretion of the Agent or any Lender to take the actions described in clause (i) at any other time.

               12.   TERM AND TERMINATION.

               This Agreement shall terminate on the Termination Date. The Borrower may terminate this Agreement at any time if: (a) it gives the Agent and the Lenders at least thirty (30) days' prior written notice of termination by registered or certified mail and (b) it pays and performs all Obligations on or prior to the effective date of termination and all Letters of Credit are canceled on or prior to the effective date of termination. The Agent or the Majority Lenders may terminate this Agreement upon an Event of Default and shall give the Borrower notice of such termination. Upon the effective date of termination of this Agreement for any reason whatsoever, all Obligations shall become immediately due and payable. Notwithstanding the termination of this Agreement, until all Obligations are paid and performed in full, the Agent and the Lenders shall retain all of their respective rights and remedies hereunder. Upon the indefeasible payment in full of all Obligations and the termination of this Agreement, the Agent shall, at the Borrower's cost and expense, execute and deliver to the Borrower such releases and terminations as the Borrower may reasonably request to evidence the payment in full of the Obligations.

               13.   WAIVER, AMENDMENTS; ASSIGNMENTS; SUCCESSORS.

               13.1 No Waiver. Failure by the Agent or any Lender to exercise any right, remedy or option under this Agreement or any present or future supplement thereto, or in any other agreement between or among the Loan Parties and the Agent and/or any Lender, or delay by the Agent or any Lender in exercising the same, will not operate as a waiver thereof. No waiver by the Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by the Agent or any Lender on any occasion shall affect or diminish the Agent's or any Lender's right thereafter to require strict performance by the Loan Parties of any provision of this Agreement. The Agent's and each Lender's rights and remedies under this Agreement will be cumulative and not exclusive of any other right or remedy which the Agent or any Lender may have.

               13.2 Amendments and Waivers. No amendment or modification of any provision of this Agreement shall be effective without the written agreement of the Majority Lenders and the Borrower, and no termination or waiver of any provision of this Agreement, or consent to any departure by the Borrower therefrom, shall in any event be effective without the written concurrence of the Majority Lenders, which the Majority Lenders shall have the right to grant or withhold at their sole discretion. Notwithstanding the immediately preceding sentence, any amendment, modification, or waiver of (a) any provision of Article 2, 2A, 3, or 4, which amendment, modification or waiver relates solely to any increase of the Commitments, extending the Termination Date, deferring the date for payment of interest or fees, the reduction of the interest rates applicable to any Revolving Loans or the Letters of Credit and/or the amount of fees payable hereunder (other than fees payable to the Agent solely for its account), shall be effective if, and only if, evidenced by a writing signed by all Lenders and the Borrower,
     (b) the definitions of "Majority Lenders" and "Pro Rata Share", shall be effective only if evidenced by a writing signed by all Lenders and the Borrower, (c) the definition of Availability or (d) Section 4.2(c) and/or Section 6.1 shall only be effective if evidenced by a writing signed by all Lenders and the Borrower and (e) the provisions contained in this Section 13.2 shall be effective only if evidenced by a writing signed by all Lenders; and no amendment, modification, termination, or waiver of any provision of Article 14 or any other provision referring to the Agent shall be effective without the written concurrence of the Agent. The Agent may, but shall have no obligation to, with the written concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Borrower or any other Loan Party in any case shall entitle the Borrower or any other Loan Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, waiver or consent effected in accordance with this Section 13.2 shall be binding on the Agent and each Lender, each future Agent and Lender, and, if signed by the Borrower, on the Borrower, the Loan Parties and the Guarantors.

               13.3 Assignments; Participations. (a) Each Lender shall have the right, with the Agent's consent, at any time to assign to one or more commercial banks or other financial institutions all or a portion of its Commitment (including, without limitation, regarding Letters of Credit) and the Revolving Loans owing to it; provided, however, that (i) each such assignment shall be a constant, and not a varying, percentage of all of the assigning Lender's corresponding rights and obligations under this Agreement (including, without limitation, with respect to the Letters of Credit) and the assignment shall apply the same percentage to such Lender's Commitment and Revolving Loans, (ii) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance in substantially the form attached hereto as Exhibit J]("Assignment and Acceptance"), and with a processing and recordation fee of $2,500, and (iii) any assignee shall be (x) a Lender or Affiliate of a Lender or (y) a commercial bank or other financial institution which has combined capital, surplus and undivided profits of not less than $100,000,000. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least two (2) Business Days after the execution thereof, (A) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have such rights and obligations and (B) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

               (b) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

               (c)   The Agent shall maintain at its address set forth in
     Section 15.9 a copy of each Assignment and Acceptance delivered to and accepted by it and books and records, including computer records, in which it shall promptly record the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time (the "Register"). The entries on the Register shall constitute rebuttably presumptive evidence, absent manifest error but subject to the Borrower's right to review under Section 5, of the accuracy of the information contained therein, and the Borrower, the Agent and the Lenders may treat each Person the name of which is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.


               (d) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, the Agent shall, if it consents to the contemplated assignment as contemplated under Section 13.3(a) and if such Assignment and Acceptance has been completed and is in substantially the form attached hereto as Exhibit J, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register, and (iii) give prompt notice thereof to the Borrower.

               (e) Each Lender may, with the Agent's consent, grant participations in all or any part of its rights and obligations under this Agreement (including, without limitation, all or any part of its Commitment (including, without limitation, regarding Letters of Credit) or the Revolving Loans, as applicable) to one or more other Persons; provided, however: that (i) any such disposition shall not, without the consent of the Borrower, require the Borrower to file a registration statement with the Securities and Exchange Commission or apply to qualify the Loans under the blue sky law of any state; (ii) such Lender shall make and receive all payments for the account of its participants and shall retain exclusively, and shall continue to exercise exclusively, all rights of approval and administration available hereunder with respect to such Lender's Commitment and Pro Rata Share of the Revolving Loans, as applicable, even after giving effect to the sale of any such participation, and such Lender shall make such arrangements with its participants as may be necessary to accomplish the foregoing; and (iii) any such disposition shall be to (x) a Lender or an Affiliate of a Lender, or (y) a commercial bank or other financial institution which has combined capital, surplus and undivided profits of not less than $100,000,000. Notwithstanding anything to the contrary in the foregoing sentence, any participant may be given the right to require the Lender granting such participant's participation to vote against any amendment, modification or waiver of any provision of Article 2, 2A, 3 or 4, relating to the principal amount of the Revolving Loans, the maturity dates of the Revolving Loans, the interest rates borne by the Revolving Loans and the Letters of Credit and the amounts of any fees payable under Sections 3.3, 3.4 and 3.6. No holder of a participation in all or any part of the Loans shall be a "Lender" for any purpose under this Agreement; provided, however, that each holder of a participation shall have the rights of a Lender (including any right to receive payment) under Sections 2.7, 14.5 and 15.8; provided, further, that all requests for any such payments shall be made by participation through the Lender granting such participation. The right of each holder of a participation to receive payment under Sections 2.7, 14.5 and 15.8 shall be limited to the lesser of (i) the amounts actually incurred by such holder for which payment is provided under such Sections and (ii) the amounts that would have been payable under such Sections by the Borrower to the Lender granting the participation to such holder had such participation not been granted.

               (f) It is expressly agreed that, in connection with prospective offers for the sale and transfer of any assignment or any participation pursuant to this Section 13.3, subject to Section 13.3(h), each Lender may provide to such prospective assignees and participants such information pertaining to the Borrower and its Subsidiaries as such Lender may deem appropriate, including, without limitation, any information previously furnished to such Lender by the Borrower on a confidential basis.

               (g) Notwithstanding the foregoing provisions of this Section 13.3, each Lender may at any time sell, assign, transfer, or negotiate all or any part of its rights and obligations under this Agreement to any Affiliate of such Lender.

               (h) Each Lender agrees to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information identified as "confidential" by the Borrower and provided to it by the Borrower or any Subsidiary of the Borrower, or by the Agent on the Borrower's or such Subsidiary's behalf, in connection with this Agreement or any other Loan Document, and neither it nor any of its Affiliates shall use any such information for any purpose or in any manner other than pursuant to the terms contemplated by this Agreement; except to the extent that the Borrower consents in writing to such disclosure or that such information (i) was or becomes generally available to the public other than as a result of a disclosure by the Agent or any Lender, or (ii) was or becomes available on a non-confidential basis from a source other than the Borrower or a Subsidiary of the Borrower, provided that such source is not bound by a written confidentiality agreement with the Borrower or a Subsidiary of the Borrower actually known to the Agent or such Lender, or (iii) was available to the Agent or such Lender on a non-confidential basis prior to its disclosure to the Agent or the Lender by the Borrower or a Subsidiary of the Borrower; provided further, however, that the Agent and any Lender may disclose such information (A) at the request or pursuant to any requirement of any Public Authority to which the Agent or such Lender is subject; (B) pursuant to subpoena or other similar legal process (provided, however, that Lenders shall make reasonable efforts (if permitted under applicable law) to give the Parent prompt written notice of such subpoena or requirement and shall make such disclosure only to the extent its counsel has advised that such disclosure is necessary under applicable law); (C) when required to do so in accordance with the provisions of any applicable requirement of law (provided, however, that Lenders shall make reasonable efforts (if permitted under applicable law) to give the Parent prompt written notice of such requirement and shall make such disclosure only to the extent its counsel has advised that such disclosure is necessary under applicable law); (D) to the extent reasonably required in connection with any litigation or proceeding to which the Agent, any Lender or their respective Affiliates may be party (provided, however, that Lenders shall make reasonable efforts (if permitted under applicable law) to give the Parent prompt written notice of such subpoena or requirement and shall make such disclosure only to the extent its counsel has advised that such disclosure is necessary under applicable law); (E) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; and
     (F) to such Person's outside auditors, counsel, consultants, appraisers and other professional advisors, subject to the provisions of this
     Section 13.3(h). Notwithstanding the foregoing, the Borrower authorizes each Lender to disclose to any participant or assignee (each, a "Transferee") and to any prospective transferee, such financial and other information in such Lender's possession concerning the Borrower or its Subsidiaries which has been delivered to Agent or any Lender pursuant to this Agreement or which has been delivered to the Agent or any Lender by the Borrower or any Subsidiary thereof in connection with the credit evaluation by any Lender of the Borrower prior to entering into this Agreement; provided that, unless otherwise agreed by the Borrower, such Transferee agrees in writing to such Lender to keep such information confidential to the same extent required of the Lenders hereunder. The Loan Parties agree to cooperate with Agent and BankAmerica in order to effectuate the syndication of the Commitment under this Agreement and to do all acts reasonably requested by the Agent and BankAmerica in connection therewith (including attendance at syndication meetings and preparation of offering memoranda, but specifically excluding any federal securities laws filings or State "blue-sky" filings).

               14.   THE AGENT.

               14.1 Appointment. Each Lender hereby designates and appoints BankAmerica as its Agent under this Agreement and the other Loan Documents, and each Lender hereby irrevocably authorizes the Agent to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers as are set forth herein or therein, together with such other powers as are reasonably incidental thereto. The Agent agrees to act as such on the express conditions contained in this Article 14. The provisions of this
     Article 14 are solely for the benefit of the Agent and the Lenders, and the Borrower and its Subsidiaries shall not have any rights as a third party beneficiary of any of the provisions hereof (other than as expressly set forth in Section 14.7). In performing its functions and duties under this Agreement, the Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for the Borrower or any of its Subsidiaries. The Agent may perform any of its duties under this Agreement, or under the other Loan Documents, by or through its agents or employees.

               14.2 Nature of Duties. The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement or in the other Loan Documents. Except as expressly provided herein, the Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any action which the Agent is expressly entitled to take or assert under this Agreement and the other Loan Documents, including, without limitation, (a) the determination of the applicability of the ineligibility criteria with respect to the calculation of the Availability, (b) the making of Agent Advances and
     (c) the right to elect remedies under Section 11.2, and any action so taken or not taken shall be deemed consented to by the Lenders. The Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any of the other Loan Documents, express or implied, is intended to or shall be construed to impose upon the Agent any obligations in respect of this Agreement or any of the other Loan Documents except as expressly set forth therein. Each Lender shall make its own independent investigation of the financial condition and affairs of the Borrower and its Subsidiaries in connection with the making and the continuance of the Revolving Loans hereunder and the arrangement of Letters of Credit hereunder, and shall make its own appraisal of the creditworthiness of the Borrower and its Subsidiaries, and the Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the date of this Agreement or at any time or times thereafter; provided, that at the request of any Lender, the Agent shall request information of the Borrower on behalf of such Lender to the extent that such Lender does not independently have the right to make such request of the Borrower. The Agent shall promptly notify each Lender any time that the Majority Lenders have instructed the Agent to act or refrain from acting pursuant hereto. The Agent may employ agents and attorneys-in-fact and shall not be responsible to the Lenders or the Borrower and its Subsidiaries, for the gross negligence or willful misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.

               14.3 Rights, Exculpation, Etc. Neither the Agent nor any of its officers, counsel, directors, employees or agents shall be liable to any Lender for any action taken or omitted by it or any of them under this Agreement or under any of the other Loan Documents, or in connection herewith or therewith, except that (i) the Agent shall be obligated on terms set forth herein for performance of its express obligations under this Agreement, (ii) the Agent shall not be entitled to exercise any of the powers granted to it under this Agreement in a manner inconsistent with its express obligations to the Lenders under this Agreement and (iii) no Person shall be relieved of any liability imposed by law for willful misconduct or intentional tort. The Agent shall not be liable for any apportionment or distribution of payments made by it in good faith pursuant to Section 4.2(d), and if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Lender to whom payment was due but not made shall be to recover from other Lenders any payment in excess of the amount to which they are determined to have been entitled. The Agent shall not be responsible to any Lender for any recitals, statements, representations or warranties contained in this Agreement or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, or sufficiency of this Agreement or any of the other Loan Documents or any of the transactions contemplated thereby, or for the financial condition of the Borrower. The Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any of the other Loan Documents or the financial condition of the Borrower or any of its Subsidiaries, or the existence or possible existence of any Event or Event of Default; provided, that at the request of any Lender, the Agent shall request information of the Borrower on behalf of such Lender to the extent that such Lender does not independently have the right to make such request of the Borrower. The Agent may at any time request instructions from the Lenders or Majority Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the other Loan Documents the Agent is permitted or required to take or to grant, and if such instructions are promptly requested, the Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from the Lenders or Majority Lenders, as applicable. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Lenders or Majority Lenders, as applicable.

               14.4 Reliance. The Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Loan Documents and its duties hereunder or thereunder, upon advice of counsel selected by it.

               14.5 Indemnification. To the extent that the Agent is not reimbursed and indemnified by the Borrower, the Lenders will reimburse and indemnify the Agent for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs (including, without limitation, Attorney Costs), expenses, advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by the Agent under this Agreement or any of the other Loan Documents, in proportion to each Lender's Pro Rata Share, including, without limitation, Agent Advances, provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements resulting from the Agent's gross negligence or willful misconduct. The obligations of the Lenders under this Section 14.5 shall survive the resignation of the Agent pursuant to Section 14.7, the payment in full of the Revolving Loans and the termination of this Agreement.

               14.6 Agent in Individual Capacity. BankAmerica and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrower and Affiliates as though BankAmerica were not the Agent hereunder, and without notice to or the consent of the other Lenders. The Lenders acknowledge that, pursuant to such activities, BankAmerica or its Affiliates may receive information regarding the Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrower or any Affiliate) and acknowledge that the Agent shall be under no obligation to provide such information to them. With respect to this Commitment and the Revolving Loans made by it, BankAmerica shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent.

               14.7  Successor Agent.  (a)   The Agent may resign from the
     performance of all of its functions and duties under this Agreement at any time by giving at least thirty (30) Business Days' prior written notice to the Borrower and each Lender. Such resignation shall take effect upon the earlier of (i) acceptance by a successor Agent of appointment pursuant to clause (b) or (c) below, (ii) thirty (30) Business Days following the date of written notice by the Agent to the Borrower and each Lender pursuant to the immediately preceding sentence.

               (b) Upon any such notice of resignation, the Majority Lenders shall appoint from among the Lenders a successor Agent who shall be reasonably satisfactory to the Borrower.

               (c) If a successor Agent shall not have been so appointed within such thirty (30) Business Day period, the retiring Agent, with the consent of the Borrower, shall then appoint a successor Agent who shall serve as Agent until such time, if any, as the Majority Lenders shall appoint a successor Agent as provided above. If the Borrower shall not have consented to the appointment by the retiring Agent of a successor Agent pursuant to the immediately preceding sentence, the retiring Agent's resignation shall nevertheless become effective and the Lenders shall perform all of the duties of the Agent hereunder until such time, if any, as the Majority Lenders shall appoint a successor Agent.

               15.   MISCELLANEOUS.

               15.1 Cumulative Remedies. The enumeration herein of the rights and remedies of the Agent and the Lenders is not intended to be exclusive, and such rights and remedies are in addition to and not by way of limitation of any other rights or remedies that such Persons may have under the UCC or other applicable law. The Agent and the Lenders shall have the right, in their sole discretion, to determine which rights and remedies are to be exercised and in which order. The exercise of one right or remedy shall not preclude the exercise of any others, all of which shall be cumulative. The Agent and the Lenders may, without limitation, proceed directly against the Borrower or any Guarantor to collect the Obligations.

               15.2 Severability. If any provision of this Agreement shall be prohibited or invalid, under applicable law, it shall be ineffective only to such extent, without invalidating the remainder of this Agreement; provided, however, that if the Bankruptcy Court or any other court of competent jurisdiction shall find any provision hereof to be invalid or prohibited, the Agent and the Majority Lenders may terminate this Agreement.

               15.3 Governing Law. THIS AGREEMENT SHALL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF NEW YORK AND SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS OF SUCH STATE, EXCEPT THAT NO DOCTRINE OF CHOICE OF LAW SHALL BE USED TO APPLY THE LAWS OF ANY OTHER STATE OR JURISDICTION.

               15.4  Intentionally Omitted.

               15.5 Waiver of Jury Trial, Etc. THE AGENT, EACH LENDER, THE BORROWER AND EACH GUARANTOR EACH HEREBY WAIVES TRIAL BY JURY, RIGHTS OF SETOFF, AND THE RIGHT TO IMPOSE COUNTERCLAIMS (OTHER THAN THOSE RIGHTS OF SETOFF AND COUNTERCLAIMS WHICH COULD NOT, BY REASON OF ANY APPLICABLE FEDERAL OR STATE PROCEDURAL LAWS, BE INTERPOSED, PLEADED OR ALLEGED IN ANY OTHER ACTION) IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, THE OBLIGATIONS OR THE COLLATERAL, OR ANY INSTRUMENT OR DOCUMENT DELIVERED PURSUANT HERETO OR THERETO, OR ANY OTHER CLAIM OR DISPUTE HOWSOEVER ARISING, BETWEEN THE BORROWER OR ANY GUARANTOR, ON THE ONE HAND, AND THE AGENT AND/OR ANY LENDER(S), ON THE OTHER HAND. EACH OF THE BORROWER AND GUARANTORS CONFIRMS THAT THE FOREGOING WAIVERS WERE NEGOTIATED AND ARE INFORMED AND FREELY MADE. NO CLAIM MAY BE MADE AGAINST THE AGENT OR ANY LENDER FOR ANY LOST PROFITS OR OTHER CONSEQUENTIAL DAMAGES IN RESPECT OF ANY BREACH OR ANY WRONGFUL CONDUCT IN CONNECTION WITH, ARISING OUT OF, OR IN ANY WAY RELATED TO, THE TRANSACTIONS CONTEMPLATED HEREBY, OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH; AND EACH OF THE BORROWER AND THE GUARANTORS HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY SUCH CLAIM FOR ANY SUCH DAMAGES.

               15.6 Survival of Representations and Warranties. All of the Borrower's and the Guarantors representations and warranties contained in this Agreement shall survive the execution, delivery and acceptance thereof by the parties, notwithstanding any investigation by the Agent, the Lenders or any of their respective agents.

               15.7 General Indemnification. (a) The Borrower hereby indemnifies, defends and holds the Agent and each Lender and their respective Affiliates, and their respective directors, officers, agents, employees, counsel and consultants (each, an "Indemnified Party"), harmless from and against any and all losses, claims, damages, liabilities, deficiencies, judgments, penalties, costs or expenses (each, a "Claim"), imposed on, incurred by or asserted against any of them, whether direct, indirect or consequential arising out of or by reason of any litigation, investigations, claims, or proceedings (whether based on any federal, state or local laws or other statutes or regulations, including, without limitation, securities, environmental, or commercial laws and regulations, under common law or at equitable cause, or on contract or otherwise) commenced or threatened, which arise out of or are in any way based upon the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any other Loan Document, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission to act, event or transaction related or attendant thereto, including, without limitation, amounts paid in settlement, court costs, and the fees and expenses of counsel reasonably incurred in connection with any such litigation, investigation, claim or proceeding. The Borrower will not, however, be responsible to any Indemnified Party hereunder for any Claim to the extent that a court having jurisdiction shall have determined by a final non-appealable judgment that any such Claim shall have arisen out of or resulted from actions taken or omitted to be taken by such Indemnified Party which constitute the bad faith or willful misconduct or gross negligence of such Indemnified Party. Without limiting the foregoing, if, by reason of any suit or proceeding of any kind, nature, or description against the Borrower or any Subsidiary thereof, or by the Borrower, any Subsidiary thereof, or any other party against the Agent or any Lender, which in the sole discretion of the Agent or such Lender, as the case may be, makes it advisable for the Agent or such Lender to seek counsel for protection and preservation of its liens and security assets, or to defend its own interest, such expenses and counsel fees shall be allowed to the Agent or such Lender, as the case may be. The Borrower shall have the right at any time during which a Claim is pending to select counsel reasonably acceptable to the applicable Indemnified Party to defend and control the defense thereof and settle any Claims for which it is an indemnitor hereunder so long as in any such event (i) the Borrower shall have stated in a writing delivered to the applicable Indemnified Party that, as between the Borrower and such Indemnified Party, the Borrower is responsible to such Indemnified Party with respect to such Claim and
     (ii) the applicable Indemnified Party shall have determined, in its reasonable judgment, that the Borrower has the financial ability to pay adequately such Claim or has adequate insurance coverage to pay same; provided, however, that the Indemnified Party (and not the Borrower) shall, at the expense of the Borrower, be entitled to control the defense of any Claim for which, in the reasonable opinion of counsel for the Indemnified Party, there are material defenses available to the Indemnified Party which are not available to the Borrower. In any other case, the Indemnified Party shall have the right to select counsel and control the defense of any Claims; provided, however, that no Indemnified Party shall settle any Claim as to which it is controlling the defense without the consent of the Borrower, which consent shall not be unreasonably withheld or delayed. With respect to any Claim for which the Borrower is entitled to select counsel, each Indemnified Party shall have the right, at its expense, to participate in the defense of such Claim. With respect to any Claim in which any Indemnified Party shall be entitled to control the defense thereof, the Borrower shall have the right, at its expense, to participate in the defense of such Claim. The Indemnified Parties and the Borrower shall cooperate with each other in all reasonable respects in any investigation, trial or defense of any such Claim and any appeal arising therefrom.

               (b) To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it is violative of any law or public policy, the Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all indemnified matters incurred by Lender and the other Indemnified Parties. The indemnity under this Section 15.7 shall survive the payment of the Obligations and the termination of this Agreement. All of the foregoing costs and expenses referred to in this Section 15.7 shall be part of the Obligations.

               15.8 Fees and Expenses. Whether or not any of the transactions herein contemplated are consummated and regardless of the reasons for which such transactions are not consummated, the Borrower agrees to pay to the Agent (and where expressly provided herein, each Lender) on demand all costs and expenses that Agent (or, if applicable, such Lender) pays or incurs in connection with the negotiation, preparation, consummation, administration, enforcement, and termination of this Agreement and the other Loan Documents, including, without limitation: (a) reasonable attorneys' and paralegals' fees and disbursements of counsel to the Agent and (in connection with the enforcement and termination of the Loan Documents) each Lender (including allocated in-house counsel fees and disbursements); (b) costs and expenses (including reasonable attorneys and paralegals fees and disbursements) of the Agent and (in connection with the enforcement and termination of the Loan Documents, each Lender) for any amendment, supplement, waiver, consent, or subsequent closing in connection with the Loan Documents and the transactions contemplated thereby; (c) the Agent's costs and expenses of lien and title searches and title insurance; (d) sums paid by the Agent or incurred by the Agent to pay any amount or take any action required of the Borrower under the Loan Documents that the Borrower fails to pay or take; (e) the Agent's costs of appraisals, audits, inspections, and verifications of the Property of any Loan Party, including, without limitation, travel, lodging, and meals for inspections of the Property of any Loan Party and the Borrower's operations by the Agent's agents plus the Agent's then customary charge for field examinations and audits and the preparation of reports thereof (such charge currently $750 per day (or portion thereof) for each agent or employee of the Agent with respect to each field examination or audit); (f) the Agent's costs and expenses of forwarding loan proceeds, collecting checks and other items of payment and establishing and maintaining any Payment Accounts and lock boxes;
     (g) the Agent's and each Lender's costs and expenses of preserving and protecting the Property of any Loan Party; and (h) the Agent's and each Lender's costs and expenses (including attorneys' and paralegals' fees and disbursements) paid or incurred to obtain payment of the Obligations and otherwise enforce the provisions of the Loan Documents (including without limitation, preparations for and consultations concerning any such matters). The foregoing shall not be construed to limit any other provisions of the Loan Documents regarding costs and expenses to be paid by the Borrower.

               15.9 Notices. All notices, demands and requests that either party is required or elects to give to the other shall be in writing, shall be delivered personally against receipt, or sent by recognized overnight courier service, or mailed by registered or certified mail, return receipt requested, postage prepaid, or sent by telecopy, and shall be addressed to the party to be notified as follows:


               If to the Agent or BankAmerica:

               BankAmerica Business Credit, Inc.
               40 East 52nd Street
               New York, New York  10022
               Attention:  Mr. George Markowsky
               Telecopier:  (212) 836-5168

               with a copy to:

               Bank of America National Trust
               and Savings Association
               335 Madison Avenue
               New York, New York  10017
               Attention:  Jerry Saccone, Esq.
               Telecopier:  (212) 503-7350

               with a copy to:

               Kaye, Scholer, Fierman, Hays & Handler
               425 Park Avenue
               New York, New York  10022
               Attention:  Albert M. Fenster, Esq.
               Telecopier:  (212) 836-7151

               If to any Lender (other than BankAmerica):

               At the address set forth in the Register maintained by the Agent in accordance with Section 13.3 (c).

               If to the Borrower or any other Loan Party:

               Edison Brothers Stores, Inc.
               501 North Broadway
               St. Louis, Missouri  63102
               Attention:  Mr. David B. Cooper, Jr.
               Telecopier: (314) 331-6538

               with a copy to:

               Edison Brothers Stores, Inc.
               501 North Broadway
               St. Louis, Missouri  63102
               Attention:  Alan A. Sachs, Esq.
               Telecopier: (314) 331-6554

               with a copy to:

               Weil, Gotshal & Manges
               767 Fifth Avenue
               New York, New York  10153
               Attention:  Warren T. Buhle, Esq.
               Telecopier:  (212) 310-8007

     or to such other address as each party may designate for itself by like notice. Any such notice, demand, or request shall be deemed given when received if personally delivered or sent by overnight courier, or three
     (3) Business Days after deposited in the United States mails, postage paid, if sent by registered or certified mail, or when sent, if sent by telecopy.

               15.10 Waiver of Notices. Unless otherwise expressly provided herein, the Borrower and each other Loan Party waive presentment, protest and notice of demand or dishonor and protest as to any instrument, as well as any and all other notices to which it might otherwise be entitled. No notice to or demand on the Borrower or any other Loan Party which the Agent or any Lender may elect to give shall entitle the Borrower or any other Loan Party to any further notice or demand in the same, similar or other circumstances.

               15.11 Binding Effect; Disclosure. The provisions of this Agreement shall be binding upon and inure to the benefit of the respective representatives, successors and assigns of the parties hereto; provided, however, that no interest herein may be assigned by the Borrower or any Guarantor without the prior written consent of the Agent and each Lender. The rights and benefits of the Agent and the Lenders hereunder shall, if such Persons so agree, inure to any party acquiring any interest in the Obligations or any part thereof. The Borrower agrees that, subject to the Borrower's prior consent for uses other than in a traditional tombstone, the Agent and each Lender may use the Borrower's name in advertising and promotional materials and in conjunction therewith disclose the general terms of this Agreement.

               15.12 Modification. This Agreement and the other Loan Documents are intended by the Borrower and the Agent and the Lenders to be the final, complete, and exclusive expression of the agreement between them as to the subject matter hereof. This Agreement and the other Loan Documents supersede any and all prior oral or written agree-ments relating to the subject matter hereof.

               15.13 Counterparts. This Agreement may be executed in any number of counterparts, and by the Agent, each Lender, the Borrower and each Guarantor in separate counterparts, each of which shall be an original, but all of which shall together constitute one and the same agreement.

               15.14 Captions. The captions contained in this Agreement are for convenience only, are without substantive meaning and should not be construed to modify, enlarge, or restrict any provision.

               15.15 Right of Setoff. Whenever an Event of Default exists, the Agent and each Lender is hereby authorized at any time and from time to time, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Person or any affiliate thereof to or for the credit or the account of the Borrower or any Guarantor against any and all of the Obligations, whether or not then due and payable.

               15.16 [Intentionally Omitted].

               15.17  Liens in Favor of Federal Reserve Board.
     Notwithstanding any other provision in this Agreement, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank, in accordance with Regulation A of the Federal Reserve Board or U.S. Treasury Regulation 31 CFR section 203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

               15.18 Other Security and Guaranties. The Agent and/or any Lender may, without notice or demand and without affecting the Borrower's obligations hereunder, from time to time: (a) take from any Person and hold collateral for the payment of all or any part of the Obligations and exchange, enforce or release such collateral or any part thereof; and (b) accept and hold any endorsement or guaranty of payment of all or any part of the Obligations and release any such endorser or guarantor, or any Person who has given any Lien in any other collateral as security for the payment of all or any part of the Obligations, or any other Person in any way obligated to pay all or any part of the Obligations.

               15.19 Field Audit and Examination Reports; Disclaimer by Lenders. By signing this Agreement, each Lender:

               (a) is deemed to have requested that the Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report (each a "Report" and collectively, "Reports") prepared by the Agent or any Lender pursuant to Section 6.6 hereof;

               (b) expressly agrees and acknowledges that neither BankAmerica nor the Agent (i) makes any representation or warranty as to the accuracy of any Report, or (ii) shall be liable for any information contained in any Report;

               (c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Agent or other party performing any audit or examination will inspect only specific information regarding the Borrower and will rely significantly upon the Borrower's books and records, as well as on representations of the Borrower's personnel;

               (d) agrees to keep all Reports confidential and strictly for its internal use, and not to distribute or use any Report in any other manner; and

               (e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold BankAmerica and the Agent harmless from any action such Lender may take or conclusion such Lender may reach or draw from any Report in connection with any loans or other credit accommodations that such Lender has made or may make to the Borrower, or Lender's participation in, or Lender's purchase of, a loan or loans of the Borrower; and (ii) to pay and protect, and indemnify, defend and hold BankAmerica and the Agent harmless from and against, the claims, actions, proceedings, damages, costs, expenses and other amounts (including, without limitation, reasonable attorneys' fees) incurred by BankAmerica and/or the Agent as the direct or indirect result of any third parties who might obtain all or part of any Report through such Lender.

               15.20 Defaulting Lenders' Rights. (a) Notwithstanding anything to the contrary contained herein, all rights and obligations hereunder of each Defaulting Lender and of the other parties hereto shall be modified to the extent set forth in this Section 15.20 and
     Section 4.2(d) so long as such Defaulting Lender remains a Defaulting
     Lender.

               (b) A Defaulting Lender shall not be entitled to give instructions to the Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement or any Loan Document. All amendments, waivers and other modifications of this Agreement or any Loan Document may be made without regard to a Defaulting Lender and, for purposes of the definition of "Majority Lenders", a Defaulting Lender shall be deemed not to be a Lender, not to have a Commitment and not to have Revolving Loans outstanding.

               (c) No Commitment of any Lender shall be increased as a result of any default by a Defaulting Lender and, except for purposes of voting as described in Section 15.20(b) and without limiting the provisions of Section 4.2(d), no Lender's Pro Rata Share shall be affected as a result of any default by a Defaulting Lender. Other than as expressly set forth in this Section 15.20 or Section 4.2(d), the rights and obligations of a Defaulting Lender (including the obligation to indemnify the Agent) and the other parties hereto shall remain unchanged. Nothing in this Section 15.20 or Section 4.2(d) shall be deemed to release any Defaulting Lender from its Commitment hereunder, shall alter such Commitment, shall operate as a waiver of any default by such Defaulting Lender hereunder, or shall prejudice any rights which the Borrower, the Agent or any Lender may have against any Defaulting Lender as a result of any default by such Defaulting Lender hereunder.

               (d) In the event the Defaulting Lender is able to retroactively cure to the satisfaction of the Agent the breach which caused a Lender to become a Defaulting Lender, such Defaulting Lender shall no longer be a Defaulting Lender and shall be treated as a Lender hereunder.

               16.   GUARANTEES.

               Each Guarantor unconditionally guarantees, as a primary obligor and not merely as a surety, jointly and severally with each other Guarantor, the due and punctual payment of the principal of and interest on the Revolving Loans, when and as due, whether at maturity, by acceleration, by notice or prepayment or otherwise, and the due and punctual performance of all other Obligations. Each Guarantor further agrees that the Obligations may be extended and renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Obligations.

               Each Guarantor waives presentment to, demand of payment from and protest to the Borrower of any of the Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment. The obligations of a Guarantor hereunder shall not be affected by (a) the failure of the Agent or any Lender to assert any claim or demand or to enforce any right or remedy against the Borrower or any other Guarantor under the provisions of this Agreement or any of the other Loan Documents or otherwise; (b) any rescission, waiver, amendment or modification of any of the terms or provisions of this Agreement, any of the other Loan Documents, any guarantee or any other agreement; (c) the release of any security held by the Agent or any Lender for the Obligations or any of them; or (d) the failure of the Agent or any Lender to exercise any right or remedy against any other Guarantor of the Obligations.

               Each Guarantor further agrees that its guarantee constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by the Lender to any security (if any) held for payment of the Obligations or to any balance of any deposit account or credit on the books of the Agent or any Lender in favor of the Borrower or any other person.

               The obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including, without limitation, any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by the failure of the Agent or any Lender to assert any claim or demand or to enforce any remedy under this Agreement or under any other Loan Document, any guarantee or any other agreement, by any waiver or modification of any provision thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations, or by any other act or omission which may or might in any manner or to any extent vary the risk of such Guarantor or otherwise operate as a discharge of such Guarantor as a matter of law or equity.

               Each Guarantor further agrees that its guarantee shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal or of interest on any Obligation is rescinded or must otherwise be returned by the Agent or any Lender upon the bankruptcy or reorganization of the Borrower or otherwise.

               Each Guarantor hereby waives and releases all rights of subrogation against the Borrower and its property and all rights of indemnification, contribution and reimbursement from the Borrower and its property, in each case in connection with this guarantee and any payments made hereunder, and regardless of whether such rights arise by operation of law, pursuant to contract or otherwise.

               IN WITNESS WHEREOF, the parties have entered into this Agreement on the date first above written.


                            EDISON BROTHERS STORES, INC.,
                              a Debtor in Possession, as Borrower
                              and as a Guarantor


                              By:/s/Alan A. Sachs
                              Name: Alan A. Sachs
                             Title: Executive Vice President
                                    General Council and Secretary


                            EDISON BROTHERS APPAREL STORES, INC.,
                              a Debtor in Possession, as Borrower
                              and as a Guarantor


                              By:/s/Alan A. Sachs
                              Name: Alan A. Sachs
                             Title: Executive Vice President
                                    General Council and Secretary

                            EDISON BROTHERS SHOE STORES, INC.

                            EDISON PAYMASTER, INC.

                            EDISON BROTHERS REDEVELOPMENT CORPORATION

                            EDBRO MISSOURI REALTY COMPANY, INC.

                            EDISON ALABAMA STORES, INC.

                            EDISON ARKANSAS STORES, INC.

                            EDISON COLORADO STORES, INC.

                            EDISON BROTHERS COMPANY

                            EDISON HAWAII STORES, INC.

                            EDISON ILLINOIS STORES, INC.

                            EDISON KANSAS STORES, INC.

                            EDISON KENTUCKY STORES, INC.

                            EDISON LOUISIANA STORES, INC.

                            EDISON MARYLAND STORES, INC.

                            EDISON MASSACHUSETTS STORES, INC.

                            EDISON MICHIGAN STORES, INC.

                            EDISON MINNESOTA STORES, INC.

                            EDISON MISSISSIPPI STORES, INC.

                            EDISON NEBRASKA STORES, INC.

                            EDISON NEW JERSEY STORES, INC.

                            EDISON NEW MEXICO STORES, INC.

                            EDISON NEW YORK STORES, INC.

                            EDISON OHIO STORES, INC.

                            EDISON OKLAHOMA STORES, INC.

                            EDISON OREGON STORES, INC.

                            EDISON PENNSYLVANIA STORES, INC.

                            EDISON TENNESSEE STORES, INC.

                            EDISON TEXAS STORES, INC.

                            EDISON UTAH STORES, INC.

                            EDBRO OHIO REALTY, INC.

                            EBSS-MONTANA, INC.

                            EBSS-NORTH CENTRAL, INC.

                            EBSS-INDIANA, INC.

                            EBSS-IOWA, INC.

                            EBSS-KANSAS, INC.

                            EBSS-WISCONSIN, INC.

                            EBSS-NORTHEAST, INC.

                            EBSS-SOUTH, INC.

                            EBSS-MIDEAST, INC.

                            EBSS-MICHIGAN, INC.

                            EBSS-EAST, INC.

                            EBSS-OHIO, INC.

                            EBSS-PENNSYLVANIA, INC.

                            EBSS-TEXAS, INC.

                            EBSS-WEST, INC.

                            EDISON PUERTO RICO STORES, INC.

                            EBSCAT, INC.

                            WEBSTER CLOTHES, INC.

                            Z&Z FASHIONS, LTD.

                            WEBSTER-ROSSVILLE, INC.

                            EDISON BROTHERS MALL ENTERTAINMENT, INC.

                            HORIZON ENTERTAINMENT

                            TIME-OUT FAMILY AMUSEMENT CENTERS, INC.

                            TOFAC OF PUERTO RICO, INC.

                            EDISON BROTHERS STORES INTERNATIONAL, INC.

                            EDISUR, INC.

                            EBS HOLDINGS CORP.

                            SACHA SHOES LTD.

                            MANDEL S OF CALIFORNIA

                            EDISON WHITTIER WAREHOUSE, INC.

                            EDBRO CALIFORNIA USG #2, INC.

                            EDBRO MISSOURI USG #2, INC.

                            EDBRO CALIFORNIA USG #1, INC.

                            INDUSTRIAL DESIGN, INC.,

                            as debtors-in-possession and
                            as Guarantors


                                By:/s/Alan A. Sachs
                                Name: Alan A. Sachs
                               Title: Executive Vice President
                                      General Council and Secretary
                                      for all Guarantors
     Commitment: $200,000,000

                            BANKAMERICA BUSINESS CREDIT, INC.,
                              as Agent and as a Lender


                                 By:/s/George Markowsky
                                 Name: Vice President